Exhibit 99.1

This Current Report on Form 8-K includes Items 7, 7A and 8 of the Company’s 10-K filed with the Securities and Exchange Commission (“SEC”) on February 20, 2014 with amendments to historical business segment information and revision in the condensed consolidating financial information. The segment information reflects a reorganization of a business between segments. The condensed consolidating financial information reflects a revision to previously reported amounts. The Company did not operate under the realigned business segment structure for any of these prior periods and began to report comparative results under the current structure effective with the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Except for matters noted above, no other information in the Company’s 2013 10-K is being updated for events or developments that occurred subsequent to the filing of the Company’s 2013 10-K with the SEC on February 20, 2014. Without limitation to the foregoing, this filing does not purport to update Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2013 10-K for any information, uncertainties, transactions, proceedings, risks, events or trends occurring or known to management. More current information is contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and other filings with the SEC. This Current Report on Form 8-K should be read in conjunction with the Company’s 2013 10-K and such Quarterly Report on Form 10-Q and other filings. The Quarterly Report on Form 10-Q and other filings contain important information regarding events and developments of the Company that have occurred since the filing of the Company’s 2013 10-K.

Exhibits, Financial Statement Schedules

Documents filed as part of this Report:

Financial Statements

The following report of independent registered public accounting firm and our consolidated financial statements are contained in Item 8 —  Consolidated Financial Statements and Supplementary Data of this Report

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet as of December 31, 2013 and 2012

Consolidated Statement of Operations for the years ended December 31, 2013, 2012 and 2011

Consolidated Statement of Comprehensive Income for the years ended December 31, 2013, 2012 and 2011

Consolidated Statement of Changes in Stockholders’ Equity for the years ended December 31, 2013, 2012 and 2011

Consolidated Statement of Cash Flows for the years ended December 31, 2013, 2012 and 2011

Notes to Consolidated Financial Statements

Item 7 —  Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

On April 2, 2012, Express Scripts, Inc. (“ESI”) consummated a merger (the “Merger”) with Medco Health Solutions, Inc. (“Medco”) and both ESI and Medco became wholly-owned subsidiaries of Express Scripts Holding Company (the “Company” or “Express Scripts”). “We,” “our” or “us” refers to Express Scripts Holding Company and its subsidiaries. The consolidated financial statements (and other data, such as claims volume) reflect the results of operations and financial position of ESI for all periods prior to April 1, 2012. However, references to amounts for periods after the closing of the Merger on April 2, 2012 relate to Express Scripts.

As the largest full-service pharmacy benefit management (“PBM”) company in the United States, we provide healthcare management and administration services on behalf of our clients, which include managed care organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. We report segments on the basis of services offered and have determined we have two reportable segments: PBM and Other Business Operations. During the first quarter of 2014, we reorganized our business primarily related to pharmaceutical and biotechnology client patient access programs, including patient assistance programs, reimbursement, alternate funding and compliance services from our PBM segment into our Other Business Operations segment. Additionally, during the second quarter of 2012, we reorganized our segments to better reflect our structure following the Merger. Our other international retail network pharmacy administration business (which was substantially shut down as of December 31, 2012) was reorganized from our PBM segment into our Other Business Operations segment. During the third quarter of 2011, we reorganized our FreedomFP line of business from our Other Business Operations segment into our PBM segment. Our integrated PBM services include retail network pharmacy administration, home delivery pharmacy services, benefit design consultation, drug utilization review, drug formulary management, clinical solutions to improve health outcomes, Medicare Part D, Medicaid and Public Exchange offerings, specialty pharmacy services, fertility services to providers and patients, administration of a group purchasing organization and consumer health and drug information. All related segment disclosures for the year ended December 31, 2013, 2012 and 2011 have been reclassified in the table below and throughout the financial statements, where appropriate, to reflect the current segment structure.

Through our Other Business Operations segment, we provide services including distribution of pharmaceuticals and medical supplies to providers and clinics and scientific evidence to guide the safe, effective and affordable use of medicines.

Revenue generated by our segments can be classified as either tangible product revenue or service revenue. We earn tangible product revenue from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks and from dispensing prescription drugs from our home delivery and specialty pharmacies. Service revenue includes administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, medication counseling services and certain specialty distribution services. Tangible product revenue generated by our PBM and Other Business Operations segments represented 98.8% of revenues for the year ended December 31, 2013, as compared to 99.0% and 99.4% for the years ended December 31, 2012 and 2011, respectively.

MERGER TRANSACTION

As a result of the Merger on April 2, 2012, Medco and ESI each became wholly-owned subsidiaries of Express Scripts and former Medco and ESI stockholders became owners of Express Scripts stock, which is listed for trading on the Nasdaq. Upon closing of the Merger, former ESI stockholders owned approximately 59% of Express Scripts and former Medco stockholders owned approximately 41% of Express Scripts.

EXECUTIVE SUMMARY AND TREND FACTORS AFFECTING THE BUSINESS

Our results in 2013 compared to prior periods continue to be driven by the addition of Medco to our book of business on April 2, 2012. The Merger impacted all components of our financial statements, including our revenues, expenses and profits, the consolidated balance sheet and claims volumes. Our results reflect the ability to successfully achieve synergies throughout the Merger. Our results also reflect the successful execution of our business model, which emphasizes the alignment of our financial interests with those of our clients and patients through greater use of generics and low-cost brands, home delivery and specialty pharmacies. We also benefited from better management of ingredient costs through renegotiation of supplier contracts, increased competition among generic manufacturers and a higher generic fill rate (80.8% in 2013 compared to 78.5% in 2012). In addition, we are providing our clients with additional tools designed to generate higher generic fill rates, further increase the use of our home delivery and specialty pharmacy services and drive greater adherence. While we operate in a competitive environment with various marketplace forces that affect pricing and plan structures and increasing client demands and expectations, we expect that the ongoing positive trends in our business will continue to offset negative factors. As a result of the transition of UnitedHealth Group claims and variability of other contractual revenue streams, quarterly performance trends may vary from historical periods. As expected, revenue related to a large client was realized in the second quarter of 2013 due to the structure of the contract. The Company anticipates this pattern of earnings to continue for the foreseeable future.

As the regulatory environment evolves, we plan to continue to make significant investments designed to keep us ahead of the competition. These projects include preparation for changes to the Medicare regulations and the implementation of the Health Reform Laws.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates and assumptions are based upon a combination of historical information and various other assumptions believed to be reasonable under the particular circumstances. Actual results may differ from our estimates. The accounting policies described below represent those policies that management believes most impact our consolidated financial statements, are important for an understanding of our results of operations or require management to make difficult, subjective or complex judgments. This should be read in conjunction with Note 1—Summary of significant accounting policies and with the other notes to the consolidated financial statements.

GOODWILL AND INTANGIBLE ASSETS

ACCOUNTING POLICY

Goodwill and intangible asset balances arise primarily from the allocation of the purchase price of businesses acquired based on the fair market value of assets acquired and liabilities assumed on the date of the acquisition. Goodwill is evaluated for impairment annually or when events or circumstances occur indicating that goodwill might be impaired. We determine reporting units based on component parts of our business one level below the segment level. Our reporting units represent businesses for which discrete financial information is available and reviewed regularly by segment management.

Guidance related to goodwill impairment testing provides an option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we perform a qualitative assessment, the Company considers various events and circumstances when evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether the first step of the goodwill impairment test (“Step 1”) is necessary.

If we perform Step 1, the measurement of possible impairment would be based on a comparison of the fair value of each reporting unit to the carrying value of the reporting unit’s net assets. Impairment losses, if any, would be determined based on the fair value of the individual assets and liabilities of the reporting unit, using discount rates that reflect the inherent risk of the underlying business. We would record an impairment charge to the extent the carrying value of goodwill exceeds the implied fair value of goodwill resulting from this calculation. This valuation process involves assumptions based upon management’s best estimates and judgments that approximate the market conditions experienced for our reporting units at the time the impairment assessment is made. Actual results may differ from these estimates due to the inherent uncertainty involved in such estimates.

For our 2013 impairment test, we did not perform a qualitative assessment for any of our reporting units, and instead began with Step 1 of the goodwill impairment analysis, as allowed under authoritative Financial Accounting Standards Board (“FASB”) guidance. No impairment charges were recorded as a result of our annual impairment test. However, an impairment charge of $32.9 million was recorded in 2013 based on the contracted sales price of the business (Level 2) associated with our acute infusion therapies line of business due to entering into an agreement for the sale of the business. Our acute infusion therapies line of business was subsequently sold on November 1, 2013. An impairment charge of $2.0 million was recorded in 2012 associated with our subsidiary Europa Apotheek Venlo B.V. (“EAV”), based on a change in business environment related to an adverse court ruling by the German high court in August 2012 and the expected disposal of EAV as a result of the ruling (Level 2). EAV was subsequently sold on December 4, 2012. No other goodwill impairment charges existed for any of our other reporting units at December 31, 2013 or December 31, 2012.

Other intangible assets include, but are not limited to, customer contracts and relationships, deferred financing fees and trade names. Deferred financing fees are recorded at cost. Customer contracts and relationships are valued at fair market value when acquired using the income method. Customer contracts and relationships related to our 10-year contract with WellPoint, Inc. (“WellPoint”) under which we provide pharmacy benefit management services to WellPoint and its designated affiliates (“the PBM agreement”) are being amortized using a modified pattern of benefit method over an estimated useful life of 15 years. Customer contracts and relationships intangible assets related to our acquisition of Medco are being amortized using a modified pattern of benefit method over an estimated useful life of 2 to 16 years. The customer contract related to our asset acquisition of the SmartD Medicare Prescription Drug Plan is being amortized over an estimated useful life of 10 years. All other intangible assets, excluding legacy ESI trade names which have an indefinite life, are amortized on a straight-line basis, which approximates the pattern of benefit, over periods from 5 to 20 years for customer-related intangibles, 10 years for trade names and 2 to 30 years for other intangible assets.

In 2012, upon reassessment of the carrying values of assets and liabilities of EAV based on the events described above, we recorded impairment charges associated with this line of business totaling $9.5 million of intangibles assets. The write-off of intangible assets was comprised of customer relationships with a carrying value of $3.6 million (gross value of $5.0 million less accumulated amortization of $1.4 million) and trade names with a carrying value of $5.9 million (gross value of $7.0 million less accumulated amortization of $1.1 million). EAV was subsequently sold on December 4, 2012.

In 2012, as a result of our plan to dispose of our PolyMedica Corporation (“Liberty”) line of business, an impairment charge totaling $23.0 million was recorded against intangible assets to reflect fair value based on the contracted sales price of the business (Level 2). The write-down was comprised of customer relationships with a carrying value of $24.2 million (gross value of $35.0 million less accumulated amortization of $10.8 million) and trade names with a carrying value of $6.6 million ($7.0 million less accumulated amortization of $0.4 million). This charge was allocated to these assets on a pro rata basis using the carrying values as of September 30, 2012. Liberty was subsequently sold on December 3, 2012. See Note 4—Dispositions and Note 6—Goodwill and other intangibles for further discussion of these lines of business.

FACTORS AFFECTING ESTIMATE

The fair values of reporting units, asset groups or acquired businesses are measured based on market prices, when available. When market prices are not available, we estimate fair value using the income approach and/or the market approach. The income approach uses cash flow projections which require inputs and assumptions that reflect current market conditions as well as management judgment. We base our fair values on projected financial information which we believe to be reasonable. However, actual results may differ from those projections and those differences may be material.

The key assumptions included in our income approach include, but are not limited to, earnings growth rates, discount rates and inflation rates. Assessment of these factors could be impacted by internal factors and/or external economic conditions. We performed various sensitivity analyses on the key assumptions which did not indicate any potential impairment.

CONTRACTUAL GUARANTEES

ACCOUNTING POLICY

Many of our contracts contain terms whereby we make certain financial and performance guarantees, including the minimum level of discounts or rebates a client may receive, generic utilization rates and various service guarantees. These clients may be entitled to performance penalties if we fail to meet a financial or service guarantee. Actual performance is compared to the guarantee for each measure throughout the period, and accruals are recorded if we determine that our performance against the guarantee indicates a potential liability. These estimates are adjusted to actual when the guarantee period ends and we have either met the guaranteed rate or paid amounts to clients.

FACTORS AFFECTING ESTIMATE

The factors that could impact our estimates of guarantees expense and guarantees payable are as follows:

•

differences between the rates guaranteed by us to clients and rates contracted by us with pharmacies in our retail networks or with pharmaceutical manufacturers for drugs dispensed from our home delivery pharmacies

•	changes in drug utilization patterns, including the mix of brand and generic drugs as well as utilization of our home delivery pharmacy

ALLOWANCE FOR DOUBTFUL ACCOUNTS

ACCOUNTING POLICY

We provide an allowance for doubtful accounts equal to estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance.

FACTORS AFFECTING ESTIMATE

We record allowances for doubtful accounts based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experience. Our estimate could be impacted by changes in economic and market conditions as well as changes to our customers’ financial condition.

SELF-INSURANCE ACCRUALS

ACCOUNTING POLICY

We record self-insurance accruals based upon estimates of the aggregate liability of claim costs in excess of our insurance coverage which are probable and estimable. Accruals are estimated using certain actuarial assumptions followed in the insurance industry and our historical experience. The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable. Under authoritative FASB guidance, if the range of possible loss is broad, and no amount within the range is more likely than any other, the liability accrual is based on the low end of the range.

FACTORS AFFECTING ESTIMATE

Self-insurance accruals are based on management’s estimates of the costs to defend legal claims. We do not have significant experience with certain of these types of cases. As such, differences between actual costs and management’s estimates could be significant. Actuaries do not have a significant history with the PBM industry. Therefore, changes to assumptions used in the development of these accruals can affect net income in a given period. In addition, changes in the legal environment and the number and nature of claims could impact our estimate. The self-insurance accruals and changes in those estimates have not been material to the consolidated financial statements for the periods presented herein.

INCOME TAXES

ACCOUNTING POLICY

Deferred tax assets and liabilities are recorded based on temporary differences between the financial statement basis and the tax basis of assets and liabilities using presently enacted tax rates. We evaluate tax positions to determine whether the benefits of tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position.

FACTORS AFFECTING ESTIMATE

The factors that could impact our estimates of uncertain tax positions are as follows:

•	likelihood of being sustained upon audit based on the technical merits of the tax position

•	assumed interest and penalties associated with uncertain tax positions

OTHER ACCOUNTING POLICIES

We consider the following information about revenue recognition policies important for an understanding of our results of operations:

PRESCRIPTION DRUG REVENUES

Revenues from the sale of prescription drugs by retail pharmacies are recognized when the claim is processed. When we independently have a contractual obligation to pay our network pharmacy providers for benefits provided to our clients’ members, we act as a principal in the arrangement and we include the total prescription price (ingredient cost plus dispensing fee) we have contracted with these clients as revenue, including member co-payments to pharmacies.

Revenues from dispensing prescriptions from our home delivery and specialty pharmacies are recorded when prescriptions are shipped. These revenues include the co-payment received from members of the health plans we serve. At the time of shipment, we have performed substantially all of our obligations under the customer contracts and do not experience a significant level of reshipments or returns.

REBATES AND ADMINISTRATIVE FEES

When we merely administer a client’s network pharmacy contracts to which we are not a party and under which we do not assume credit risk, we earn an administrative fee for collecting payments from the client and remitting the corresponding amount to the pharmacies in the client’s network. In these transactions, drug ingredient cost is not included in our revenues or in our cost of revenues.

Gross rebates and administrative fees earned for the administration of our rebate programs, performed in conjunction with claims processing services provided to clients, are recorded as a reduction of cost of revenue and the portion of the rebate payable to customers is treated as a reduction of revenue.

When we earn rebates and administrative fees in conjunction with formulary management services, but do not process the underlying claims, we record rebates received from manufacturers, net of the portion payable to customers, in revenue.

We distribute pharmaceuticals in connection with our management of patient assistance programs and earn a fee from the manufacturer for administrative and pharmacy services for the delivery of certain drugs free of charge to doctors for their low-income patients. We earn a fee for the distribution of consigned pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

MEDICARE PRESCRIPTION DRUG PROGRAM

Our revenues include premiums associated with our Medicare PDP risk-based product offerings. These products involve prescription dispensing for beneficiaries enrolled in the CMS-sponsored Medicare Part D Prescription Drug Program (“Medicare Part D”) prescription drug benefit. In addition to PDP premiums, there are certain co-payments and deductibles (the “cost share”) due from members based on prescription orders by those members, some of which are subsidized by CMS in cases of low-income membership. Our cost of revenues includes the cost of drugs dispensed by our home delivery pharmacies or retail network for members covered under our Medicare PDP product offerings and is recorded at cost as incurred.

SPECIALTY DRUG REVENUES

We operate specialty pharmacies that dispense medications for the treatment of complex and potentially life threatening diseases. Many of the products are covered under a medical benefit which results in a more complicated adjudication process and coverage review, often involving a primary, secondary or tertiary coverage. As a result, certain revenues are estimated based on historical collection rates. Amounts received from our clients may be greater than or less than originally estimated. Any differences between the estimates and actual collections are reflected in operations in the period payment is received or as a better estimate becomes available. Differences may affect the amount and timing of revenues for any period if actual pricing varies from estimates. Allowances for returns are estimated based on historical return trends. The discounts, contractual allowances, allowances for returns and any differences between estimates and actual amounts do not have a material effect on our consolidated financial statements.

UBC REVENUES

Our United BioSource LLC (“UBC”) subsidiary provides services to pharmaceutical and biotechnology companies related to late-stage clinical trials, risk management and drug safety. These services are typically performed over several months and include general project management services in addition to specific deliverables. Revenue related to these services is recognized as the services are performed.

RESULTS OF OPERATIONS

We report segments on the basis of services offered and have determined we have two reportable segments: PBM and Other Business Operations. Our PBM segment includes our integrated PBM operations and specialty pharmacy operations. Our Other Business Operations segment includes UBC and our specialty distribution operations.

During the first quarter of 2014, we reorganized our business primarily related to pharmaceutical and biotechnology client patient access programs, including patient assistance programs, reimbursement, alternate funding and compliance services from our PBM segment into our Other Business Operations segment. During the second quarter of 2012, we reorganized our other international retail network pharmacy administration business (which was substantially shut down as of December 31, 2012) from our PBM segment into our Other Business Operations segment. During the third quarter of 2011, we reorganized our FreedomFP line of business from our Other Business Operations segment into our PBM segment. All related segment disclosures for the year ended December 31, 2013, 2012 and 2011 have been reclassified in the table below and throughout the financial statements, where appropriate, to reflect the current segment structure.

Prior to the Merger, ESI and Medco historically used slightly different methodologies to report claims; however, we believe the differences between the claims reported by ESI and Medco would not be material had the same methodology been applied. We have since combined these two approaches into one methodology. This change was made prospectively beginning April 2, 2012. We have not restated the number of claims in prior periods because the differences are not material.

PBM OPERATING INCOME

During 2013, we determined our acute infusion therapies line of business which was acquired in the Merger and previously included within our PBM segment was no longer core to our future operations and committed to a plan to dispose of this business. In accordance with applicable accounting guidance, the results of operations for this business are reported as discontinued operations for all periods presented in the accompanying information provided below.

	Year Ended December 31,
(in millions)	2013	2012(1)	2011
Product revenues:
Network revenues(2)	$63,244.4	$57,765.5	$30,007.3
Home delivery and specialty revenues(3)	37,571.1	32,807.6	14,489.5
Service revenues	966.2	749.1	213.7

Total PBM revenues	101,781.7	91,322.2	44,710.5
Cost of PBM revenues(2)	93,803.5	84,259.9	41,572.5

PBM gross profit	7,978.2	7,062.3	3,138.0
PBM SG&A expenses	4,479.3	4,260.7	852.7

PBM operating income	$3,498.9	$2,801.6	$2,285.3

Claims(4)
Network—continuing operations	1,065.3	1,020.7	600.4
Home delivery and specialty—continuing operations(3)	139.7	125.8	51.0

Total PBM claims—continuing operations	1,205.0	1,146.5	651.4

Total adjusted PBM claims—continuing operations(5)	1,476.5	1,390.7	749.1
Network—discontinued operations	—	—	—
Home delivery and specialty—discontinued operations(3)	0.4	0.4	—

Total PBM claims—discontinued operations	0.4	0.4	—

Total adjusted PBM claims—discontinued operations(5)	0.4	0.4	—

(1)	Includes the acquisition of Medco effective April 2, 2012.
(2)	Includes retail pharmacy co-payments of $12,620.3, $11,668.6 and $5,786.6 for the years ended December 31, 2013, 2012 and 2011, respectively.
(3)	Includes home delivery, specialty and other claims including: (a) drugs distributed through patient assistance programs; (b) drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers; and (c) FreedomFP claims.
(4)	Claims are calculated based on an updated methodology starting April 2, 2012. The prior periods have not been recalculated using the new methodology because we believe the differences would not be material, as discussed above.
(5)	Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than network claims.

PBM RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2013 vs. 2012

Network revenues increased $5,478.9 million, or 9.5%, in 2013 over 2012. Due to the timing of the Merger, 2012 revenues and associated claims do not include Medco results of operations (including transactions from UnitedHealth Group members) for the period January 1, 2012 through April 1, 2012, compared to a full year of operations for 2013. Due to this timing, approximately $9,131.7 million of the increase in network revenues relates to the acquisition of Medco and inclusion of its revenues and associated claims for the three months ended March 31, 2013. This increase is partially offset by lower revenue of approximately $3,565.8 million due to the transition of UnitedHealth Group during 2013, as well as an increase in the generic fill rate. Our consolidated network generic fill rate increased to 81.6% of total network claims in 2013 as compared to 79.4% in 2012.

Home delivery and specialty revenues increased $4,763.5 million, or 14.5%, in 2013 over 2012. Due to the timing of the Merger, 2012 revenues and associated claims do not include Medco results of operations (including transactions from UnitedHealth Group members) for the period January 1, 2012 through April 1, 2012, compared to a full year of operations for 2013. Due to this timing, approximately $5,216.8 million of the increase in home delivery and specialty revenues relates to the acquisition of Medco and inclusion of its revenues and associated claims for the three months ended March 31, 2013. In addition, this increase is due to inflation on branded drugs. These increases are partially offset by lower revenue of approximately $627.2 million due to the transition of UnitedHealth Group during 2013, as well as an increase in the home delivery generic fill rate. Our consolidated home delivery generic fill rate increased to 74.6% of home delivery claims in 2013 as compared to 71.5% in 2012. The home delivery generic fill rate is lower than the network generic fill rate as fewer generic substitutions are available among maintenance medications (e.g., therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications which are primarily dispensed by pharmacies in our retail networks.

Cost of PBM revenues increased $9,543.6 million, or 11.3%, in 2013 when compared to the same period of 2012. Due to the timing of the Merger, 2012 cost of revenues and associated claims do not include Medco results of operations (including transactions from UnitedHealth Group members) for the period beginning January 1, 2012 through April 1, 2012, compared to a full year of operations for 2013. Due to this timing, approximately $13,416.8 million of the increase in cost of PBM revenues relates to the acquisition of Medco and inclusion of its cost of revenues and associated claims for the three months ended March 31, 2013. In addition, this increase is due to ingredient cost inflation on branded drugs as well as $238.3 million of transaction and integration costs for 2013 compared to $49.7 million for 2012. These increases are partially offset by lower cost of revenues of approximately $4,069.4 million due to the transition of UnitedHealth Group during 2013, as well as an increase in the generic fill rate.

PBM gross profit increased $915.9 million, or 13.0%, in 2013 over 2012. This increase relates to the acquisition of Medco (including transactions from UnitedHealth Group members) and inclusion of its gross profit and associated claims for the three months ended March 31, 2013, as discussed above. In addition, this increase is a result of better management of ingredient costs and cost savings from the increase in the aggregate generic fill rate, partially offset by lower revenues and associated cost of revenues due to the transition of UnitedHealth Group.

Selling, general and administrative expense (“SG&A”) for the PBM segment increased $218.6 million, or 5.1% in 2013 over 2012. Approximately $832.9 million of this increase relates to the acquisition of Medco, due primarily to the inclusion of its SG&A and the amortization of intangible assets acquired for the three months ended March 31, 2013, as discussed above. This increase is partially offset by synergies realized as a result of the Merger, $490.4 million of transaction and integration costs for 2013 compared to $697.2 million for 2012, and decreased management incentive compensation.

PBM operating income increased $697.3 million, or 24.9%, in 2013 over 2012, based on the various factors described above.

PBM RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2012 vs. 2011

Network revenues increased $27,758.2 million, or 92.5%, in 2012 over 2011. Approximately $27,381.0 million of this increase relates to the acquisition of Medco and inclusion of its revenues and associated claims from April 2, 2012 through December 31, 2012. The remaining increase represents inflation on branded drugs offset by an increase in the generic fill rate. Our consolidated network generic fill rate increased to 79.4% of total network claims in 2012 as compared to 75.3% in 2011.

Home delivery and specialty revenues increased $18,318.1 million, or 126.4%, in 2012 over 2011. Approximately $16,952.3 million of this increase relates to the acquisition of Medco and inclusion of its revenues and associated claims from April 2, 2012 through December 31, 2012. The remaining increase represents inflation on branded drugs and higher claims volume attributed to the success of mail conversion programs offset by an increase in the home delivery generic fill rate. Our consolidated home delivery generic fill rate increased to 71.5% of home delivery claims in 2012 as compared to 63.0% in 2011. The home delivery generic fill rate is lower than the network generic fill rate as fewer generic substitutions are available among maintenance medications (e.g., therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications which are primarily dispensed by pharmacies in our retail networks.

Total revenue for the year ended December 31, 2011 also includes charges of $30.0 million related to a client contractual dispute. In 2012, this dispute was resolved and the impact of the resolution was not material. See Note 12—Commitments and contingencies for further discussion of this contractual dispute.

Cost of PBM revenues increased $42,687.4 million, or 102.7%, in 2012 when compared to the same period in 2011. Approximately $41,260.2 million of this increase relates to the acquisition of Medco and inclusion of its costs from April 2, 2012 through December 31, 2012. The increase during the period is also due to ingredient cost inflation partially offset by an increase in the generic fill rate. Additionally, included in the cost of PBM revenues for the year ended December 31, 2012 is $49.7 million of integration costs related to the acquisition of Medco.

PBM gross profit increased $3,924.3 million, or 125.1%, in 2012 over 2011. Approximately $3,422.0 million of this increase relates to the acquisition of Medco and inclusion of its costs from April 2, 2012 through December 31, 2012. The remaining increase primarily relates to better management of ingredient costs and cost savings from the increase in the aggregate generic fill rate.

SG&A for the PBM segment increased $3,408.0 million in 2012 over 2011. Approximately $2,497.1 million of this increase relates to the acquisition of Medco and inclusion of its SG&A from April 2, 2012 through December 31, 2012. The remaining increase primarily relates to management incentive compensation reflecting improved financial results and $697.2 million of transaction and integration costs. These increases are offset by synergies realized following the Merger.

PBM operating income increased $516.3 million, or 22.6%, in 2012 over 2011, based on the various factors described above.

OTHER BUSINESS OPERATIONS OPERATING INCOME

During 2012, we determined that various portions of UBC, our operations in Europe (“European operations”) and Europa Apotheek Venlo B.V. (“EAV”) acquired in the Merger that were previously included within our Other Business Operations segment were no longer core to our future operations and committed to a plan to dispose of these businesses. In accordance with applicable accounting guidance, the results of operations for these businesses are reported as discontinued operations and excluded from all periods presented in the accompanying information provided below.

	Year Ended December 31,
(in millions)	2013	2012(1)	2011
Product revenues	$2,052.0	$2,172.0	$1,337.2
Service revenues	265.1	220.1	80.6

Total Other Business Operations revenues	2,317.1	2,392.1	1,417.8
Cost of Other Business Operations revenues	2,162.9	2,142.5	1,345.9

Other Business Operations gross profit	154.2	249.6	71.9
Other Business Operations SG&A expenses	101.4	257.3	42.8

Other Business Operations operating income (loss)	$52.8	$(7.7)	$29.1

Claims
Home delivery and specialty—continuing operations	1.5	2.9	2.4

Total adjusted Other Business Operations claims—continuing operations(2)	1.5	4.6	2.4
Home delivery and specialty—discontinued operations	—	4.9	—

Total adjusted Other Business Operations claims—discontinued operations(2)	—	14.7	—

(1)	Includes the acquisition of Medco effective April 2, 2012. Claims for 2012 relate to a business acquired with the Merger that was subsequently sold in 2012.
(2)	Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than network claims.

OTHER BUSINESS OPERATIONS RESULTS OF OPERATIONS

Other Business Operations operating income increased $60.5 million in 2013 over 2012. Due to the timing of the Merger, 2012 revenues and associated claims do not include Medco results of operations for the period beginning January 1, 2012 through April 1, 2012, compared to a full year of operations for 2013. Due to this timing, the increase in operating income is due primarily to the acquisition of Medco and inclusion of its results of operations for the period beginning January 1, 2013 through April 1, 2013, as well as losses incurred on businesses for the year ended December 31, 2012 which were substantially shut down as of December 31, 2012. In addition, this increase is due to impairment charges associated with our Liberty brand, less the gain upon sale, netting to a loss of $22.5 million for the year ended December 31, 2012 and a $3.5 million gain associated with the settlement of working capital balances for ConnectYourCare (“CYC”) for the year ended December 31, 2013 as discussed in Note 4—Dispositions. These increases were partially offset by a $14.3 million gain associated with the sale of CYC for the year ended December 31, 2012 as discussed in Note 4—Dispositions.

Other Business Operations operating income decreased $36.8 million in 2012 over 2011. This decrease is due primarily to the inclusion of amounts related to Medco, the impact of impairment charges, less the gain upon sale associated with Liberty, netting to a loss of $22.5 million, and losses attributed to other international businesses. Offsetting these losses is a $14.3 million gain associated with the sale of CYC for the year ended December 31, 2012.

OTHER (EXPENSE) INCOME, NET

Net other expense decreased $72.1 million, or 12.1%, in 2013 as compared to 2012. This decrease is primarily due to reduced interest for the year ended December 31, 2013 due to the early redemption of ESI’s $1,000.0 million aggregate principal amount of 6.250% senior notes due 2014, and a $35.4 million contractual interest payment received from a client. In addition, this decrease was partially due to greater undistributed gains from our joint venture of $32.8 million for the year ended 2013 compared to $14.9 million for the year ended 2012, which we began recording under the equity method due to our increased consolidated ownership following the Merger as discussed in Note 3—Changes in business. These net decreases are partially offset by the acquisition of Medco and inclusion of its interest expense for the three months ended March 31, 2013 related to the senior notes acquired in the Merger, as well as $68.5 million of redemption costs and write-off of deferred financing fees incurred for early redemption of debt as discussed below for the year ended December 31, 2013.

Net other expense increased $306.2 million, or 106.6%, in 2012 as compared to 2011 due to the following items: $85.2 million of financing fees related to the bridge facility (defined below) and senior note interest incurred in 2012 prior to the Merger; $12.4 million of financing fees related to the credit agreement (defined below) entered into upon consummation of the Merger; and interest expense incurred subsequent to the Merger related to the credit agreement, February 2012 Senior Notes, November 2011 Senior Notes, May 2011 Senior Notes, and senior notes acquired from Medco on April 2, 2012. These increases were partially offset by the redemption of Medco’s $500.0 million aggregate principal amount of 7.250% senior notes due 2013, the redemption of ESI’s $1,000.0 million aggregate principal amount of 5.250% senior notes due 2012, early repayment of $1,000.0 million associated with the credit agreement and termination of the bridge facility. Other net expense includes equity income of $14.9 million attributable to our joint venture, Surescripts, which is accounted for using the equity method due to our increased consolidated ownership following the Merger.

For the definitions of the agreements and senior notes referenced above, see “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

PROVISION FOR INCOME TAXES

Our effective tax rate from continuing operations attributable to Express Scripts was 36.4% for the year ended December 31, 2013, compared to 38.1% and 37.0% for 2012 and 2011, respectively.

During 2013, we recorded a discrete benefit of $51.2 million primarily attributable to investments in certain foreign subsidiaries for which we recognized as a result of various divestitures, deferred tax implications of newly enacted state laws and income not recognized for tax purposes. We recorded a discrete benefit of $8.2 million in 2012 primarily attributable to an income tax contingency related to prior year income tax return filings and investments in certain foreign subsidiaries for which we expected to realize in the foreseeable future.

As of December 31, 2013, management intends to pursue a $544.9 million potential tax benefit related to the disposition of Liberty. Based on information currently available, no net benefit has been recognized. Pending the resolution of certain matters, including but not limited to examinations by taxing authorities, all or a part of the deduction may become realizable in the future. We cannot predict with any certainty the exact amount.

We believe that it is reasonably possible that our unrecognized tax benefits could significantly change within the next twelve months due to the anticipated conclusion of various examinations. At this time, an estimate of the range of the reasonably possible change in the next 12 months cannot be made.

NET LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX

During 2012, we sold our EAV business. In addition, we determined our European operations and portions of our UBC line of business were not core to our future operations and committed to a plan to dispose of these businesses. Subsequently, during 2013, we sold all portions of our UBC line of business classified as discontinued operations. During 2013, we also sold our acute infusion therapies line of business. These lines of business are classified as discontinued operations. In accordance with applicable accounting guidance, the results of our acute infusion therapies line of business for the year ended December 31, 2012 have been reclassed to reflect these operations as discontinued. As these businesses were acquired with the Merger, results of operations for the period beginning January 1, 2012 through April 1, 2012 and for the year ended December 31, 2011 do not include these operations.

The net loss from discontinued operations, net of tax, increased $21.3 million, or 65.9%, in 2013 as compared to 2012. This increase is due to a total gain of $52.3 million recognized in connection with the sale of the discontinued operations portions of our UBC business and our acute infusion therapies line of business, as well as impairment charges associated with our EAV line of business of $11.5 million during the year ended December 31, 2012, which was sold in the fourth quarter of 2012. These increases are partially offset by a $32.9 million impairment on our acute infusion therapies line of business and charges recognized of $16.0 million for the year ended December 31, 2013.

The loss from discontinued operations for the year ended December 31, 2012 is due primarily to the impairment charges associated with EAV totaling $11.5 million to reflect the write-down of $2.0 million of goodwill and $9.5 million of intangible assets, partially offset by a $3.7 million gain recognized in connection with the sale of EAV.

See Note 6—Goodwill and other intangibles and Note 4—Dispositions for further information regarding the businesses discussed above.

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST

Net income attributable to non-controlling interest represents the share of net income allocated to members in our consolidated affiliates. Increases in these amounts are primarily driven by increased profitability.

NET INCOME AND EARNINGS PER SHARE ATTRIBUTABLE TO EXPRESS SCRIPTS

Net income attributable to Express Scripts increased $531.7 million, or 40.5%, for the year ended December 31, 2013 over 2012 and increased $37.1 million, or 2.9%, for the year ended December 31, 2012 over 2011.

Basic and diluted earnings per share attributable to Express Scripts increased 26.7% and 27.8%, respectively, for the year ended December 31, 2013 over 2012. These increases are primarily due to increased operating income during 2013, as well as treasury shares repurchased through the 2013 Share Repurchase Program (including the 2013 ASR Program as defined below), as discussed in Note 9—Common stock, partially offset by amortization of intangible assets and financing and commitment fees. Basic and diluted earnings per share attributable to Express Scripts decreased 29.4% and 30.4%, respectively, for the year ended December 31, 2012 over 2011. The decrease is primarily due to amortization of intangibles and integration costs, offset by the addition of Medco operating results, improved operating performance and synergies.

LIQUIDITY AND CAPITAL RESOURCES

OPERATING CASH FLOW AND CAPITAL EXPENDITURES

In 2013, net cash provided by continuing operations increased $17.8 million to $4,768.9 million. Changes in operating cash flows from continuing operations in 2013 were impacted by the following factors:

•	Net income from continuing operations increased $563.9 million in 2013 over 2012.

•

Net income is reduced by depreciation and amortization expense, which is non-cash and therefore added back to cash flows from operating activities to reconcile net income to net cash provided. Total depreciation and amortization expense was $2,447.0 million in 2013, an increase of $575.6 million over 2012.

•

Deferred income taxes increased by $184.7 million in 2013 when compared to 2012 reflecting a net change in temporary differences primarily attributable to book amortization on customer contracts acquired in the Merger that are not deductible for tax purposes.

•

Net income is reduced by employee stock-based compensation expense, which is non-cash and therefore added back to cash flows from operating activities to reconcile net income to net cash provided. Total employee stock-based compensation expense was $164.7 million in 2013, a decrease of $245.3 million over 2012 due to acceleration of stock-based compensation expense and award vesting associated with the termination of certain Medco employees following the Merger during the year ended 2012.

•

Changes in working capital resulted in cash inflows of $775.4 million in 2013 compared to cash inflows of $1,425.8 million over the same period in 2012, resulting in a total decrease of $650.4 million. The working capital decrease was primarily due to the timing and receipt and payment of claims and rebates payable, accounts receivable and accounts payable.

In 2013, net cash used in discontinued operations was $11.4 million, compared to $30.5 million provided by discontinued operations in 2012, a decrease of $41.9 million. This was due to changes in working capital of our acute infusion therapies line of business, portions of UBC, and our European operations in 2013.

In 2012, net cash provided by continuing operations increased $2,558.0 million to $4,751.1 million. Changes in operating cash flows from continuing operations in 2012 were impacted by the following factors:

•	Net income from continuing operations increased $83.9 million in 2012 over 2011.

•

Net income is reduced by depreciation and amortization expense, which is non-cash and therefore added back to cash flows from operating activities to reconcile net income to net cash provided. Total depreciation and amortization expense was $1,871.4 million in 2012, an increase of $1,618.0 million over 2011.

•

Changes in working capital resulted in cash inflows of $1,425.8 million in 2012 compared to cash inflows of $377.5 million over the same period in 2011, resulting in a total increase of $1,048.3 million. The cash flow increase was primarily due to the timing and receipt and payment of claims and rebates payable, accounts receivable and accounts payable as well as the realization of working capital synergies.

In 2012, net cash provided by discontinued operations increased $30.5 million. This was due to classification of our acute infusion therapies line of business, portions of UBC, EAV and our European operations as discontinued operations in 2012, while no businesses classified as discontinued operations were owned in 2011.

As a percent of accounts receivable, our allowance for doubtful accounts for continuing operations was 4.8% and 2.4% at December 31, 2013 and 2012, respectively. The increase in the allowance for doubtful accounts is driven by the current status of aged balances of certain of our products and services that tend to have longer collection periods.

In 2013, net cash used in investing activities by continuing operations decreased $10,358.7 million to $70.0 million. This change is primarily attributable to $10,326.0 million of cash outflows associated with the Merger during 2012. Capital expenditures for purchases of property and equipment increased $262.8 million compared to the prior period due primarily to integration-related investments. We intend to continue to invest in infrastructure and technology, which we believe will provide efficiencies in operations, facilitate growth and enhance the service we provide to our clients. Anticipated capital expenditures will be funded primarily from operating cash flow or, to the extent necessary, with borrowings under our revolving credit facility, discussed below. The proceeds from the sale of discontinued operations of $356.9 million offset capital expenditures for the year ended December 31, 2013.

Net cash used in financing activities by continuing operations decreased $8,345.2 million from inflows of $2,850.4 million for the year ended December 31, 2012 to outflows of $5,494.8 million for the year ended December 31, 2013. Outflows in 2013 were primarily due to treasury share repurchases of $4,055.2 million, $1,300.0 million related to the redemption of senior notes and $631.6 million of quarterly term facility payments during the year ended December 31, 2013. These net outflows are compared to proceeds of $3,458.9 million from the issuance of senior notes, proceeds of $4,000.0 million in connection with the term facility used to fund the Merger which were received during the year ended December 31, 2012, and repayments of long-term debt totaling $4,868.5 million.

In 2012, net cash used in financing activities by discontinued operations increased by $26.8 million due to classification of EAV as discontinued operations in 2012, while no businesses were classified in discontinued operations in 2011. There were no cash flows for financing activities by discontinued operations during 2013.

At December 31, 2013, our sources of capital included a $1,500.0 million revolving credit facility (the “revolving facility”) (none of which was outstanding at December 31, 2013).

Our current maturities of long-term debt include approximately $900.0 million of senior notes, as well as $684.2 million of term loan payments that are due in 2014.

The Company is a provider to State of Illinois employees. As of December 31, 2013 and 2012, the Company had an outstanding receivable balance of approximately $320.1 million and $308.4 million, respectively, from the State of Illinois. The Company has not recorded a reserve against this receivable, as it is associated with a State, which continues to make payments. The Company believes that the full receivable balance will be realized.

We anticipate that our current cash balances, cash flows from operations and our revolving credit facility will be sufficient to meet our cash needs and make scheduled payments for our contractual obligations and current capital commitments. However, if needs arise, we may decide to secure external capital to provide additional liquidity. New sources of liquidity may include additional lines of credit, term loans, or issuance of notes, all of which are allowable, with certain limitations, under our existing credit agreement, or issuances of common stock. While our ability to secure debt financing in the short term at rates favorable to us may be moderated due to various factors, including the financing incurred in connection with the Merger, market conditions or other factors, we believe our liquidity options discussed above are sufficient to meet our cash flow needs.

ACQUISITIONS AND RELATED TRANSACTIONS

As a result of the Merger on April 2, 2012, Medco and ESI each became 100% owned subsidiaries of Express Scripts and former Medco and ESI stockholders became owners of Express Scripts stock, which is listed on the Nasdaq. Upon closing of the Merger, former ESI stockholders owned approximately 59% of Express Scripts and former Medco stockholders owned approximately 41% of Express Scripts. Per the terms of the Merger Agreement, upon consummation of the Merger on April 2, 2012, each share of Medco common stock was converted into (i) the right to receive $28.80 in cash, without interest and (ii) 0.81 shares of Express Scripts stock. Holders of Medco stock options, restricted stock units, and deferred stock units received replacement awards at an exchange ratio of 1.3474 Express Scripts stock awards for each Medco award owned, which is equal to the sum of (i) 0.81 and (ii) the quotient obtained by dividing (1) $28.80 (the cash component of the Merger consideration) by (2) an amount equal to the average of the closing prices of ESI common stock on the Nasdaq for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the completion of the Merger (see Note 3—Changes in business).

We regularly review potential acquisitions and affiliation opportunities. We believe available cash resources, bank financing, additional debt financing or the issuance of additional common stock could be used to finance future acquisitions or affiliations. There can be no assurance we will make new acquisitions or establish new affiliations in 2014 or thereafter.

STOCK REPURCHASE PROGRAM

On March 6, 2013, the Board of Directors of Express Scripts approved a share repurchase program (the “2013 Share Repurchase Program”), authorizing the repurchase of up to 75.0 million shares (as adjusted for any subsequent stock split, stock dividend or similar transaction) of the Company’s common stock. There is no limit on the duration of the 2013 Share Repurchase Program. As part of the 2013 Share Repurchase Program, on December 9, 2013, we executed the 2013 ASR Program (as defined and discussed below).

Including the shares repurchased through the 2013 ASR Program, we repurchased 60.4 million shares for $3,905.3 million during the year ended December 31, 2013. Repurchases during the second quarter included 1.2 million shares of common stock for an aggregate purchase price of $68.4 million that were held on behalf of participants who acquired such shares upon the consummation of the Merger as a result of conversion of Medco shares previously held in Medco’s 401(k) plan. As previously announced, the Express Scripts 401(k) Plan no longer offers an investment fund option consisting solely of shares of Express Scripts common stock, and previously held shares were to be sold on or about the first anniversary of the Merger. This repurchase was not considered part of the 2013 Share Repurchase Program. As of December 31, 2013, there were 15.8 million shares remaining under the 2013 Share Repurchase Program, including shares repurchased under the 2013 ASR Program. Additional share repurchases, if any, will be made in such amounts and at such times as the Company deems appropriate based upon prevailing market and business conditions and other factors. Current year repurchases were funded through internally generated cash.

ESI had a stock repurchase program, originally announced on October 25, 1996. In addition to the shares repurchased through the 2011 ASR Agreement (defined below), ESI repurchased 13.0 million shares under its existing stock repurchase program during the second quarter of 2011 for $765.7 million.

Upon consummation of the Merger on April 2, 2012, all ESI shares held in treasury were no longer outstanding and were cancelled and retired and ceased to exist. See Note 9—Common stock.

ACCELERATED SHARE REPURCHASE

On December 9, 2013, as part of our 2013 Share Repurchase Program, we entered into an agreement to repurchase shares of our common stock for an aggregate purchase price of $1,500.0 million (the “2013 ASR Program”) under an Accelerated Share Repurchase agreement (the “2013 ASR Agreement”). Under the terms of the 2013 ASR Agreement, upon payment of the purchase price, we received an initial delivery of 20.1 million shares of our common stock at a price of $67.16 per share, which represents, based on the closing share price of our common stock on Nasdaq on December 9, 2013, approximately 90% of the $1,500.0 million amount of the 2013 ASR Program. The final purchase price per share (the “forward price”) and the final number of shares received will be determined using the arithmetic mean of the daily volume-weighted average price of the Company’s common stock (the “VWAP”) over the term of the 2013 ASR Program less a discount granted under the ASR Agreement. The 2013 ASR Program will be completed in the second quarter of 2014, subject to the right of the investment bank to accelerate the settlement of the program.

Upon settlement of the 2013 ASR Program, we may receive additional shares, including for the remaining 10% of the $1,500.0 million amount of the 2013 ASR Program, or we may be required to pay additional cash for the initial shares received or re-deliver shares (at our option), based on the forward price beginning after the effective date of the 2013 ASR Agreement and ending on or about May 5, 2014, subject to the right of the investment bank to accelerate settlement of the 2013 ASR Agreement. Under the terms of the contract, the maximum number of shares that could be delivered by us is 44.7 million. If the 2013 ASR Program had been settled as of December 31, 2013, based on the VWAP since the effective date of the agreement, the investment bank would have been required to deliver an additional 2.3 million shares to us. These shares are not included in the calculation of diluted weighted-average common shares outstanding during the period because their effect was anti-dilutive.

The 2013 ASR Agreement is accounted for as an initial treasury stock transaction and a forward stock purchase contract. We recorded this transaction as an increase to treasury stock of $1,350.1 million, and recorded the remaining $149.9 million as a decrease to additional paid-in capital in the consolidated balance sheet at December 31, 2013. The $149.9 million recorded in additional paid-in capital will be reclassified to treasury stock upon completion of the 2013 ASR Program. The forward stock purchase contract is classified as an equity instrument under applicable accounting guidance and was deemed to have a fair value of zero at the effective date of the 2013 ASR Agreement. The initial delivery of shares resulted in an immediate reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted net income per share on the effective date of the 2013 ASR Agreement.

On May 27, 2011, ESI entered into agreements to repurchase shares of its common stock for an aggregate purchase price of $1,750.0 million under an Accelerated Share Repurchase agreement (the “2011 ASR Agreement”). The 2011 ASR Agreement consisted of two agreements providing for the repurchase of shares of ESI’s common stock worth $1,000.0 million and $750.0 million, respectively. Upon payment of the purchase price on May 27, 2011, ESI received 29.4 million shares of ESI’s common stock at a price of $59.53 per share. During the third quarter of 2011, we settled the $1,000.0 million portion of the 2011 ASR Agreement and received 1.9 million shares at a final forward price of $53.51 per share. During the fourth quarter of 2011, we settled $725.0 million of the $750.0 million portion of the 2011 ASR Agreement and received 2.1 million shares at a weighted-average final forward price of $50.69.

On April 27, 2012, we settled the remaining portion of the 2011 ASR Agreement and received 0.1 million additional shares, resulting in a total of 33.5 million shares received under the 2011 ASR Agreement. See Note 9—Common stock for more information on the terms of the 2011 ASR Agreement.

SENIOR NOTES

Following the consummation of the Merger on April 2, 2012, several series of senior notes issued by Medco are reported as debt obligations of Express Scripts on a consolidated basis.

In February 2012, we issued $3,500.0 million of senior notes, including:

•	$1,000.0 million aggregate principal amount of 2.100% senior notes due 2015

•	$1,500.0 million aggregate principal amount of 2.650% senior notes due 2017

•	$1,000.0 million aggregate principal amount of 3.900% senior notes due 2022

The net proceeds were used to pay a portion of the cash consideration paid in the Merger and to pay related fees and expenses (see Note 3—Changes in business).

On November 14, 2011, we issued $4,100.0 million of senior notes, including:

•	$900.0 million aggregate principal amount of 2.750% senior notes due 2014

•	$1,250.0 million aggregate principal amount of 3.500% senior notes due 2016

•	$1,250.0 million aggregate principal amount of 4.750% senior notes due 2021

•	$700.0 million aggregate principal amount of 6.125% senior notes due 2041

The net proceeds were used to pay a portion of the cash consideration paid in the Merger and to pay related fees and expenses (see Note 3—Changes in business).

On May 2, 2011, ESI issued $1,500.0 million aggregate principal amount of 3.125% senior notes due 2016. ESI used the proceeds to repurchase treasury shares.

On September 10, 2010, Medco issued $1,000.0 million of senior notes, including:

•	$500.0 million aggregate principal amount of 2.750% senior notes due 2015

•	$500.0 million aggregate principal amount of 4.125% senior notes due 2020

Medco used the net proceeds for general corporate purposes.

On June 9, 2009, ESI issued $2,500.0 million of senior notes, including:

•	$1,000.0 million aggregate principal amount of 5.250% senior notes due 2012

•	$1,000.0 million aggregate principal amount of 6.250% senior notes due 2014

•	$500.0 million aggregate principal amount of 7.250% senior notes due 2019

ESI used the net proceeds for the acquisition of WellPoint’s NextRx PBM Business. On June 15, 2012, $1,000.0 million aggregate principal amount of the 5.250% senior notes due 2012 matured and were redeemed. On March 29, 2013, $1,000.0 million aggregate principal amount of the 6.250% senior notes due 2014 were redeemed.

On March 18, 2008, Medco issued $1,500.0 million of senior notes, including:

•	$300.0 million aggregate principal amount of 6.125% senior notes due 2013

•	$1,200.0 million aggregate principal amount of 7.125% senior notes due 2018

Medco used the net proceeds to reduce debts held on Medco’s revolving credit facility. On March 18, 2013, $300.0 million aggregate principal amount of the 6.125% senior notes due 2013 matured and were redeemed.

In August 2003, Medco issued $500.0 million aggregate principal amount of 7.250% senior notes due 2013 (the “August 2003 Senior Notes”). On May 7, 2012, the Company redeemed the August 2003 Senior Notes. Total cash payments related to these notes were $549.4 million comprised of principal, redemption costs and interest.

See Note 7—Financing for more information on our Senior Notes borrowings.

BANK CREDIT FACILITY

On August 29, 2011, we entered into a credit agreement (the “credit agreement”) with a commercial bank syndicate providing for a five-year $4,000.0 million term loan facility (the “term facility”) and a $1,500.0 million revolving loan facility (the “revolving facility”). The term facility was used to pay a portion of the cash consideration paid in connection with the Merger, as discussed in Note 3—Changes in business, to repay existing indebtedness and to pay related fees and expenses. Subsequent to consummation of the Merger on April 2, 2012, the revolving facility is available for general corporate purposes. The term facility and the revolving facility both mature on August 29, 2016. As of December 31, 2013, no amounts were drawn under the revolving facility. The Company makes quarterly principal payments on the term facility. Additionally, during the fourth quarter of 2012, the Company paid down $1,000.0 million of the term facility. As of December 31, 2013, $2,000.0 million was outstanding under the term facility with an average interest rate of 1.92%, of which $684.2 million is considered current maturities of long-term debt. Upon consummation of the Merger, Express Scripts assumed the obligations of ESI and became the borrower under the credit agreement.

Our credit agreements contain covenants which limit our ability to incur additional indebtedness, create or permit liens on assets, and engage in mergers, consolidations or disposals. The covenants also include a minimum interest coverage ratio and a maximum leverage ratio. At December 31, 2013, we believe we were in compliance in all material respects with all covenants associated with our credit agreements.

See Note 7—Financing for more information on our credit facilities.

BRIDGE FACILITY

On August 5, 2011, ESI entered into a credit agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent, Citibank, N.A., as syndication agent, and the other lenders and agents named within the agreement. The credit agreement provided for a one-year unsecured $14,000.0 million bridge term loan facility (the “bridge facility”). No amounts were withdrawn under the bridge facility, and subsequent to consummation of the Merger on April 2, 2012, the bridge facility was terminated.

See Note 7—Financing for more information on the bridge facility.

FIVE-YEAR CREDIT FACILITY

On April 30, 2007, Medco entered into a senior unsecured credit agreement, which was available for general working capital requirements. The facility consisted of an $1,000.0 million, 5-year senior unsecured term loan and a $2,000.0 million, 5-year senior unsecured revolving credit facility. The facility was due to mature on April 30, 2012. Medco refinanced the $2,000.00 million senior unsecured revolving credit facility on January 23, 2012. Upon completion of the Merger, the $1,000.0 million senior unsecured term loan and all associated interest, and the $1,000.0 million then outstanding under the senior unsecured revolving credit facility, were repaid in full and terminated.

See Note 7—Financing for more information on the five-year credit facility.

ACCOUNTS RECEIVABLE FINANCING FACILITY

Upon consummation of the Merger, Express Scripts assumed a $600.0 million, 364-day renewable accounts receivable financing facility that was collateralized by Medco’s pharmaceutical manufacturer rebates accounts receivable. On September 21, 2012, Express Scripts terminated the facility and repaid all amounts drawn down.

See Note 7—Financing for more information on the accounts receivable financing facility.

INTEREST RATE SWAP

Medco entered into five interest rate swap agreements in 2004. These swap agreements, in effect, converted $200.0 million of Medco’s $500.0 million of 7.250% senior notes due 2013 to variable interest rate debt. Under the terms of these swap agreements, Medco received a fixed rate of interest of 7.250% on $200.0 million and paid variable interest rates based on the six-month LIBOR plus a weighted-average spread of 3.050%. The payment dates under the agreements coincided with the interest payment dates on the hedged debt instruments and the difference between the amounts paid and received was included in interest expense. These swaps were settled on May 7, 2012. Express Scripts received $10.1 million for settlement of the swaps and the associated accrued interest receivable through May 7, 2012 and recorded a loss of $1.5 million related to the carrying amount of the swaps and bank fees.

See Note 7—Financing for more information on the interest rate swap.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table sets forth our schedule of current maturities of our long-term debt as of December 31, 2013, future minimum lease payments due under noncancellable operating leases of our continuing operations and purchase commitments (in millions):

		Payments Due by Period as of December 31, 2013
	Total	2014	2015-2016	2017-2018	Thereafter
Long-term debt(1)	$17,006.9	$2,057.8	$6,394.6	$3,244.4	$5,310.1
Future minimum operating lease payments	366.1	85.0	114.6	81.0	85.5
Future minimum capital lease payments	43.4	14.4	28.8	0.2	—
Purchase commitments(2)	610.7	425.3	160.1	25.3	—

Total contractual cash obligations	$18,027.1	$2,582.5	$6,698.1	$3,350.9	$5,395.6

(1)	These payments exclude the interest expense on our revolving credit facility, which requires us to pay interest on LIBOR plus a margin. Our interest payments fluctuate with changes in LIBOR and in the margin over LIBOR we are required to pay (see “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Bank Credit Facility”), as well as the balance outstanding on our revolving credit facility. Interest payments on our Senior Notes are fixed, and have been included in these amounts.
(2)	These amounts consist of required future purchase commitments for materials, supplies, services and fixed assets in the normal course of business. We do not expect potential payments under these provisions to materially affect results of operations or financial condition. This conclusion is based upon reasonably likely outcomes derived by reference to historical experience and current business plans.

The gross liability for uncertain tax positions which could result in future payments is $516.6 million and $500.8 million as of December 31, 2013 and 2012, respectively. We are not able to provide a reasonably reliable estimate of the timing of future payments relating to the noncurrent obligations. Our net long-term deferred tax liability is $5,440.6 million and $5,936.5 million as of December 31, 2013 and 2012, respectively. Scheduling payments for deferred tax liabilities could be misleading since future settlements of these amounts are not the sole determining factor of cash taxes to be paid in future periods.

IMPACT OF INFLATION

Changes in prices charged by manufacturers and wholesalers for pharmaceuticals affect our revenues and cost of revenues. Most of our contracts provide that we bill clients based on a generally recognized price index for pharmaceuticals.

Item 7A — Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates related to debt outstanding under our credit agreement. Our earnings are subject to change as a result of movements in market interest rates. At December 31, 2013, we had $2,000.0 million of gross obligations, or $8.6 million net of cash, which were subject to variable rates of interest under our credit agreement. A hypothetical increase in interest rates of 1% would result in an increase in annual interest expense of approximately $20.0 million (pre-tax), assuming that obligations subject to variable interest rates remained constant.

Item 8 — Consolidated Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Express Scripts Holding Company:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Express Scripts Holding Company and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not separately presented herein) listed in the index appearing under Item 15(2) of the Company’s 2013 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not separately presented herein) appearing under Item 9A of the Company’s 2013 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

February 20, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments as discussed in Note 13 and the effects of the revision in the condensed consolidating financial information as discussed in Note 15, as to which the date is June 2, 2014

EXPRESS SCRIPTS HOLDING COMPANY

CONSOLIDATED BALANCE SHEET

	December 31,
(in millions)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,991.4	$2,793.1
Restricted cash and investments	22.8	19.6
Receivables, net	4,022.9	5,425.8
Inventories	1,871.1	1,652.1
Deferred taxes	455.4	400.6
Prepaid expenses and other current assets	96.8	194.3
Current assets of discontinued operations	31.0	271.4

Total current assets	8,491.4	10,756.9
Property and equipment, net	1,658.9	1,632.1
Goodwill	29,305.4	29,320.4
Other intangible assets, net	14,015.6	16,037.9
Other assets	76.9	56.1
Noncurrent assets of discontinued operations	—	307.8

Total assets	$53,548.2	$58,111.2

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$6,767.8	$7,440.0
Accounts payable	2,900.0	2,898.9
Accrued expenses	1,982.2	1,632.9
Current maturities of long-term debt	1,584.0	934.9
Current liabilities of discontinued operations	1.3	150.7

Total current liabilities	13,235.3	13,057.4
Long-term debt	12,363.0	14,980.1
Deferred taxes	5,440.6	5,936.5
Other liabilities	664.4	692.9
Noncurrent liabilities of discontinued operations	0.1	48.6

Total liabilities	31,703.4	34,715.5

Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value; shares issued: 834.0 and 818.1, respectively; shares outstanding: 773.6 and 818.1, respectively	8.3	8.2
Additional paid-in capital	21,809.9	21,289.7
Accumulated other comprehensive income	11.7	18.9
Retained earnings	3,912.8	2,068.2

	25,742.7	23,385.0
Common stock in treasury at cost, 60.4 and zero shares, respectively	(3,905.3)	—

Total Express Scripts stockholders’ equity	21,837.4	23,385.0

Non-controlling interest	7.4	10.7

Total stockholders’ equity	21,844.8	23,395.7

Total liabilities and stockholders’ equity	$53,548.2	$58,111.2

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
(in millions, except per share data)	2013	2012	2011
Revenues(1)	$104,098.8	$93,714.3	$46,128.3
Cost of revenues(1)	95,966.4	86,402.4	42,918.4

Gross profit	8,132.4	7,311.9	3,209.9
Selling, general and administrative	4,580.7	4,518.0	895.5

Operating income	3,551.7	2,793.9	2,314.4

Other (expense) income:
Equity income from joint venture	32.8	14.9	—
Interest income	41.9	10.6	12.4
Interest expense and other	(596.1)	(619.0)	(299.7)

	(521.4)	(593.5)	(287.3)

Income before income taxes	3,030.3	2,200.4	2,027.1
Provision for income taxes	1,104.0	838.0	748.6

Net income from continuing operations	1,926.3	1,362.4	1,278.5
Net loss from discontinued operations, net of tax	(53.6)	(32.3)	—

Net income	1,872.7	1,330.1	1,278.5
Less: Net income attributable to non-controlling interest	28.1	17.2	2.7

Net income attributable to Express Scripts	$1,844.6	$1,312.9	$1,275.8

Weighted-average number of common shares outstanding during the period:
Basic	808.6	731.3	500.9
Diluted	821.6	747.3	505.0
Basic earnings (loss) per share:
Continuing operations attributable to Express Scripts	$2.35	$1.84	$2.55
Discontinued operations attributable to Express Scripts	(0.07)	(0.04)	—
Net earnings attributable to Express Scripts	2.28	1.80	2.55
Diluted earnings (loss) per share:
Continuing operations attributable to Express Scripts	$2.31	$1.80	$2.53
Discontinued operations attributable to Express Scripts	(0.07)	(0.04)	—
Net earnings attributable to Express Scripts	2.25	1.76	2.53
Amounts attributable to Express Scripts shareholders:
Income from continuing operations, net of tax	$1,898.2	$1,345.2	$1,275.8
Discontinued operations, net of tax	(53.6)	(32.3)	—

Net income attributable to Express Scripts shareholders	$1,844.6	$1,312.9	$1,275.8

(1)	Includes retail pharmacy co-payments of $12,620.3, $11,668.6 and $5,786.6 for the years ended December 31, 2013, 2012 and 2011, respectively.

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended December 31,
(in millions)	2013	2012	2011
Net income	$1,872.7	$1,330.1	$1,278.5
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(7.2)	1.9	(2.8)

Comprehensive income	1,865.5	1,332.0	1,275.7
Less: Comprehensive income attributable to non-controlling interests	28.1	17.2	2.7

Comprehensive income attributable to Express Scripts	$1,837.4	$1,314.8	$1,273.0

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Number of Shares	Amount
(in millions)	Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Treasury Stock	Non- controlling interest	Total
Balance at December 31, 2010	690.2	$6.9	$2,354.4	$19.8	$5,369.8	$(4,144.3)	$—	$3,606.6

Net income	—	—	—	—	1,275.8	—	2.7	1,278.5
Other comprehensive loss	—	—	—	(2.8)	—	—	—	(2.8)
Treasury stock acquired	—	—	—	—	—	(2,515.7)	—	(2,515.7)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	0.5	—	(11.6)	—	—	8.4	—	(3.2)
Amortization of unearned compensation under employee plans	—	—	48.8	—	—	—	—	48.8
Exercise of stock options	—	—	18.3	—	—	17.6	—	35.9
Tax benefit relating to employee stock compensation	—	—	28.3	—	—	—	—	28.3
Distributions to non-controlling interest	—	—	—	—	—	—	(1.1)	(1.1)

Balance at December 31, 2011	690.7	$6.9	$2,438.2	$17.0	$6,645.6	$(6,634.0)	$1.6	$2,475.3

Net income	—	—	—	—	1,312.9	—	17.2	1,330.1
Other comprehensive income	—	—	—	1.9	—	—	—	1.9
Cancellation of treasury shares in connection with Merger activity	(204.7)	(2.0)	(728.5)	—	(5,890.3)	6,620.8	—	—
Issuance of common shares in connection with Merger activity	318.0	3.2	18,841.6	—	—	—	—	18,844.8
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	14.1	0.1	(104.8)	—	—	—	—	(104.7)
Amortization of unearned compensation under employee plans	—	—	410.0	—	—	—	—	410.0
Exercise of stock options	—	—	387.9	—	—	13.2	—	401.1
Tax benefit relating to employee stock compensation	—	—	45.3	—	—	—	—	45.3
Distributions to non-controlling interest	—	—	—	—	—	—	(8.1)	(8.1)

Balance at December 31, 2012	818.1	$8.2	$21,289.7	$18.9	$2,068.2	$—	$10.7	$23,395.7

Net income	—	—	—	—	1,844.6	—	28.1	1,872.7
Other comprehensive loss	—	—	—	(7.2)	—	—	—	(7.2)
Treasury stock acquired	—	—	(149.9)	—	—	(3,905.3)	—	(4,055.2)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	15.9	0.1	(49.7)	—	—	—	—	(49.6)
Amortization of unearned compensation under employee plans	—	—	164.7	—	—	—	—	164.7
Exercise of stock options	—	—	524.0	—	—	—	—	524.0
Tax benefit relating to employee stock compensation	—	—	31.1	—	—	—	—	31.1
Distributions to non-controlling interest	—	—	—	—	—	—	(31.4)	(31.4)

Balance at December 31, 2013	834.0	$8.3	$21,809.9	$11.7	$3,912.8	$(3,905.3)	$7.4	$21,844.8

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in millions)	2013	2012	2011
Cash flows from operating activities:
Net income	$1,872.7	$1,330.1	$1,278.5
Net loss from discontinued operations, net of tax	53.6	32.3	—

Net income from continuing operations	1,926.3	1,362.4	1,278.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,447.0	1,871.4	253.4
Deferred income taxes	(573.7)	(389.0)	137.8
Employee stock-based compensation expense	164.7	410.0	48.8
Other, net	29.2	70.5	97.1
Changes in operating assets and liabilities
Accounts receivable	1,254.0	345.7	(206.1)
Inventories	(218.9)	(515.0)	8.0
Other current and noncurrent assets	94.2	303.2	119.2
Claims and rebates payable	(672.2)	82.8	207.5
Accounts payable	15.9	963.1	271.4
Other current and noncurrent liabilities	302.4	246.0	(22.5)

Net cash provided by operating activities—continuing operations	4,768.9	4,751.1	2,193.1
Net cash (used in) provided by operating activities—discontinued operations	(11.4)	30.5	—

Net cash flows provided by operating activities	4,757.5	4,781.6	2,193.1

Cash flows from investing activities:
Purchases of property and equipment	(423.0)	(160.2)	(144.4)
Proceeds from the sale of business	356.9	61.5	—
Acquisitions, net of cash acquired	(14.5)	(10,326.0)	—
Other	10.6	(4.0)	20.5

Net cash used in investing activities—continuing operations	(70.0)	(10,428.7)	(123.9)
Acquisitions, cash acquired—discontinued operations	—	42.4	—
Net cash used in investing activities—discontinued operations	(2.1)	(5.4)	—

Net cash used in investing activities	(72.1)	(10,391.7)	(123.9)

Cash flows from financing activities:
Treasury stock acquired	(4,055.2)	—	(2,515.7)
Repayment of long-term debt	(1,931.6)	(3,868.5)	(0.1)
Net proceeds from employee stock plans	466.0	326.0	32.2
Excess tax benefit relating to employee stock-based compensation	42.7	45.3	28.3
Distributions paid to non-controlling interest	(31.7)	(8.1)	(1.1)
Proceeds from long-term debt, net of discounts	—	7,458.9	5,580.3
Repayment of revolving credit line, net	—	(1,000.0)	—
Proceeds from accounts receivable financing facility	—	600.0	—
Repayment of accounts receivable financing facility	—	(600.0)	—
Deferred financing fees	—	(103.2)	(91.6)
Other	15.0	—	(2.9)

Net cash (used in) provided by financing activities—continuing operations	(5,494.8)	2,850.4	3,029.4
Net cash used in financing activities—discontinued operations	—	(26.8)	—

Net cash (used in) provided by financing activities	(5,494.8)	2,823.6	3,029.4

Effect of foreign currency translation adjustment	(5.7)	2.0	(2.2)
Less cash decrease (increase) attributable to discontinued operations	13.4	(42.5)	—

Net (decrease) increase in cash and cash equivalents	(801.7)	(2,827.0)	5,096.4
Cash and cash equivalents at beginning of year	2,793.1	5,620.1	523.7

Cash and cash equivalents at end of year	$1,991.4	$2,793.1	$5,620.1

Supplemental data:
Cash paid during the year for:
Income tax payments, net of refunds	$1,648.4	$1,164.0	$487.3
Interest	548.1	587.3	181.6

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of significant accounting policies

Organization and operations. On April 2, 2012, Express Scripts, Inc. (“ESI”) consummated a merger (the “Merger”) with Medco Health Solutions, Inc. (“Medco”) and both ESI and Medco became wholly-owned subsidiaries of Express Scripts Holding Company (the “Company” or “Express Scripts”). “We,” “our” or “us” refers to Express Scripts Holding Company and its subsidiaries. The consolidated financial statements (and other data, such as claims volume) reflect the results of operations and financial position of ESI for all periods prior to April 1, 2012. However, references to amounts for periods after the closing of the Merger on April 2, 2012 relate to Express Scripts.

We are the largest full-service pharmacy benefit management (“PBM”) company in the United States, providing healthcare management and administration services on behalf of clients that include managed care organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. We report segments on the basis of services offered and have determined we have two reportable segments: PBM and Other Business Operations. Our integrated PBM services include retail network pharmacy administration, home delivery pharmacy services, benefit design consultation, drug utilization review, drug formulary management, clinical solutions to improve health outcomes, Medicare Part D, Medicaid and Public Exchange offerings, specialty pharmacy services, fertility services to providers and patients, administration of a group purchasing organization and consumer health and drug information. Through our Other Business Operations segment, we provide services including distribution of pharmaceuticals and medical supplies to providers and clinics and scientific evidence to guide the safe, effective and affordable use of medicines. During the second quarter of 2012, we reorganized our international retail network pharmacy administration business (which was substantially shut down as of December 31, 2012) from our PBM segment into our Other Business Operations segment. During the third quarter of 2011, we reorganized our FreedomFP line of business from our Other Business Operations segment into our PBM segment. Segment disclosures for all years presented have been revised for comparability (see Note 13—Segment information).

Basis of presentation. The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliated companies 20% to 50% owned are accounted for under the equity method. Certain amounts in prior years have been reclassified to conform to the current year presentation. The preparation of the consolidated financial statements conforms to generally accepted accounting principles in the United States and requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates and assumptions.

Dispositions. On December 3, 2012, we completed the sale of our PolyMedica Corporation (“Liberty”) line of business. We retain certain cash flows associated with Liberty following the sale which preclude classification of this business as a discontinued operation. On September 14, 2012, we completed the sale of our ConnectYourCare (“CYC”) line of business. Due to immateriality, it has not been included in discontinued operations.

On December 4, 2012, we completed the sale of our Europa Apotheek Venlo B.V. (“EAV”) line of business. On June 7, 2013, we completed the sale of the portion of our United BioSource LLC (“UBC”) business which primarily provided technology solutions and publications for biopharmaceutical companies. On July 1, 2013, we completed the sale of the portion of our UBC business related to providing health economics, outcomes research, data analytics and market access services. On August 15, 2013, we completed the sale of the portion of our UBC business related to specialty services for pre-market trials. On November 1, 2013, we completed the sale of our acute infusion therapies line of business. During 2012, we determined that our operations in Europe (“European operations”) were not core to our future operations and committed to a plan to dispose of this business. These lines of business are classified as discontinued operations.

In accordance with applicable accounting guidance, the results of operations for these entities are reported as discontinued operations for all periods presented in the accompanying consolidated statement of operations. For all periods presented, assets and liabilities of the discontinued operations are segregated in the accompanying consolidated balance sheet. Additionally, for all periods presented, cash flows of our discontinued operations are segregated in our accompanying consolidated statement of cash flows (see Note 4—Dispositions).

Cash and cash equivalents. Cash and cash equivalents include cash on hand and investments with original maturities of three months or less. We have banking relationships resulting in certain cash disbursement accounts being maintained by banks not holding our cash concentration accounts. As a result, cash disbursement accounts carrying negative book balances of $684.4 million and $545.3 million (representing outstanding checks not yet presented for payment) have been reclassified to claims and rebates payable, accounts payable and accrued expenses, as appropriate, at December 31, 2013 and 2012, respectively. This reclassification restores balances to cash and current liabilities for liabilities to our vendors which have not been settled. No overdraft or unsecured short-term loan exists in relation to these negative balances.

We have restricted cash and investments in the amount of $22.8 million and $19.6 million at December 31, 2013 and 2012, respectively. These amounts consist of investments and cash, which include employers’ pre-funding amounts, amounts restricted for state insurance licensure purposes and amounts restricted for the group purchasing organization.

Accounts receivable. Based on our revenue recognition policies discussed below, certain claims at the end of each period are unbilled. Revenue and unbilled receivables for those claims are estimated each period based on the billable amount that is applied to the claim at the time of adjudication. That calculation is completed based on the pricing setup agreed upon with each client. Estimates are adjusted to actual at the time of billing. Historically, adjustments to our original estimates have been immaterial. As of December 31, 2013 and 2012, unbilled receivables were $2,618.3 million and $1,792.0 million, respectively. Unbilled receivables are typically billed to clients within 30 days based on the contractual billing schedule agreed upon with the client.

We provide an allowance for doubtful accounts equal to estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance as well as current economic and market conditions. Receivables are written off against the allowance only upon determination that such amounts are not recoverable and all collection attempts have failed. Our allowance for doubtful accounts also reflects amounts associated with member premiums for the Company’s Medicare Part D product offerings and amounts for certain supplies reimbursed by government agencies and insurance companies. We regularly review and analyze the adequacy of these allowances based on a variety of factors, including the age of the outstanding receivable and the collection history. When circumstances related to specific collection patterns change, estimates of the recoverability of receivables are adjusted.

As of December 31, 2013 and 2012, we have an allowance for doubtful accounts for continuing operations of $202.2 million and $132.5 million, respectively. As a percent of accounts receivable, our allowance for doubtful accounts for continuing operations was 4.8% and 2.4% at December 31, 2013 and 2012, respectively. The increase in the allowance for doubtful accounts is driven by the current status of aged balances of certain of our products and services that tend to have longer collection periods.

The Company is a provider to State of Illinois employees. As of December 31, 2013 and 2012, the Company had an outstanding receivable balance of approximately $320.1 million and $308.4 million, respectively, from the State of Illinois. The Company has not recorded a reserve against this receivable, as it is associated with a State, which continues to make payments. The Company believes that the full receivable balance will be realized.

Inventories. Inventories consist of prescription drugs and medical supplies which are stated at the lower of first-in first-out cost or market.

Property and equipment. Property and equipment is carried at cost and is depreciated using the straight-line method over estimated useful lives of 7 years for furniture and 3 years to 5 years for equipment and purchased computer software. Buildings are amortized on a straight-line basis over estimated useful lives of 10 to 35 years. Leasehold improvements are amortized on a straight-line basis over the remaining term of the lease or the useful life of the asset, if shorter. Expenditures for repairs, maintenance and renewals are charged to income as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Research and development expenditures relating to the development of software for internal purposes are charged to expense until technological feasibility is established. Thereafter, the remaining software production costs up to the date placed into production are capitalized and included as property and equipment. Amortization of the capitalized amounts commences on the date placed into production and is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product but not more than 5 years. Reductions, if any, in the carrying value of capitalized software costs to net realizable value are expensed. With respect to capitalized software costs, we recorded amortization expense of $205.0 million in 2013, $137.6 million in 2012 and $26.2 million in 2011.

Marketable securities. All investments not included as cash and cash equivalents are accounted for in accordance with applicable accounting guidance for investments in debt and equity securities. Management determines the appropriate classification of our marketable securities at the time of purchase and re-evaluates such determination at each balance sheet date. All marketable securities at December 31, 2013 and 2012 were recorded in other noncurrent assets on our consolidated balance sheet (see Note 2—Fair value measurements).

Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are reported at fair value, which is based upon quoted market prices, with unrealized holding gains and losses included in earnings. We held trading securities, consisting primarily of mutual funds, totaling $18.7 million and $15.8 million at December 31, 2013 and 2012, respectively. We maintain our trading securities to offset changes in certain liabilities related to our deferred compensation plan discussed in Note 10—Employee benefit plans and stock-based compensation plans. Net gain (loss) recognized on the trading portfolio was $1.2 million, $1.0 million and $(0.1) million in 2013, 2012 and 2011, respectively.

Securities not classified as trading or held-to-maturity are classified as available-for-sale securities. Available-for-sale securities are reported at fair value, which is based upon quoted market prices, with unrealized holding gains and losses reported through other comprehensive income, net of applicable taxes. We held no securities classified as available for sale at December 31, 2013 or 2012.

Impairment of long-lived assets. We evaluate whether events and circumstances have occurred which indicate the remaining estimated useful life of long-lived assets, including other intangible assets, may warrant revision or the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on a comparison of the fair value of the related assets to the carrying value using discount rates that reflect the inherent risk of the underlying business. Impairment losses, if any, would be recorded to the extent the carrying value of the assets exceeds the implied fair value resulting from this calculation.

During 2012, we recorded impairment charges of $9.5 million of intangible assets as a result of a change in business environment and our plan to dispose of EAV. Furthermore, we recorded an impairment charge totaling $23.0 million as a result of our plan to dispose of Liberty (see Note 4—Dispositions and Note 6—Goodwill and other intangibles).

Goodwill. Goodwill is evaluated for impairment annually or when events or circumstances occur indicating that goodwill might be impaired. Guidance related to goodwill impairment testing provides an option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. We determine reporting units based on component parts of our business one level below the segment level. Our reporting units represent businesses for which discrete financial information is available and reviewed regularly by segment management. If we perform a qualitative assessment, the Company considers various events and circumstances when evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether the first step of the goodwill impairment test (“Step 1”) is necessary.

If we were to perform Step 1, the measurement of possible impairment would be based on a comparison of the fair value of each reporting unit to the carrying value of the reporting unit’s net assets. Impairment losses, if any, would be determined based on the fair value of the individual assets and liabilities of the reporting unit, using discount rates that reflect the inherent risk of the underlying business. We would record an impairment charge to the extent the carrying value of goodwill exceeds the implied fair value of goodwill resulting from this calculation. This valuation process involves assumptions based upon management’s best estimates and judgments that approximate the market conditions experienced for our reporting units at the time the impairment assessment is made. Actual results may differ from these estimates due to the inherent uncertainty involved in such estimates.

For our 2013 impairment test, we did not perform a qualitative assessment for any of our reporting units, and instead began with Step 1 of the goodwill impairment analysis. No impairment existed for any of our reporting units at December 31, 2013 or 2012.

During 2013, we wrote off $32.9 million of goodwill based on a reassessment of the carrying values of assets and liabilities within our acute infusion therapies line of business (see Note 6—Goodwill and other intangibles).

During 2012, we wrote off $2.0 million of goodwill based on a reassessment of the carrying values of assets and liabilities within EAV’s line of business (see Note 6—Goodwill and other intangibles).

Other intangible assets. Other intangible assets include, but are not limited to, customer contracts and relationships, deferred financing fees and trade names. Deferred financing fees are recorded at cost. Customer contracts and relationships are valued at fair market value when acquired using the income method. Customer contracts and relationships related to our 10-year contract with WellPoint, Inc. (“WellPoint”) under which we provide pharmacy benefit management services to WellPoint and its designated affiliates (“the PBM agreement”) are being amortized using a modified pattern of benefit method over an estimated useful life of 15 years. Customer contracts and relationships intangible assets related to our acquisition of Medco are being amortized using a modified pattern of benefit method over an estimated useful life of 2 to 16 years, respectively. The customer contract related to our asset acquisition of the SmartD Medicare Prescription Drug Plan is being amortized over an estimated useful life of 10 years. All other intangible assets, excluding legacy ESI trade names which have an indefinite life, are amortized on a straight-line basis, which approximates the pattern of benefit, over periods from 5 to 20 years for customer-related intangibles, 10 years for trade names and 2 to 30 years for other intangible assets (see Note 6—Goodwill and other intangibles).

The amount of other intangible assets reported is net of accumulated amortization of $4,088.0 million and $2,156.2 million at December 31, 2013 and 2012, respectively. Amortization expense for our continuing operations for other intangible assets, excluding deferred financing fees, recorded in selling, general and administrative expense (“SG&A”) was $1,904.2 million, $1,474.4 million and $40.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. In accordance with applicable accounting guidance, amortization expense for customer contracts related to the PBM agreement has been included as an offset to revenue in the amount of $114.0 million for each of the years ended December 31, 2013, 2012 and 2011. Amortization expense for deferred financing fees included in interest expense was $19.6 million, $43.6 million and $81.0 million in 2013, 2012 and 2011, respectively. In 2012 and 2011, these amounts include fees incurred related to the termination or partial termination of bridge loan financing in connection with business combinations in process during each respective period.

Self-insurance accruals. We maintain insurance coverage for claims that arise in the normal course of business. Where insurance coverage is not available, or, in our judgment, is not cost-effective, we maintain self-insurance accruals to reduce our exposure to future legal costs, settlements and judgments. Self-insured losses are accrued based upon estimates of the aggregate liability for the costs of uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and our historical experience (see Note 12—Commitments and contingencies). It is not possible to predict with certainty the outcome of these claims, and we can give no assurances any losses, in excess of our insurance and any self-insurance accruals, will not be material.

Fair value of financial instruments. The carrying value of cash and cash equivalents, restricted cash and investments, accounts receivable, claims and rebates payable and accounts payable approximated fair values due to the short-term maturities of these instruments. The fair value, which approximates the carrying value, of our bank credit facility was estimated using the current rates offered to us for debt with similar maturity (see Note 2—Fair value measurements).

Revenue recognition. Revenues from our PBM segment are earned by dispensing prescriptions from our home delivery and specialty pharmacies, processing claims for prescriptions filled by retail pharmacies in our networks, and providing services to drug manufacturers, including administration of discount programs (see also “Rebate accounting” below).

Revenues from dispensing prescriptions from our home delivery pharmacies are recorded when drugs are shipped. At the time of shipment, our earnings process is complete; the obligation of our customer to pay for the drugs is fixed and, due to the nature of the product, the member may not return the drugs or receive a refund.

Revenues from our specialty line of business are from providing medications/pharmaceuticals for diseases that rely upon high-cost injectable, infused, oral or inhaled drugs which have sensitive handling and storage needs; bio-pharmaceutical services including marketing, reimbursement and customized logistics solutions; and providing fertility services to providers and patients. Specialty revenues earned by our PBM segment are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Appropriate reserves are recorded for discounts and contractual allowances which are estimated based on historical collections over a recent period. Any differences between our estimates and actual collections are reflected in operations in the period in which payment is received. Differences may affect the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends.

Revenues from our PBM segment are also derived from the distribution of pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network and the distribution of pharmaceuticals through Patient Assistance Programs where we receive a fee from the pharmaceutical manufacturer for administrative and pharmacy services for the delivery of certain drugs free of charge to doctors for their low-income patients. These revenues include administrative fees received from these programs.

Revenues related to the distribution of prescription drugs by retail pharmacies in our networks consist of the prescription price (ingredient cost plus dispensing fee) negotiated with our clients, including the portion to be settled directly by the member (co-payment), plus any associated administrative fees. These revenues are recognized when the claim is processed. When we independently have a contractual obligation to pay our network pharmacy providers for benefits provided to our clients’ members, we act as a principal in the arrangement and we include the total prescription price as revenue in accordance with applicable accounting guidance. Although we generally do not have credit risk with respect to retail co-payments, the primary indicators of gross treatment are present. When a prescription is presented by a member to a retail pharmacy within our network, we are solely responsible for confirming member eligibility, performing drug utilization review, reviewing for drug-to-drug interactions, performing clinical intervention, which may involve a call to the member’s physician, communicating plan provisions to the pharmacy, directing payment to the pharmacy and billing the client for the amount it is contractually obligated to pay us for the prescription dispensed, as specified within our client contracts. We also provide benefit design and formulary consultation services to clients. We have separately negotiated contractual relationships with our clients and with network pharmacies, and under our contracts with pharmacies we assume the credit risk of our clients’ ability to pay for drugs dispensed by these pharmacies to clients’ members. We, not our clients, are obligated to pay the retail pharmacies in our networks the contractually agreed upon amount for the prescription dispensed, as specified within our provider contracts. These factors indicate we are a principal as defined by applicable accounting guidance and, as such, we record the total prescription price contracted with clients in revenue.

If we merely administer a client’s network pharmacy contracts to which we are not a party and under which we do not assume credit risk, we record only our administrative fees as revenue. For these clients, we earn an administrative fee for collecting payments from the client and remitting the corresponding amount to the pharmacies in the client’s network. In these transactions we act as a conduit for the client. Because we are not the principal in these transactions, drug ingredient cost is not included in our revenues or in our cost of revenues.

In retail pharmacy transactions, amounts paid to pharmacies and amounts charged to clients are always exclusive of the applicable co-payment. Retail pharmacy co-payments, which we instructed retail pharmacies to collect from members, of $12,620.3 million, $11,668.6 million and $5,786.6 million for the years ended December 31, 2013, 2012 and 2011, respectively, are included in revenues and cost of revenues. Retail pharmacy co-payments increased in the years ended December 31, 2013 and 2012 as compared to 2011 due to the Merger.

Many of our contracts contain terms whereby we make certain financial and performance guarantees, including the minimum level of discounts or rebates a client may receive, generic utilization rates and various service guarantees. These clients may be entitled to performance penalties if we fail to meet a financial or service guarantee. Actual performance is compared to the guarantee for each measure throughout the period and accruals are recorded as an offset to revenue if we determine that our performance against the guarantee indicates a potential liability. These estimates are adjusted to actual when the guarantee period ends and we have either met the guaranteed rate or paid amounts to clients. Historically, adjustments to our original estimates have been immaterial.

At the end of a period, any unbilled revenues related to the sale of prescription drugs that have been adjudicated with retail pharmacies are estimated based on the billable amount that is applied to the claim at the time of adjudication. That calculation is completed based on the pricing setup agreed upon with each client. Those amounts due from our clients are recorded as revenue as they are contractually due to us for past transactions. Adjustments are made to these estimated revenues to reflect actual billings at the time clients are billed; historically, these adjustments have not been material.

In accordance with applicable accounting guidance, amortization expense for customer contracts related to the PBM agreement has been included as an offset to revenue in the amount of $114.0 million for each of the years ended December 31, 2013, 2012 and 2011.

Revenues from our Other Business Operations segment are earned from the distribution of pharmaceuticals and medical supplies to providers and clinics, performance-oriented fees paid by Specialty Pharmacy manufacturers, revenues from late-stage clinical trials, risk management and drug safety services associated with UBC and other non-product related revenues.

Revenues from distribution activities are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Appropriate reserves are recorded for discounts and contractual allowances, which are estimated based on historical collections over a recent period. Any differences between our estimates and actual collections are reflected in operations in the period in which payment is received. Differences may affect the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends.

Our UBC subsidiary provides services to pharmaceutical and biotechnology companies related to late-stage clinical trials, risk management and drug safety. These services are typically performed over several months and include general project management services in addition to specific deliverables. Revenue related to their services is recognized as these services are performed.

Rebate accounting. We administer ESI’s rebate program through which we receive rebates and administrative fees from pharmaceutical manufacturers. Rebates and administrative fees earned for the administration of this program, performed in conjunction with claims processing and home delivery services provided to clients, are recorded as a reduction of cost of revenue and the portion of the rebate and administrative fees payable to customers is treated as a reduction of revenue. The portion of rebates and administrative fees payable to clients is estimated based on historical and/or anticipated sharing percentages. These estimates are adjusted to actual when amounts are paid to clients subsequent to collections from pharmaceutical manufacturers. We record rebates and administrative fees receivable from the manufacturer and payable to clients when the prescriptions covered under contractual agreements with the manufacturers are dispensed; these amounts are not dependent upon future pharmaceutical sales. Rebates and administrative fees billed to manufacturers are determinable when the drug is dispensed. We pay all or a contractually agreed upon portion of such rebates to our clients.

We also administer Medco’s market share performance rebate program. Estimates for rebates receivable and the related amounts payable to clients are accrued monthly based on the terms of the applicable contract, historical data and current utilization. These estimates are adjusted to actual when amounts are paid to clients subsequent to collections from pharmaceutical manufacturers.

Medicare prescription drug program. Our revenues include premiums associated with our Medicare prescription drug program (“PDP”) risk-based product offerings. These products involve prescription dispensing for beneficiaries enrolled in the Centers for Medicare & Medicaid Services (“CMS”)-sponsored Medicare Part D Prescription Drug Program (“Medicare Part D”) prescription drug benefit. We also offer numerous customized benefit plan designs to employer group retiree plans under the Medicare Part D prescription drug benefit.

The PDP premiums are determined based on our annual bid and related contractual arrangements with CMS. The PDP premiums are primarily comprised of amounts received from CMS as part of a direct subsidy and an additional subsidy from CMS for low-income member premiums, as well as premium payments received from members. These premiums are recognized ratably to revenues over the period in which members are entitled to receive benefits. Premiums received in advance of the applicable benefit period are deferred and recorded in accrued expenses on the consolidated balance sheet. There is a possibility that the annual costs of drugs may be higher or lower than premium revenues. As a result, CMS provides a risk corridor adjustment for the standard drug benefit that compares our actual annual drug costs incurred to the targeted premiums in our CMS-approved bid. Based on the risk corridor, we will receive from CMS additional premium amounts or be required to refund to CMS previously received premium amounts. We calculate the risk corridor adjustment on a quarterly basis based on drug cost experience to date and record an adjustment to revenues with a corresponding receivable from or payable to CMS reflected on the consolidated balance sheet.

In addition to PDP premiums, there are certain co-payments and deductibles (the “cost share”) due from members based on prescription orders by those members, some of which are subsidized by CMS in cases of low-income membership. Non-low-income members received a cost share benefit under the coverage gap discount program with brand pharmaceutical manufacturers. For subsidies received in advance, the amount is deferred and recorded in accrued expenses on the consolidated balance sheet. If there is cost share due from members, pharmaceutical manufacturers or CMS, or premiums due from members, the amount is accrued and recorded in receivables, net, on the consolidated balance sheet. After the end of the contract year and based on actual annual drug costs incurred, cost share amounts are reconciled with CMS and the corresponding receivable or payable is settled. The cost share is treated consistently as other co-payments derived from providing PBM services, a component of revenues on the consolidated statement of operations.

Our cost of revenues includes the cost of drugs dispensed by our home delivery pharmacies or retail network for members covered under our Medicare PDP product offerings. These amounts are recorded at cost as incurred. We receive a catastrophic reinsurance subsidy from CMS for approximately 80% of costs incurred by individual members in excess of the individual annual out-of-pocket maximum. The subsidy is reflected as an offsetting credit in cost of revenues to the extent that catastrophic costs are incurred. Catastrophic reinsurance subsidy amounts received in advance are deferred and recorded in accrued expenses on the consolidated balance sheet. If there are catastrophic reinsurance subsidies due from CMS, the amount is accrued and recorded in receivables, net, on the consolidated balance sheet. After the end of the contract year and based on actual annual drug costs incurred, catastrophic reinsurance amounts are reconciled with CMS and the corresponding receivable or payable is settled.

Cost of revenues. Cost of revenues includes product costs, network pharmacy claims costs, co-payments and other direct costs associated with dispensing prescriptions, including shipping and handling (see also “Revenue recognition” and “Rebate accounting”).

Surescripts. Surescripts enables physicians to securely access health information when caring for their patients through a fast and efficient health exchange. ESI and Medco each retained a one-sixth ownership in Surescripts, resulting in a combined one-third ownership in Surescripts. Due to the increased ownership percentage following the Merger, we account for the investment in Surescripts using the equity method. See Note 3—Changes in business for further information.

Income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between financial statement basis and tax basis of assets and liabilities using presently enacted tax rates. We account for uncertainty in income taxes as described in Note 8—Income taxes.

Net income attributable to non-controlling interest. Net income attributable to non-controlling interest represents the share of net income allocated to members of our consolidated affiliates.

Employee stock-based compensation. Grant-date fair values of stock options and “stock-settled” stock appreciation rights (“SSRs”) are estimated using a Black-Scholes valuation model. Compensation expense is reduced based on estimated forfeitures with adjustments recorded at the time of vesting for actual forfeitures. Forfeitures are estimated based on historical experience. We use an accelerated method of recognizing compensation cost for awards with graded vesting, which essentially treats the grant as three separate awards, with vesting periods of 12, 24 and 36 months for those grants that vest over three years.

See Note 10—Employee benefit plans and stock-based compensation plans for more information regarding stock-based compensation plans.

Pension plans. Express Scripts has elected to determine the projected benefit obligation for cash balance pension plans as the value of the benefits to which employees participating in the plans would be entitled if they separated from service immediately. The amount by which the projected benefit obligation exceeds the fair value of the pension plan assets is recorded in other liabilities on the consolidated balance sheet.

The determination of our expense for pension plans is based on management’s assumptions, which are developed with the assistance of actuaries. We reassess the plan assumptions on a regular basis.

Net actuarial gains and losses reflect experience differentials relating to differences between expected and actual demographic changes, differences between expected and actual healthcare cost increases, and the effects of changes in actuarial assumptions. As allowed under applicable accounting guidance, actual gains and losses on invested assets and net actuarial gains and losses are recorded into net income in the period incurred.

See Note 11—Pension and other post-retirement benefits for more information regarding pension plans.

Earnings per share. Basic earnings per share (“EPS”) is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share but adds the number of additional common shares that would have been outstanding for the period if the dilutive potential common shares had been issued. All shares are calculated under the “treasury stock” method. The following is the reconciliation between the number of weighted-average shares used in the basic and diluted earnings per share calculation for all periods (amounts are in millions):

	2013(1)	2012	2011
Weighted-average number of common shares outstanding during the period – Basic	808.6	731.3	500.9
Dilutive common stock equivalents:(2)
Outstanding stock options, “stock-settled” stock appreciation rights, restricted stock units and executive deferred compensation units	13.0	16.0	4.1

Weighted-average number of common shares outstanding during the period – Diluted(3)	821.6	747.3	505.0

(1)	The increase in the weighted-average number of common shares outstanding for the year ended December 31, 2013 used for both Basic and Diluted EPS resulted primarily from the issuance of 318.0 million shares in connection with the Merger and the issuance of 13.4 million shares from option exercises and restricted stock unit distributions related to awards converted in the Merger, partially offset by the repurchase of 60.4 million of treasury shares for the year ended December 31, 2013. The increase in the weighted-average number of common shares outstanding for the year ended December 31, 2012 used for both Basic and Diluted EPS resulted primarily from the issuance of 318.0 million shares in connection with the Merger and the issuance of 13.2 million shares from option exercises and restricted stock unit distributions related to awards converted in the Merger.
(2)	Dilutive common stock equivalents exclude the 2.3 million shares that we would receive if the 2013 Accelerated Share Repurchase Agreement discussed in Note 9—Common stock was settled as of December 31, 2013. These were excluded because their effect was anti-dilutive.
(3)	Excludes awards of 3.5 million, 5.9 million and 3.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. These were excluded because their effect was anti-dilutive.

Foreign currency translation. The financial statements of our foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for each period for revenues, expenses, gains and losses. The functional currency for our foreign subsidiaries is the local currency and cumulative translation adjustments (credit balances of $11.7 million and $18.9 million at December 31, 2013 and 2012, respectively) are recorded within the accumulated other comprehensive income component of stockholders’ equity.

Comprehensive income. In addition to net income, comprehensive income (net of taxes) includes foreign currency translation adjustments. We recognized foreign currency translation adjustments of $(7.2) million, $1.9 million and $(2.8) million for the years ending December 31, 2013, 2012 and 2011, respectively.

New accounting guidance. In July 2013, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance containing changes to the presentation of an unrecognized tax benefit when a loss or credit carryforward exists. This statement is effective for financial statements issued for annual periods beginning after December 15, 2013, with early adoption permitted. Adoption of the standard is not expected to impact our financial position, results of operations, or cash flows.

In February 2013, the FASB issued authoritative guidance containing changes to the presentation of amounts reclassified out of accumulated other comprehensive income. This statement is effective for financial statements issued for annual periods beginning after December 15, 2012. Adoption of the standard impacts the presentation of certain information within the consolidated financial statements, but will not impact our consolidated financial position, consolidated results of operations or consolidated cash flows. The Company has not reclassified amounts out of accumulated other comprehensive income; as such, no additional information is presented for the years ended December 31, 2013, 2012 or 2011.

2. Fair value measurements

FASB guidance regarding fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Financial assets accounted for at fair value on a recurring basis include cash equivalents of $845.2 million and $1,572.3 million, restricted cash and investments of $22.8 million and $19.6 million, and trading securities (included in other assets) of $18.7 million and $15.8 million, at December 31, 2013 and 2012, respectively. These assets are carried at fair value based on quoted market prices in active markets for identical securities (Level 1 inputs). Cash equivalents include investments in AAA-rated money market mutual funds with maturities of less than 90 days.

FASB guidance allows a company to elect to measure eligible financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, equity method investments, accounts payable, guarantees, issued debt and firm commitments. Currently, we have not elected to account for any of our eligible items using the fair value option under this guidance.

The carrying value of cash and cash equivalents (Level 1), restricted cash and investments (Level 1), accounts receivable, claims and rebates payable, and accounts payable approximated fair values due to the short-term maturities of these instruments. The fair value, which approximates the carrying value, of our bank credit facility (Level 2) was estimated using the current rates offered to us for debt with similar maturity. The carrying values and the fair values of our senior notes are shown, net of unamortized discounts and premiums, in the following table:

	December 31, 2013		December 31, 2012
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
March 2008 Senior Notes
7.125% senior notes due 2018	$1,378.5	$1,420.4	$1,417.2	$1,497.3
6.125% senior notes due 2013	—	—	303.3	303.0

	1,378.5	1,420.4	1,720.5	1,800.3
June 2009 Senior Notes
6.250% senior notes due 2014	—	—	998.7	1,076.4
7.250% senior notes due 2019	497.9	607.8	497.6	645.1

	497.9	607.8	1,496.3	1,721.5
September 2010 Senior Notes
2.750% senior notes due 2015	506.9	514.9	510.9	522.4
4.125% senior notes due 2020	506.8	519.7	507.6	546.1

	1,013.7	1,034.6	1,018.5	1,068.5
May 2011 Senior Notes
3.125% senior notes due 2016	1,497.0	1,566.2	1,495.8	1,590.2

November 2011 Senior Notes
3.500% senior notes due 2016	1,249.8	1,324.4	1,249.7	1,347.8
4.750% senior notes due 2021	1,241.2	1,325.4	1,240.3	1,425.7
2.750% senior notes due 2014	899.7	917.1	899.4	930.8
6.125% senior notes due 2041	698.4	801.0	698.4	894.6

	4,089.1	4,367.9	4,087.8	4,598.9
February 2012 Senior Notes
2.650% senior notes due 2017	1,490.7	1,548.0	1,487.9	1,559.6
2.100% senior notes due 2015	998.1	1,014.4	996.5	1,023.7
3.900% senior notes due 2022	981.9	1,003.4	980.0	1,073.3

	3,470.7	3,565.8	3,464.4	3,656.6

Total	$11,946.9	$12,562.7	$13,283.3	$14,436.0

The fair values of our senior notes were estimated based on observable market information (Level 2). In determining the fair value of liabilities, we took into consideration the risk of nonperformance. Nonperformance risk refers to the risk that the obligation will not be fulfilled and affects the value at which the liability would be transferred to a market participant. This risk did not have a material impact on the fair value of our liabilities.

3. Changes in business

Acquisitions. As a result of the Merger on April 2, 2012, Medco and ESI each became 100% owned subsidiaries of Express Scripts and former Medco and ESI stockholders became owners of Express Scripts stock, which is listed on the Nasdaq. Upon closing of the Merger, former ESI stockholders owned approximately 59% of Express Scripts and former Medco stockholders owned approximately 41% of Express Scripts. Per the terms of the Merger Agreement, upon consummation of the Merger on April 2, 2012, each share of Medco common stock was converted into (i) the right to receive $28.80 in cash, without interest and (ii) 0.81 shares of Express Scripts stock. Holders of Medco stock options, restricted stock units and deferred stock units received replacement awards at an exchange ratio of 1.3474 Express Scripts stock awards for each Medco award owned, which is equal to the sum of (i) 0.81 and (ii) the quotient obtained by dividing (1) $28.80 (the cash component of the Merger consideration) by (2) an amount equal to the average of the closing prices of ESI common stock on the Nasdaq for each of the 15 consecutive trading days ending with the fourth complete trading day prior to the completion of the Merger.

Based on the opening price of Express Scripts’ stock on April 2, 2012, the purchase price was comprised of the following:

(in millions)
Cash paid to Medco stockholders(1)	$11,309.6
Value of shares of common stock issued to Medco stockholders(2)	17,963.8
Value of stock options issued to holders of Medco stock options(3)(4)	706.1
Value of restricted stock units issued to holders of Medco restricted stock units(3)	174.9

Total consideration	$30,154.4

(1)	Equals Medco outstanding shares multiplied by $28.80 per share.
(2)	Equals Medco outstanding shares immediately prior to the Merger multiplied by the exchange ratio of 0.81, multiplied by the Express Scripts opening share price on April 2, 2012 of $56.49.
(3)	In accordance with applicable accounting guidance, the fair value of replacement awards attributable to pre-combination service is recorded as part of the consideration transferred in the Merger, while the fair value of replacement awards attributable to post-combination service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period.
(4)	The fair value of the Company’s equivalent stock options was estimated using the Black-Scholes valuation model utilizing various assumptions. The expected volatility of the Company’s common stock price is a blended rate based on the average historical volatility over the expected term based on daily closing stock prices of ESI and Medco common stock. The expected term of the option is based on Medco historical employee stock option exercise behavior as well as the remaining contractual exercise term.

The consolidated statement of operations for Express Scripts for the year ended December 31, 2012 following consummation of the Merger on April 2, 2012 includes Medco’s total revenues for continuing operations of $45,763.5 million and net income of $290.7 million, which includes integration expense and amortization.

The following unaudited pro forma information presents a summary of Express Scripts’ combined results of continuing operations for the years ended December 31, 2012 and 2011 as if the Merger and related financing transactions had occurred at January 1, 2011. The following pro forma financial information is not necessarily indicative of the results of operations as it would have been had the transactions been effected on the assumed date, nor is it necessarily an indication of trends in future results for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma information, basic shares outstanding and dilutive equivalents, cost savings from operating efficiencies, potential synergies and the impact of incremental costs incurred in integrating the businesses:

	Year Ended December 31,
(in millions, except per share data)	2012	2011
Total revenues	$109,639.2	$115,463.4
Net income attributable to Express Scripts	1,345.5	719.8
Basic earnings per share from continuing operations	1.69	0.88
Diluted earnings per share from continuing operations	$1.66	$0.87

Pro forma net income for the year ended December 31, 2011 includes total non-recurring amounts of $1,192.2 million related to severance payments, accelerated stock-based compensation and transaction and integration costs incurred in connection with the Merger.

The Merger was accounted for under the acquisition method of accounting with ESI treated as the acquirer for accounting purposes. The purchase price was allocated based on the estimated fair value of net assets acquired and liabilities assumed at the date of the acquisition.

During the first quarter ended March 31, 2013, the Company made refinements to its preliminary allocation of purchase price related to accrued liabilities due to the finalization of assumptions utilized to value the liabilities acquired. These adjustments had the effect of increasing current assets and other noncurrent liabilities and decreasing goodwill, deferred tax liabilities and current liabilities.

Express Scripts finalized the purchase price allocation and push down accounting as of March 31, 2013. The following table summarizes Express Scripts’ estimates of the fair values of the assets acquired and liabilities assumed in the Merger:

(in millions)	Amounts Recognized as of Acquisition Date
Current assets	$6,934.9
Property and equipment	1,390.6
Goodwill	23,965.6
Acquired intangible assets	16,216.7
Other noncurrent assets	48.3
Current liabilities	(8,966.4)
Long-term debt	(3,008.3)
Deferred income taxes	(5,875.2)
Other noncurrent liabilities	(551.8)

Total	$30,154.4

A portion of the excess of purchase price over tangible net assets acquired was allocated to intangible assets consisting of customer contracts in the amount of $15,935.0 million with an estimated weighted-average amortization period of 16 years. Additional intangible assets consist of trade names in the amount of $273.0 million with an estimated weighted-average amortization period of 10 years and miscellaneous intangible assets of $8.7 million with an estimated weighted-average amortization period of 5 years. The acquired intangible assets have been valued using an income approach and are being amortized on a basis that approximates the pattern of benefit.

The excess of purchase price over tangible net assets and identified intangible assets acquired was allocated to goodwill in the amount of $23,965.6 million. The majority of the goodwill recognized as part of the Merger is reported under our PBM segment and reflects our expected synergies from combining operations, such as improved economies of scale and cost savings. Goodwill recognized is not expected to be deductible for income tax purposes and is not amortized.

As a result of the Merger on April 2, 2012, we acquired the receivables of Medco. The gross contractual amounts receivable and fair value of these receivables as of the acquisition date are shown below. Of the gross amounts due under the contracts as of the date of acquisition, we estimated $43.6 million related to client accounts receivables to be uncollectible.

(in millions)	Gross Contractual Amounts Receivable	Fair Value
Manufacturer Accounts Receivables	$1,895.2	$1,895.2
Client Accounts Receivables	2,432.2	2,388.6

Total	$4,327.4	$4,283.8

ESI and Medco each retained a one-sixth ownership in Surescripts, resulting in a combined one-third ownership in Surescripts. Due to the increased ownership percentage following the Merger, we account for the investment in Surescripts using the equity method and have recorded equity income of $32.8 million and $14.9 million for the years ended December 31, 2013 and 2012, respectively. Our investment in Surescripts (approximately $30.2 million and $11.9 million as of December 31, 2013 and 2012, respectively) is recorded in “Other assets” in our consolidated balance sheet.

4. Dispositions

During 2012 and 2013, we determined various businesses were no longer core to our future operations and committed to a plan to dispose of these businesses. As a result, during 2013 we sold our acute infusion therapies line of business and various portions of our UBC line of business and during 2012 we sold EAV, Liberty and CYC. In accordance with applicable accounting guidance, we have also determined our European operations to be classified as held for sale. Prior to the sales of our acute infusion therapies line of business, EAV and Liberty, goodwill and intangible impairment charges were recorded. Below is a summary of 2013 and 2012 charges associated with these businesses and the impact to our consolidated statement of operations:

	December 31, 2013		December 31, 2012
(in millions)	Gain recorded upon sale	Goodwill & Intangible Impairments	Gain recorded upon sale	Goodwill & Intangible Impairments
EAV	$—	$—	$3.7	$(11.5)
Disposed UBC operations
Technology solutions and publications for biopharmaceutical companies	18.3	—	—	—
Health economics, outcomes research, data analytics and market access services	11.4	—	—	—
Specialty services for pre-market trials	22.1	—	—	—
Acute infusion therapies line of business	0.5	(32.9)	—	—

Recorded in net loss from discontinued operations, net of tax	$52.3	$(32.9)	$3.7	$(11.5)
Liberty	$—	$—	$0.5	$(23.0)
CYC(1)	3.5	—	14.3	—

Recorded in selling, general and administrative	$3.5	$—	$14.8	$(23.0)

Total disposition charges	$55.8	$(32.9)	$18.5	$(34.5)

(1)	Reflects the settlement of certain working capital balances in 2013.

Sale of our acute infusion therapies line of business. On November 1, 2013, we completed the sale of our acute infusion therapies line of business, which was included within our PBM segment before being classified as a discontinued operation as of September 30, 2013. During the fourth quarter of 2013, we recognized a gain on the sale of this business, net of the sale of its assets, which totaled $0.5 million. The gain is included in the “Net loss from discontinued operations, net of tax” line item in the accompanying consolidated statement of operations for the year ended December 31, 2013.

In 2013, in connection with entering into an agreement for the sale of the business, an impairment in the value of the related goodwill was identified. The impairment charge, which totaled $32.9 million, was recorded and reflects goodwill impairment and the subsequent write-down to fair market value. The fair value was determined utilizing the contracted sales price of the business (Level 2). The impairment charge is included in the “Net loss from discontinued operations, net of tax” line item in the accompanying consolidated statement of operations for the year ended December 31, 2013.

Sale of portions of UBC. On August 15, 2013, we completed the sale of the portion of our UBC business related to specialty services for pre-market trials located in Wayne, Pennsylvania. During the third quarter of 2013, we recognized a gain on the sale of this business which totaled $22.1 million. On July 1, 2013, we completed the sale of the portion of our UBC business related to providing health economics, outcomes research, data analytics and market access services located in Bethesda, Maryland. During the third quarter of 2013, we recognized a gain on the sale of this business which totaled $11.4 million. On June 7, 2013, we completed the sale of the portion of our UBC business which primarily provided technology solutions and publications for biopharmaceutical companies located in Horsham, United Kingdom. During the second quarter of 2013, we recognized a gain on the sale of this business which totaled $18.3 million. The gains on these businesses are included in the “Net loss from discontinued operations, net of tax” line item in the accompanying consolidated statement of operations for the year ended December 31, 2013. Our disposed UBC operations were included within our Other Business Operations segment before being classified as discontinued operations as of December 31, 2012.

Sale of EAV. On December 4, 2012, we completed the sale of our EAV line of business, which primarily provided home delivery pharmacy services in Germany. During the fourth quarter of 2012, we recognized a gain on the sale of this business, net of the sale of its assets, which totaled $3.7 million. The gain is included in the “Net loss from discontinued operations, net of tax” line item in the accompanying consolidated statement of operations for the year ended December 31, 2012. Prior to being classified as a discontinued operation, EAV was included in our Other Business Operations segment.

In 2012, the Company determined it was necessary to reassess carrying values of EAV’s assets and liabilities based on a change in business environment related to an adverse court ruling by the German high court in August 2012 and the expected disposal of EAV as a result of the ruling (Level 2). Based on the assessment, we recorded impairment charges associated with this line of business totaling $11.5 million to reflect the write-down of $2.0 million of goodwill and $9.5 million of intangible assets. These charges are included in the “Net loss from discontinued operations, net of tax” line item in the accompanying consolidated statement of operations for the year ended December 31, 2012.

Sale of Liberty. On December 3, 2012, we completed the sale of our Liberty line of business, which is included within our Other Business Operations segment. Liberty sells diabetes testing supplies and is located in Port St. Lucie, Florida. Following the sale, Express Scripts will work as a back-end pharmacy supplier for portions of the Liberty business for a minimum of two years. Therefore, the Company retains certain cash flows associated with Liberty following the sale which preclude classification of this business as a discontinued operation. During the fourth quarter of 2012, we recognized a gain on the sale of this business, net of the sale of its assets, which totaled $0.5 million. The gain is included in the SG&A line item in the accompanying consolidated statement of operations for the year ended December 31, 2012.

In 2012, as a result of our plan to dispose of Liberty, an impairment charge totaling $23.0 million was recorded against intangible assets. The fair value was determined utilizing the contracted sales price of the business (Level 2). This charge is included in the SG&A line item in the accompanying consolidated statement of operations for the year ended December 31, 2012. The write-down was comprised of impairments to customer relationships with a carrying value of $24.2 million and trade names with a carrying value of $6.6 million.

From the date of Merger through the date of disposal, Liberty’s revenue totaled $323.9 million and operating loss totaled $32.3 million. As Liberty was sold in 2012, no associated assets or liabilities were held as of December 31, 2012.

Sale of CYC. On September 14, 2012, we completed the sale of our CYC line of business, which is included within our Other Business Operations segment. Upon completion of the sale, we recognized a gain on the sale of this business, net of the sale of its assets, which totaled $14.3 million. The gain is included in the SG&A line item in the accompanying consolidated statement of operations for the year ended December 31, 2012. During the first quarter of 2013, certain working capital balances were settled, resulting in a $3.5 million gain. The gain is included in the SG&A line item in the accompanying consolidated statement of operations for the year ended December 31, 2013.

We determined that the results of operations for CYC for 2012 and 2011 were immaterial to both consolidated and segment results of operations, and we have therefore not presented these results separately as discontinued operations for the current or prior periods. Operating income (loss), including the gain associated with the sale, totaled $14.7 million and less than $(0.1) million for the years ended December 31, 2012 and 2011, respectively. Total assets for CYC as of December 31, 2011 were $36.9 million. The majority of these assets represented goodwill of $12.0 million and cash of $14.9 million. As these amounts represented less than 0.1% of total consolidated assets, the assets were not classified as held for sale within the consolidated balance sheet.

Held for sale classification of Europe. During the fourth quarter of 2012, we determined that our operations in Europe, which were included within our Other Business Operations segment, were not core to our future operations and committed to a plan to dispose of this business. As a result, this business was classified as discontinued as of December 31, 2012. Our European operations primarily consisted of clinical and specialty pharmacy management services. It is expected that our European operations will be shut down in the first half of 2014.

Select financial information. The results of operations for our acute infusion therapies line of business, portions of UBC, as defined above, EAV and our European operations are reported as discontinued operations for all periods presented in the accompanying consolidated statement of operations in accordance with applicable accounting guidance. As such, results of operations for the year ended December 31, 2013 and 2012 reflect these operations as discontinued. As the discontinued operations were acquired through the Merger, results of operations for the period beginning January 1, 2012 through April 1, 2012 do not include these operations in our accompanying consolidated statement of operations. Additionally, for all periods presented, cash flows of our discontinued operations are segregated in our accompanying consolidated statement of cash flows. Finally, assets and liabilities of these businesses held were segregated in our accompanying consolidated balances sheet as of December 31, 2013 and 2012. The major components of assets and liabilities of these discontinued operations are as follows:

	December 31,
(in millions)	2013	2012
Current assets	$31.0	$271.4
Goodwill	—	127.9
Other intangible assets, net	—	157.4
Other assets	—	22.5

Total assets	$31.0	$579.2

Current liabilities	$1.3	$150.7
Deferred taxes	—	44.9
Other liabilities	0.1	3.7

Total liabilities	$1.4	$199.3

Select statement of operations information. Certain information with respect to discontinued operations, as defined above, for the years ended December 31, 2013 and 2012 is summarized below. There were no discontinued operations for the year ended December 31, 2011.

(in millions)	2013	2012
Revenues	$521.2	$702.3
Operating loss	(24.9)	(22.7)
Income tax expense from discontinued operations	(28.7)	(7.5)
Net loss from discontinued operations, net of tax	$(53.6)	$(32.3)

5. Property and equipment

Property and equipment of our continuing operations consists of the following:

	December 31,
(in millions)	2013	2012
Land and buildings	$215.8	$216.4
Furniture	71.6	66.6
Equipment(1)	707.5	542.5
Computer software	1,582.3	1,321.3
Leasehold improvements	173.4	179.1

Total property and equipment	2,750.6	2,325.9
Less accumulated depreciation(1)	(1,091.7)	(693.8)

Property and equipment, net	$1,658.9	$1,632.1

(1)	Includes gross assets of $58.1 million and accumulated depreciation of $5.5 million related to capital lease assets as of December 31, 2013.

Depreciation expense for our continuing operations in 2013, 2012 and 2011 was $428.8 million, $283.0 million and $98.6 million, respectively. Internally developed software, net of accumulated amortization, for our continuing operations was $619.9 million and $743.5 million at December 31, 2013 and 2012, respectively. We capitalized $62.9 million of internally developed software during 2013.

In November 2012, we entered into a four-year capital lease for equipment to be used in our Fair Lawn, New Jersey facility, with a commencement date of January 1, 2013. The assets obtained with the capital lease are included in the Equipment line disclosed in the table above. As of December 31, 2013, the capitalized lease obligation was $42.0 million (see Note 12—Commitments and contingencies).

Under certain of our operating leases for facilities in which we operate home delivery and specialty pharmacies, we are required to remove improvements and equipment upon surrender of the property to the landlord and convert the facilities back to office space. Our asset retirement obligation for our continuing operations was $10.1 million and $4.9 million at December 31, 2013 and 2012, respectively.

In the first quarter of 2011, we ceased fulfilling prescriptions from our home delivery dispensing pharmacy in Bensalem, Pennsylvania. We are currently in the process of closing this facility, which is scheduled to be completed in 2014.

6. Goodwill and other intangibles

The following is a summary of our goodwill and other intangible assets for our two reportable segments, PBM and Other Business Operations.

	December 31, 2013			December 31, 2012(1)
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill
PBM(2)	$29,315.4	$(107.4)	$29,208.0	$29,330.4	$(107.4)	$29,223.0
Other Business Operations	97.4	—	97.4	97.4	—	97.4

	$29,412.8	$(107.4)	$29,305.4	$29,427.8	$(107.4)	$29,320.4

Other intangible assets
PBM
Customer contracts(3)	$17,602.3	$(3,926.2)	$13,676.1	$17,672.7	$(2,038.3)	$15,634.4
Trade names	226.6	(39.0)	187.6	226.6	(16.7)	209.9
Miscellaneous(4)	111.6	(47.4)	64.2	121.6	(34.9)	86.7

	17,940.5	(4,012.6)	13,927.9	18,020.9	(2,089.9)	15,931.0

Other Business Operations
Customer relationships(5)	127.3	(69.2)	58.1	138.5	(63.2)	75.3
Trade names	35.8	(6.2)	29.6	34.7	(3.1)	31.6

	163.1	(75.4)	87.7	173.2	(66.3)	106.9

Total other intangible assets	$18,103.6	$(4,088.0)	$14,015.6	$18,194.1	$(2,156.2)	$16,037.9

(1)	Goodwill associated with the PBM now excludes discontinued operations of our acute infusion therapies line of business.
(2)	PBM goodwill associated with the Merger has been reduced by $12.7 million due to finalization of the purchase price allocation during the first quarter of 2013.
(3)	Changes in gross PBM customer contracts and related accumulated amortization reflect a decrease of $84.4 million related to the write-off of fully depreciated assets. Changes in PBM customer contracts also reflect an increase of $14.5 million related to the SmartD asset acquisition, as discussed below.
(4)	Changes in gross miscellaneous intangible assets and related accumulated amortization reflect a decrease of $10.0 million following the write-off of deferred financing fees related to the early repayment and the redemption of senior notes. See Note 7—Financing for additional information.
(5)	Changes in gross customer relationships and related accumulated amortization reflect a decrease of $11.2 million. These balances reflect amounts written off and have no net impact on the net other intangible assets balance.

A summary of the change in the net carrying value of goodwill by business segment is shown in the following table:

(in millions)	PBM	Other Business Operations	Total
Balance at December 31, 2011	$5,405.2	$80.5	$5,485.7
Acquisitions(1)	23,856.5	121.8	23,978.3
Discontinued operations(2)	(39.4)	(88.5)	(127.9)
Dispositions(3)	—	(14.0)	(14.0)
Foreign currency translation and other	0.7	(2.4)	(1.7)

Balance at December 31, 2012	$29,223.0	$97.4	$29,320.4

Purchase price allocation adjustment(4)	(12.7)	—	(12.7)
Foreign currency translation	(2.3)	—	(2.3)

Balance at December 31, 2013	$29,208.0	$97.4	$29,305.4

(1)	Represents the acquisition of Medco in April 2012.
(2)	Represents goodwill associated with the discontinued portions of UBC and our acute infusion therapies line of business.
(3)	Represents the disposition of $12.0 million of goodwill associated with the sale of CYC and the impairment of $2.0 million associated with EAV.
(4)	Goodwill associated with the Merger has been adjusted due to the finalization of the purchase price allocation during the first quarter of 2013.

The aggregate amount of amortization expense of other intangible assets for our continuing operations was $2,037.8 million, $1,632.0 million and $236.0 million for the years ended December 31, 2013, 2012 and 2011, respectively. Amortization expense for the years ended December 31, 2013 and 2012 includes $19.6 million and $43.6 million, respectively, of fees incurred, recorded in interest expense in the consolidated statement of operations, related to our debt instruments. Additionally, in accordance with applicable accounting guidance, amortization of $114.0 million for customer contracts related to the PBM agreement has been included as an offset to revenues for each of the years ended December 31, 2013, 2012 and 2011. The future aggregate amount of amortization expense of other intangible assets for our continuing operations is expected to be approximately $1,767.8 million for 2014, $1,747.4 million for 2015, $1,740.2 million for 2016, $1,322.7 million for 2017 and $1,312.0 million for 2018. The weighted-average amortization period of intangible assets subject to amortization is 16 years in total, and by major intangible class is 5 to 20 years for customer-related intangibles and 2 to 30 years years for other intangible assets.

In connection with an asset acquisition and the disposition of various businesses (see Note 4—Dispositions), and pursuant to our policies for assessing impairment of goodwill and long-lived assets (see Note 1—Summary of significant accounting policies), we recorded various additions and charges, as described below.

Asset acquisition of SmartD. Our PBM gross customer contract balance as of December 31, 2013 includes an increase of $14.5 million. This new intangible asset has a useful life of 10 years and is the result of our asset acquisition of the SmartD Medicare Prescription Drug Plan (“PDP”) on September 1, 2013. The asset acquisition added 87,000 covered Medicare lives to our existing PDP offering.

Sale of acute infusion therapies line of business. In connection with entering into an agreement for the sale of the acute infusion therapies line of business, amounts previously classified in continuing operations have been reclassified to discontinued operations for the year ended December 31, 2012. Amounts reclassified as discontinued operations included goodwill of $39.4 million. During the year ended December 31, 2013, we recorded goodwill impairment charges associated with our acute infusion therapies line of business totaling $32.9 million. As a gain was recorded on the sale, the elimination of the remaining goodwill of $6.5 million was not recorded as an impairment.

Sale of portions of UBC. As a result of our determination that portions of the UBC business were not core to our future operations, amounts previously classified in continuing operations were reclassified to discontinued operations in 2012. Amounts reclassified as discontinued operations, and subsequently written off in connection with the sale of these lines of business throughout 2013, included goodwill of $88.5 million and intangible assets of $157.4 million. Intangible assets were comprised of customer relationships with a carrying value of $157.4 million (gross value of $181.4 million less accumulated amortization of $24.0 million). As a gain was recorded on the sale of these businesses, the elimination of these amounts was not recorded as an impairment.

Sale of EAV. In 2012, we recorded impairment charges associated with EAV totaling $11.5 million, which was comprised of $2.0 million of goodwill and $9.5 million of intangible assets and reflected fair value. The write-down of intangible assets was comprised of customer relationships with a carrying value of $3.6 million (gross value of $5.0 million less accumulated amortization of $1.4 million) and trade names with a carrying value of $5.9 million (gross value of $7.0 million less accumulated amortization of $1.1 million).

Sale of Liberty. In 2012, we recorded an impairment charge associated with Liberty totaling $23.0 million to reflect fair value. The write-down was comprised of customer relationships with a carrying value of $24.2 million (gross value of $35.0 million less accumulated amortization of $10.8 million) and trade names with a carrying value of $6.6 million (gross value of $7.0 million less accumulated amortization of $0.4 million). This charge was allocated to these assets on a pro rata basis using the carrying values as of September 30, 2012.

Sale of CYC. In 2012, we completed the sale of CYC, which was included in our Other Business Operations segment. In connection with the sale of this line of business, goodwill of $12.0 million and trade names of $0.7 million were eliminated upon the sale of the business. As a gain was recorded on the sale, the elimination of these amounts was not recorded as an impairment.

7. Financing

The Company’s debt, net of unamortized discounts and premiums, consists of:

	December 31,
(in millions)	2013	2012
Long-term debt:
March 2008 Senior Notes
7.125% senior notes due 2018	$1,378.5	$1,417.2
6.125% senior notes due 2013	—	303.3

	1,378.5	1,720.5
June 2009 Senior Notes
6.250% senior notes due 2014	—	998.7
7.250% senior notes due 2019	497.9	497.6

	497.9	1,496.3
September 2010 Senior Notes
2.750% senior notes due 2015	506.9	510.9
4.125% senior notes due 2020	506.8	507.6

	1,013.7	1,018.5
May 2011 Senior Notes
3.125% senior notes due 2016	1,497.0	1,495.8

November 2011 Senior Notes
3.500% senior notes due 2016	1,249.8	1,249.7
4.750% senior notes due 2021	1,241.2	1,240.3
2.750% senior notes due 2014	899.7	899.4
6.125% senior notes due 2041	698.4	698.4

	4,089.1	4,087.8
February 2012 Senior Notes
2.650% senior notes due 2017	1,490.7	1,487.9
2.100% senior notes due 2015	998.1	996.5
3.900% senior notes due 2022	981.9	980.0

	3,470.7	3,464.4
Term facility due August 29, 2016 with an average interest rate of 1.92% at December 31, 2013 and 1.96% at December 31, 2012	2,000.0	2,631.6
Other	0.1	0.1

Total debt	13,947.0	15,915.0
Less: Current maturities of long-term debt	1,584.0	934.9

Total long-term debt	$12,363.0	$14,980.1

BANK CREDIT FACILITIES

On August 29, 2011, ESI entered into a credit agreement (the “credit agreement”) with a commercial bank syndicate providing for a five-year $4,000.0 million term loan facility (the “term facility”) and a $1,500.0 million revolving loan facility (the “revolving facility”). The term facility was used to pay a portion of the cash consideration in connection with the Merger (as discussed in Note 3—Changes in business), to repay existing indebtedness and to pay related fees and expenses. Subsequent to consummation of the Merger on April 2, 2012, the revolving facility is available for general corporate purposes. The term facility and the revolving facility both mature on August 29, 2016. As of December 31, 2013, no amounts were drawn under the revolving facility. The Company makes quarterly principal payments on the term facility. Additionally, during the fourth quarter of 2012, the Company paid down $1,000.0 million of the term facility. As of December 31, 2013, $2,000.0 million was outstanding under the term facility with an average interest rate of 1.92%, of which $684.2 million is considered current maturities of long-term debt. Upon consummation of the Merger, Express Scripts assumed the obligations of ESI and became the borrower under the credit agreement.

The credit agreement requires interest to be paid at the LIBOR or adjusted base rate options, plus a margin. The margin over LIBOR ranges from 1.25% to 1.75% for the term facility and 1.10% to 1.55% for the revolving facility, and the margin over the base rate options ranges from 0.25% to 0.75% for the term facility and 0.10% to 0.55% for the revolving facility, depending on our consolidated leverage ratio. Under the credit agreement, we are required to pay commitment fees on the unused portion of the $1,500.0 million revolving facility. The commitment fee ranges from 0.15% to 0.20% depending on our consolidated leverage ratio.

BRIDGE FACILITY

On August 5, 2011, ESI entered into a credit agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent, Citibank, N.A., as syndication agent, and the other lenders and agents named within the agreement. The credit agreement provided for a one-year unsecured $14,000.0 million bridge term loan facility (the “bridge facility”). No amounts were withdrawn under the bridge facility, and subsequent to consummation of the Merger on April 2, 2012, the bridge facility was terminated.

FIVE-YEAR CREDIT FACILITY

On April 30, 2007, Medco entered into a senior unsecured credit agreement, which was available for general working capital requirements. The facility consisted of a $1,000.0 million, 5-year senior unsecured term loan and a $2,000.0 million, 5-year senior unsecured revolving credit facility. The facility was due to mature on April 30, 2012. Medco refinanced the $2,000.0 million senior unsecured revolving credit facility on January 23, 2012. Upon completion of the Merger, the $1,000.0 million senior unsecured term loan and all associated interest, and the $1,000.0 million then outstanding under the senior unsecured revolving credit facility, were repaid in full and terminated.

ACCOUNTS RECEIVABLE FINANCING FACILITY

Upon consummation of the Merger, Express Scripts assumed a $600.0 million, 364-day renewable accounts receivable financing facility that was collateralized by Medco’s pharmaceutical manufacturer rebates accounts receivable. On September 21, 2012, Express Scripts terminated the facility and repaid all amounts drawn down.

INTEREST RATE SWAP

Medco entered into five interest rate swap agreements in 2004. These swap agreements, in effect, converted $200.0 million of Medco’s $500.0 million of 7.250% senior notes due 2013 to variable interest rate debt. Under the terms of these swap agreements, Medco received a fixed rate of interest of 7.250% on $200.0 million and paid variable interest rates based on the six-month LIBOR plus a weighted-average spread of 3.05%. The payment dates under the agreements coincided with the interest payment dates on the hedged debt instruments and the difference between the amounts paid and received was included in interest expense. These swaps were settled on May 7, 2012. Express Scripts received $10.1 million for settlement of the swaps and the associated accrued interest receivable through May 7, 2012, and recorded a loss of $1.5 million related to the carrying amount of the swaps and bank fees.

SENIOR NOTES

Following the consummation of the Merger on April 2, 2012, several series of senior notes issued by Medco are reported as debt obligations of Express Scripts on a consolidated basis.

In August 2003, Medco issued $500.0 million aggregate principal amount of 7.250% senior notes due 2013 (the “August 2003 Senior Notes”). On May 7, 2012, the Company redeemed the August 2003 Senior Notes. These notes were redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed, or (ii) the sum of the present values of 107.25% of the principal amount of these notes being redeemed, plus all scheduled payments of interest on the notes discounted to the redemption date at a semi-annual equivalent yield to a comparable U.S. Treasury security for such redemption date plus 50 basis points. Total cash payments related to these notes were $549.4 million comprised of principal, redemption costs and interest.

On March 18, 2008, Medco issued $1,500.0 million of senior notes (the “March 2008 Senior Notes”), including:

•	$300.0 million aggregate principal amount of 6.125% senior notes due 2013

•	$1,200.0 million aggregate principal amount of 7.125% senior notes due 2018

The March 2008 Senior Notes require interest to be paid semi-annually on March 15 and September 15. On March 18, 2013, $300.0 million aggregate principal amount of 6.125% senior notes due 2013 matured and were redeemed. We may redeem some or all of the remaining March 2008 Senior Notes prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points with respect to any March 2008 Senior Notes being redeemed, plus, in each case, unpaid interest on the notes being redeemed accrued to the redemption date. The March 2008 Senior Notes are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed on a senior basis by us and most of our current and future 100% owned domestic subsidiaries. Medco used the net proceeds to reduce debts held on Medco’s revolving credit facility.

On June 9, 2009, ESI issued $2,500.0 million of senior notes (the “June 2009 Senior Notes”), including:

•	$1,000.0 million aggregate principal amount of 5.250% senior notes due 2012

•	$1,000.0 million aggregate principal amount of 6.250% senior notes due 2014

•	$500.0 million aggregate principal amount of 7.250% senior notes due 2019

The June 2009 Senior Notes require interest to be paid semi-annually on June 15 and December 15. On June 15, 2012, $1,000.0 million aggregate principal amount of 5.250% Senior Notes due 2012 matured and were redeemed. On March 29, 2013, the Company redeemed ESI’s $1,000.0 million aggregate principal amount of 6.250% senior notes due 2014. Total cash payments related to the redemption of the 6.250% senior notes due 2014 were $1,085.0 million, which included $68.5 million of redemption costs and write-off of deferred financing fees which are reflected within the “Interest expense and other” line item of the consolidated statement of operations for the year ended December 31, 2013. These notes are redeemable at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis at the treasury rate plus 50 basis points with respect to any notes being redeemed, plus in each case, unpaid interest on the notes being redeemed accrued to the redemption date. The June 2009 Senior Notes are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed on a senior unsecured basis by us and most of our current and future 100% owned domestic subsidiaries. ESI used the net proceeds for the acquisition of WellPoint’s NextRx PBM Business.

On September 10, 2010, Medco issued $1,000.0 million of senior notes (the “September 2010 Senior Notes”) including:

•	$500.0 million aggregate principal amount of 2.750% senior notes due 2015 (the “September 2015 Senior Notes”)

•	$500.0 million aggregate principal amount of 4.125% senior notes due 2020 (the “September 2020 Senior Notes”)

The September 2010 Senior Notes require interest to be paid semi-annually on March 15 and September 15. We may redeem some or all of the September 2010 Senior Notes prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points with respect to any September 2015 Senior Notes being redeemed, or 25 basis points with respect to any September 2020 Senior Notes being redeemed, plus, in each case, unpaid interest on the notes being redeemed accrued to the redemption date. The September 2010 Senior Notes are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed on a senior basis by us and most of our current and future 100% owned domestic subsidiaries.

On May 2, 2011, ESI issued $1,500.0 million aggregate principal amount of 3.125% senior notes due 2016 (the “May 2011 Senior Notes”). The May 2011 Senior Notes require interest to be paid semi-annually on May 15 and November 15. We may redeem some or all of the May 2011 Senior Notes prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points with respect to any May 2011 Senior Notes being redeemed, plus in each case, unpaid interest on the notes being redeemed accrued to the redemption date. The May 2011 Senior Notes are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed on a senior basis by us and most of our current and future 100% owned domestic subsidiaries. ESI used the net proceeds to repurchase treasury shares.

On November 14, 2011, we issued $4,100.0 million of senior notes (the “November 2011 Senior Notes”), including:

•	$900.0 million aggregate principal amount of 2.750% senior notes due 2014 (the “November 2014 Senior Notes”)

•	$1,250.0 million aggregate principal amount of 3.500% senior notes due 2016 (the “November 2016 Senior Notes”)

•	$1,250.0 million aggregate principal amount of 4.750% senior notes due 2021 (the “2021 Senior Notes”)

•	$700.0 million aggregate principal amount of 6.125% senior notes due 2041 (the “2041 Senior Notes”)

The November 2014 Senior Notes require interest to be paid semi-annually on May 21 and November 21. The November 2016 Senior Notes, 2021 Senior Notes, and 2041 Senior Notes require interest to be paid semi-annually on May 15 and November 15.

We may redeem some or all of each series of November 2011 Senior Notes prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis at the treasury rate plus 35 basis points with respect to any November 2014 Senior Notes being redeemed, 40 basis points with respect to any November 2016 Senior Notes being redeemed, 45 basis points with respect to any 2021 Senior Notes being redeemed, or 50 basis points with respect to any 2041 Senior Notes being redeemed, plus in each case, unpaid interest on the notes being redeemed accrued to the redemption date. The November 2011 Senior Notes are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed on a senior unsecured basis by most of our current and future 100% owned domestic subsidiaries. The net proceeds were used to pay a portion of the cash consideration paid in the Merger and to pay related fees and expenses (see Note 3—Changes in business).

On February 6, 2012, we issued $3,500.0 million of senior notes (the “February 2012 Senior Notes”), including:

•	$1,000.0 million aggregate principal amount of 2.100% senior notes due 2015 (“February 2015 Senior Notes”)

•	$1,500.0 million aggregate principal amount of 2.650% senior notes due 2017 (“February 2017 Senior Notes”)

•	$1,000.0 million aggregate principal amount of 3.900% senior notes due 2022 (“February 2022 Senior Notes”)

We may redeem some or all of each series of February 2012 Senior Notes prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 30 basis points with respect to any February 2015 Senior Notes being redeemed, 35 basis points with respect to any February 2017 Senior Notes being redeemed, or 40 basis points with respect to any February 2022 Senior Notes being redeemed plus, in each case, unpaid interest on the notes being redeemed, accrued to the redemption date. The February 2012 Senior Notes are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed on a senior unsecured basis by most of our current and future 100% owned domestic subsidiaries. The net proceeds were used to pay a portion of the cash consideration paid in the Merger and to pay related fees and expenses (see Note 3—Changes in business).

FINANCING COSTS

Financing costs of $13.3 million for the issuance of the June 2009 Senior Notes are being amortized over a weighted-average period of 5.2 years. Financing costs of $10.9 million for the issuance of the May 2011 Senior Notes are being amortized over 5 years. Financing costs of $29.9 million for the issuance of the November 2011 Senior Notes are being amortized over a weighted-average period of 12.1 years. Financing costs of $22.5 million for the issuance of the February 2012 Senior Notes are being amortized over a weighted-average period of 6.2 years.

We incurred financing costs of $91.0 million related to the bridge facility. Financing costs of $26.0 million were immediately expensed upon entering into the credit agreement, which reduced the commitments under the bridge facility by $4,000.0 million. The remaining financing costs of $65.0 million related to the bridge facility were capitalized and were amortized through April 2012. Amortization of the deferred financing costs was accelerated in proportion to the amount by which alternative financing replaced the commitments under the bridge facility.

Financing costs of $36.1 million related to the term facility and revolving facility are being amortized over 4.4 years. In conjunction with our payment of $1,000.0 million on the term loan, we wrote off a proportionate amount of financing costs.

Deferred financing costs are reflected in other intangible assets, net in the accompanying consolidated balance sheet.

COVENANTS

Our bank financing arrangements contain covenants that restrict our ability to incur additional indebtedness, create or permit liens on assets and engage in mergers or consolidations. The covenants also include minimum interest coverage ratios and maximum leverage ratios. The March 2008 Senior Notes are also subject to an interest rate adjustment in the event of a downgrade in the ratings to below investment grade. At December 31, 2013, we believe we were in compliance with all covenants associated with our credit agreements.

The following represents the schedule of current maturities, excluding unamortized discounts and premiums, for our long-term debt as of December 31, 2013 (amounts in millions):

Year Ended December 31,
2014	$1,584.3
2015	2,552.6
2016	3,013.2
2017	1,500.0
2018	1,200.0
Thereafter	3,950.0

$13,800.1

8. Income taxes

Income from continuing operations before income taxes of $3,030.3 million resulted in net tax expense of $1,104.0 million for 2013. We consider our foreign earnings to be indefinitely reinvested, and accordingly have not recorded a provision for U.S. federal and state income taxes thereon. Cumulative undistributed foreign earnings for which U.S. taxes have not been provided are included in consolidated retained earnings in the amount of $82.2 million, $65.6 million and $53.7 million as of December 31, 2013, 2012, and 2011, respectively. Upon distribution of such earnings, we would be subject to United States income taxes of approximately $30.0 million.

The provision (benefit) for income taxes for continuing operations consists of the following:

	Year Ended December 31,
(in millions)	2013	2012	2011
Income from continuing operations before income taxes:
United States	$2,987.6	$2,185.8	$2,029.4
Foreign	42.7	14.6	(2.3)

Total	$3,030.3	$2,200.4	$2,027.1

Current provision:
Federal	$1,483.4	$1,009.5	$565.2
State	192.3	216.8	42.5
Foreign	2.0	0.7	3.1

Total current provision	1,677.7	1,227.0	610.8

Deferred provision:
Federal	(520.0)	(358.5)	125.3
State	(45.3)	(29.8)	12.4
Foreign	(8.4)	(0.7)	0.1

Total deferred provision (benefit)	(573.7)	(389.0)	137.8

Total current and deferred provision	$1,104.0	$838.0	$748.6

A reconciliation of the statutory federal income tax rate and the effective tax rate follows (the effect of foreign taxes on the effective tax rate for 2013, 2012, and 2011 is immaterial):

	Year Ended December 31,
	2013	2012	2011
Statutory federal income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	2.6	5.1	2.0
Non-controlling interest	(0.3)	(0.3)	—
Investment in foreign subsidiaries	(0.7)	(3.0)	—
Other, net	(0.2)	1.3	—

Effective tax rate	36.4%	38.1%	37.0%

Our effective tax rate from continuing operations decreased to 36.4% for the year ended December 31, 2013, compared to 38.1% and 37.0% for 2012 and 2011, respectively.

During 2013, we recorded a discrete benefit of $51.2 million primarily attributable to investments in certain foreign subsidiaries for which we recognized as a result of various divestitures, deferred tax implications of newly enacted state laws and income not recognized for tax purposes. We recorded a discrete benefit of $8.2 million in 2012 primarily attributable to an income tax contingency related to prior year income tax return filings and investments in certain foreign subsidiaries which we expected to realize in the foreseeable future.

The effective tax rate recognized in discontinued operations was (115.1)% and (30.5)% for the years ended December 31, 2013 and 2012, respectively. There were no discontinued operations in 2011. Our income tax provision from discontinued operations was $28.7 million, and $7.5 million for 2013 and 2012, respectively.

The deferred tax assets and deferred tax liabilities recorded in our consolidated balance sheet are as follows:

	December 31,
(in millions)	2013	2012
Deferred tax assets:
Allowance for doubtful accounts	$70.9	$61.6
Note premium	81.6	101.7
Tax attributes	85.9	62.7
Deferred compensation	6.4	12.2
Equity compensation	268.7	359.5
Accrued expenses	406.0	329.9
Federal benefit of uncertain tax positions	181.8	164.9
Investment in foreign subsidiaries	—	15.6
Other	16.4	19.0

Gross deferred tax assets	1,117.7	1,127.1
Less valuation allowance	(66.9)	(34.7)

Net deferred tax assets	1,050.8	1,092.4

Deferred tax liabilities:
Depreciation and property differences	(434.3)	(444.6)
Goodwill and intangible assets	(5,585.9)	(6,164.7)
Prepaids	(4.0)	(7.7)
Other	(11.8)	(11.3)

Gross deferred tax liabilities	(6,036.0)	(6,628.3)

Net deferred tax liabilities	$(4,985.2)	$(5,535.9)

As of December 31, 2013, we have deferred tax assets for state and foreign net operating loss carryforwards of approximately $46.5 million and $29.7 million, respectively. The state and foreign net operating loss carryforwards, if unutilized, will expire between 2014 and 2033. A valuation allowance of $64.9 million exists for a portion of these deferred tax assets.

A reconciliation of our beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2013	2012	2011
Balance at January 1	$500.8	$32.4	$57.3
Additions for tax positions related to prior years(1)(2)	637.3	392.7	7.3
Reductions for tax positions related to prior years(1)	(92.0)	(1.3)	(30.3)
Additions for tax positions related to the current year	41.7	83.7	4.9
Reductions attributable to settlements with taxing authorities	(3.5)	—	(5.1)
Reductions as a result of a lapse of the applicable statute of limitations	(22.8)	(6.7)	(1.7)

Balance at December 31	$1,061.5	$500.8	$32.4

(1)	Includes $50.4 million additions and $8.3 million reductions of Medco income tax contingencies recorded through the allocation of Medco’s purchase price for the quarter ended March 31, 2013.
(2)	Includes $544.9 million in additions related to a claimed loss in 2012 on the disposition of Liberty.

Included in our unrecognized tax benefits are $451.4 million of uncertain tax positions that would impact our effective tax rate if recognized.

We recorded $22.8 million of interest and penalties to the provision for income taxes in our consolidated statement of operations for the year ended December 31, 2013 as compared to a $19.6 million charge and a $7.0 million benefit for the years ended December 2012 and 2011, respectively. During 2013, we also recorded $2.4 million of interest and penalties through acquisition accounting for the Merger as compared to $55.4 million in 2012. This resulted in $105.8 million and $80.6 million of accrued interest and penalties in our consolidated balance sheet as of December 31, 2013 and 2012, respectively.

The Internal Revenue Service (“IRS”) is currently examining Medco’s 2008, 2009 and 2010 consolidated U.S. federal income tax returns. This examination is expected to conclude in early 2014 and is not expected to result in a material change to our financial position. In 2013, the IRS commenced its examination of ESI’s 2010, 2011 and 2012 consolidated U.S. federal income tax returns. Our federal income tax audit uncertainties primarily relate to the timing of deductions while various state income tax audit uncertainties primarily relate to the attribution of overall taxable income to those states. We have taken positions in certain taxing jurisdictions for which it is reasonably possible that the total amounts of unrecognized tax benefits may change within the next twelve months. The possible change could result from the finalization of income tax audits and lapses of statutes of limitation. An estimate of the range of the reasonably possible change in the next 12 months cannot be made. The majority of the open tax years subject to examination by taxing authorities are for years subsequent to 2007.

As of December 31, 2013, management intends to pursue a $544.9 million potential tax benefit related to the disposition of Liberty. Based on information currently available, no net benefit has been recognized. Pending the resolution of certain matters, including but not limited to examinations by taxing authorities, all or a part of the deduction may become realizable in the future. We cannot predict with any certainty the exact amount.

9. Common stock

Accelerated share repurchases. On December 9, 2013, as part of our 2013 Share Repurchase Program (as defined below), we entered into an agreement to repurchase shares of our common stock for an aggregate purchase price of $1,500.0 million (the “2013 ASR Program”) under an Accelerated Share Repurchase agreement (the “2013 ASR Agreement”). Under the terms of the 2013 ASR Agreement, upon payment of the purchase price, we received an initial delivery of 20.1 million shares of our common stock at a price of $67.16 per share, which represents, based on the closing share price of our common stock on Nasdaq on December 9, 2013, approximately 90% of the $1,500.0 million amount of the 2013 ASR Program. The final purchase price per share (the “forward price”) and the final number of shares received will be determined using the arithmetic mean of the daily volume-weighted average price of the Company’s common stock (the “VWAP”) over the term of the 2013 ASR Program less a discount granted under the ASR Agreement. The 2013 ASR Program will be completed in the second quarter of 2014, subject to the right of the investment bank to accelerate the settlement of the program.

Upon settlement of the 2013 ASR Program we may receive additional shares, including for the remaining 10% of the $1,500.0 million amount of the 2013 ASR Program, or we may be required to pay additional cash for the initial shares received or re-deliver shares (at our option), based on the forward price beginning after the effective date of the 2013 ASR Agreement and ending on or about May 5, 2014, subject to the right of the investment bank to accelerate settlement of the 2013 ASR Agreement. Under the terms of the contract, the maximum number of shares that could be delivered by us under the contract is 44.7 million. If the 2013 ASR Program had been settled as of December 31, 2013, based on the VWAP since the effective date of the agreement, the investment bank would have been required to deliver an additional 2.3 million shares to us. These shares are not included in the calculation of diluted weighted-average common shares outstanding during the period because their effect was anti-dilutive.

The 2013 ASR Agreement is accounted for as an initial treasury stock transaction and a forward stock purchase contract. We recorded this transaction as an increase to treasury stock of $1,350.1 million, and recorded the remaining $149.9 million as a decrease to additional paid-in capital in the consolidated balance sheet at December 31, 2013. The $149.9 million recorded in additional paid-in capital will be reclassified to treasury stock upon completion of the 2013 ASR Program. The forward stock purchase contract is classified as an equity instrument under applicable accounting guidance and was deemed to have a fair value of zero at the effective date of the 2013 ASR Agreement. The initial delivery of shares resulted in an immediate reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted net income per share on the effective date of the 2013 ASR Agreement.

On May 27, 2011, ESI entered into agreements to repurchase shares of its common stock for an aggregate purchase price of $1,750.0 million under an Accelerated Share Repurchase agreement (“2011 ASR Agreement”). The 2011 ASR Agreement consisted of two agreements, providing for the repurchase of shares of ESI’s common stock worth $1,000.0 million and $750.0 million, respectively. Upon payment of the purchase price on May 27, 2011, ESI received 29.4 million shares of ESI’s common stock at a price of $59.53 per share. During the third quarter of 2011, ESI settled the $1,000.0 million portion of the 2011 ASR Agreement and received 1.9 million shares at a final forward price of $53.51 per share. During the fourth quarter of 2011, ESI settled $725.0 million of the $750.0 million portion of the 2011 ASR Agreement and received 2.1 million shares at a weighted-average final forward price of $50.69. On April 27, 2012, ESI settled the remaining portion of the 2011 ASR Agreement and received 0.1 million additional shares, resulting in a total of 33.5 million shares received under the 2011 ASR Agreement.

The 2011 ASR Agreement was accounted for as an initial treasury stock transaction and a forward stock purchase contract. The forward stock purchase contract was classified as an equity instrument under applicable accounting guidance and was deemed to have a fair value of zero at the effective date. The initial repurchase of shares resulted in an immediate reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted net income per share on the effective date of the agreements. The remaining 4.0 million shares and 0.1 million shares received for the portions of the 2011 ASR Agreement that were settled during 2011 and 2012, respectively, reduced weighted-average common shares outstanding for the years ended December 31, 2011 and 2012, respectively.

Treasury share repurchases. Upon consummation of the Merger on April 2, 2012, all ESI shares held in treasury were no longer outstanding and were cancelled and retired and ceased to exist. Express Scripts eliminated the value of treasury shares, at cost, immediately prior to the Merger as a reduction to retained earnings and paid-in capital.

On March 6, 2013, the Board of Directors of Express Scripts approved a share repurchase program (the “2013 Share Repurchase Program”), authorizing the repurchase of up to 75.0 million shares (as adjusted for any subsequent stock split, stock dividend or similar transaction) of the Company’s common stock. There is no limit on the duration of the 2013 Share Repurchase Program.

Including the shares repurchased through the 2013 ASR Program, we repurchased 60.4 million shares for $3,905.3 million during the year ended December 31, 2013. Repurchases during the second quarter included 1.2 million shares of common stock for an aggregate purchase price of $68.4 million that were held on behalf of participants who acquired such shares upon the consummation of the Merger as a result of conversion of Medco shares previously held in Medco’s 401(k) plan. As previously announced, the Express Scripts 401(k) Plan no longer offers an investment fund option consisting solely of shares of Express Scripts common stock, and previously held shares were to be sold on or about the first anniversary of the Merger. This repurchase was not considered part of the 2013 Share Repurchase Program. As of December 31, 2013, there were 15.8 million shares remaining under the 2013 Share Repurchase Program, including shares repurchased under the 2013 ASR Program. Additional share repurchases, if any, will be made in such amounts and at such times as the Company deems appropriate based upon prevailing market and business conditions and other factors. Current year repurchases were funded through internally generated cash.

ESI had a stock repurchase program, originally announced on October 25, 1996. In addition to the shares repurchased through the 2011 ASR Agreement, ESI repurchased 13.0 million shares under its existing stock repurchase program during the second quarter of 2011 for $765.7 million.

Preferred share purchase rights. In July 2001, ESI’s Board of Directors adopted a stockholder rights plan which declared a dividend of one right for each outstanding share of ESI’s common stock. The rights plan expired on March 15, 2011 and no additional plan has been adopted by the Board of Directors.

10. Employee benefit plans and stock-based compensation plans

Retirement savings plans. We sponsor retirement savings plans under Section 401(k) of the Internal Revenue Code for substantially all of our full-time employees. Upon consummation of the Merger, the Company assumed sponsorship of the plans historically sponsored by ESI (the “ESI 401(k) Plan”) and Medco (the “Medco 401(k) Plan”).

Effective January 1, 2013, the Medco 401(k) Plan merged into the ESI 401(k) Plan. The combined plan (the “Express Scripts 401(k) Plan”) is applicable to all full-time and part-time employees of the Company. Under the Express Scripts 401(k) Plan, eligible employees may elect to contribute up to 50% of their salary, and the Company matches up to 6% of the employees’ compensation contributed to the plan for substantially all employees after one year of service.

Prior to January 1, 2013, under the ESI 401(k) Plan, employees were able to elect to enter into a salary deferral agreement under which a maximum of 25% of their salary could be contributed to the plan. Under the Medco 401(k) Plan, employees were able to elect to contribute up to 50% of their salary. The Company matched 200% of the first 1% and 100% of the next 3% of the employees’ compensation contributed to the plan for substantially all employees under the ESI 401(k) Plan after one year of service. The Company matched up to 6% of the employees’ compensation contributed to the plan for substantially all employees under the Medco 401(k) Plan.

For the years ended December 31, 2013, 2012 and 2011, we had contribution expense of approximately $79.9 million, $67.6 million and $25.7 million, respectively. The increase for the year ended December 31, 2012 is the result of contributions to the Medco 401(k) Plan from the date of the Merger. Contributions under all plans are subject to aggregate limits required under the Internal Revenue Code.

Employee stock purchase plan. We offer an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits all domestic employees, excluding certain management level employees, to purchase shares of our common stock. Participating employees may contribute up to 10% of their salary to purchase common stock at the end of each monthly participation period at a purchase price equal to 95% of the fair market value of our common stock on the last business day of the participation period. During 2013, 2012 and 2011, approximately 289,000, 229,000 and 200,000 shares of our common stock were issued under the plan, respectively. Our common stock reserved for future employee purchases under the plan is approximately 1.9 million shares at December 31, 2013.

Deferred compensation plan. We maintain a non-qualified deferred compensation plan (the “Executive Deferred Compensation Plan”) that provides benefits payable to eligible key employees at retirement, termination or death. Benefit payments are funded by a combination of contributions from participants and us. Participants may elect to defer up to 50% of their base earnings and 100% of specific bonus awards. Participants become fully vested in our contributions on the third anniversary of the end of the plan year for which the contribution is credited to their account. For 2013, our contribution was equal to 6% of each qualified participant’s total annual compensation, with 25% being allocated as a hypothetical investment in our common stock and the remaining being allocated to a variety of investment options elected by the participants. We have chosen to fund our liability for this plan through investments in trading securities, which primarily consist of mutual funds (see Note 1—Summary of significant accounting policies). We incurred net compensation expense of approximately $1.2 million, $1.0 million and $0.6 million in 2013, 2012 and 2011, respectively. At December 31, 2013, approximately 5.9 million shares of our common stock have been reserved for future issuance under the plan. We have $0.3 million and $0.2 million of unearned compensation related to unvested shares that are part of our deferred compensation plan at December 31, 2013 and 2012, respectively.

Stock-based compensation plans in general. In March 2011, ESI’s Board of Directors adopted the ESI 2011 Long-Term Incentive Plan (the “2011 LTIP”), which provides for the grant of various equity awards with various terms to our officers, directors and key employees selected by the Compensation Committee of the Board of Directors. The 2011 LTIP was approved by ESI’s stockholders in May 2011 and became effective June 1, 2011. Upon consummation of the Merger, the Company assumed sponsorship of the 2011 LTIP. Under the 2011 LTIP, we may issue stock options, stock-settled stock appreciation rights (“SSRs”), restricted stock units, restricted stock awards, performance share awards and other types of awards. The maximum number of shares available for awards under the 2011 LTIP is 30.0 million. The maximum term of stock options, SSRs, restricted stock units, restricted stock awards and performance shares granted under the 2011 LTIP is 10 years. As of December 31, 2013, approximately 22.6 million shares of our common stock are available for issuance under this plan.

Subsequent to the effective date of the 2011 LTIP, no additional awards have been or will be granted under the 2000 Long-Term Incentive Plan (the “2000 LTIP”), which provided for the grant of various equity awards with various terms to ESI’s officers, directors and key employees selected by the Compensation Committee. However, this plan is still in existence as there are outstanding grants under this plan. Under the 2000 LTIP, ESI issued stock options, SSRs, restricted stock units, restricted stock awards and performance share awards, which awards were converted into awards relating to Express Scripts common stock upon closing of the Merger. Prior to the Merger, awards were typically settled using treasury shares. Upon close of the Merger, treasury shares of ESI were cancelled and subsequent awards were settled by issuance of new shares. The maximum term of stock options, SSRs, restricted stock units, restricted stock awards and performance shares granted under the 2000 LTIP is 10 years.

The provisions of both the 2000 LTIP and 2011 LTIP allow employees to use shares to cover tax withholding on stock awards. Upon vesting of restricted stock and performance shares, employees have taxable income subject to statutory withholding requirements. The number of shares issued to employees may be reduced by the number of shares having a market value equal to our minimum statutory withholding for federal, state and local tax purposes.

The tax benefit related to employee stock compensation recognized during the years ended December 31, 2013, 2012 and 2011 was $60.0 million, $153.9 million and $17.7 million, respectively.

Effective upon the closing of the Merger, the Company assumed the sponsorship of the Medco Health Solutions, Inc. 2002 Stock Incentive Plan (the “2002 Stock Incentive Plan”), allowing Express Scripts to issue awards under this plan. As of December 31, 2013, 13.5 million shares are available under this plan. Under the Medco Health Solutions, Inc. 2002 Stock Incentive Plan, Medco granted, and, following the Merger, Express Scripts has granted and may continue to grant, stock options, restricted stock units and other types of awards to officers, employees and directors. Medco’s awards granted under the 2002 Stock Incentive Plan are subject to accelerated vesting upon change in control and termination.

As part of the consideration transferred in the Merger, Express Scripts issued 41.5 million replacement stock options to holders of Medco stock options, valued at $706.1 million, and 7.2 million replacement restricted stock units to holders of Medco restricted stock units, valued at $174.9 million. See Note 3—Changes in business, for further discussion of valuation.

Restricted stock units and performance shares. Express Scripts grants restricted stock units to certain officers, directors and employees and performance shares to certain officers and employees. Express Scripts’ and ESI’s restricted stock units have three-year graded vesting and performance shares cliff vest at the end of three years. In 2011, 0.5 million restricted units were awarded which cliff vest two years from the closing date of the Merger (the “merger restricted shares”). In addition to the two-year service requirement, vesting of the merger restricted shares was contingent upon completion of the Merger. As this vesting condition did not meet probability thresholds indicated by authoritative accounting guidance, no expense was recorded for the merger restricted shares until consummation of the Merger. Prior to vesting, shares are subject to forfeiture to us without consideration upon termination of employment under certain circumstances. The number of performance shares that ultimately vest is dependent upon achieving specific performance targets. The original value of the performance share grants is subject to a multiplier of up to 2.5 based on certain performance metrics. Medco’s restricted stock units and performance shares granted under the 2002 Stock Incentive Plan prior to the Merger generally cliff vest over three years.

Unearned compensation relating to these awards is amortized to non-cash compensation expense over the estimated vesting periods. As of December 31, 2013 and 2012, unearned compensation related to restricted stock units and performance shares was $52.5 million and $99.4 million, respectively. We recorded pre-tax compensation expense related to restricted stock units and performance share grants of $87.4 million, $190.0 million and $13.9 million in 2013, 2012 and 2011, respectively. The fair value of restricted stock units vested during the years ended December 31, 2013, 2012 and 2011 was $136.7 million, $213.8 million and $20.9 million, respectively. The increase in pre-tax compensation expense and fair value of restricted shares vested for the year ended December 31, 2012 resulted from acceleration of stock-based compensation expense and award vesting associated with the termination of certain Medco employees following the Merger. The weighted-average remaining recognition period for restricted stock units and performance shares is 1.1 years.

A summary of the status of restricted stock units and performance shares as of December 31, 2013, and changes during the year ended December 31, 2013, is presented below.

	Shares (in millions)	Weighted-Average Grant Date Fair Value Per Share
Outstanding at beginning of year	4.7	$54.57
Granted	1.1	58.31
Other(1)	0.1	49.72
Released	(2.5)	53.70
Forfeited/cancelled	(0.3)	54.04

Outstanding at December 31, 2013	3.1	56.58

Vested and deferred at December 31, 2013	0.1	56.49

Non-vested at December 31, 2013	3.0	$56.58

(1)	Represents additional performance shares issued above the original value for exceeding certain performance metrics.

Stock options and SSRs. Express Scripts grants stock options and SSRs to certain officers, directors and employees to purchase shares of Express Scripts Holding Company common stock at fair market value on the date of grant. Express Scripts’ and ESI’s SSRs and stock options generally have three-year graded vesting, with the exception of 1.0 million awards granted during the fourth quarter of 2011 which cliff vest two years from the closing date of the Merger. Medco’s options granted under the 2002 Stock Incentive Plan generally vest on a graded basis over three years.

Due to the nature of the awards, we use the same valuation methods and accounting treatments for SSRs and stock options. As of December 31, 2013 and 2012, unearned compensation related to SSRs and stock options was $43.8 million and $74.4 million, respectively. We recorded pre-tax compensation expense related to SSRs and stock options of $77.3 million, $220.0 million and $34.6 million in 2013, 2012 and 2011, respectively. The increase for the year ended December 31, 2012 resulted from stock-based compensation expense acceleration associated with the termination of certain Medco employees. The weighted-average remaining recognition period for stock options and SSRs is 1.3 years.

A summary of the status of stock options and SSRs as of December 31, 2013, and changes during the year ended December 31, 2013, is presented below.

	Shares (in millions)	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value (in millions)(1)
Outstanding at beginning of year	44.2	$40.71
Granted	3.3	58.34
Exercised	(14.6)	37.56
Forfeited/cancelled	(1.0)	54.11

Outstanding at end of period	31.9	43.56	5.3	$852.3

Awards exercisable at period end	23.7	$40.26	5.0	$709.8

(1)	Amount by which the market value of the underlying stock exceeds the exercise price of the option.

For the year ended December 31, 2013, the windfall tax benefit related to stock options exercised during the year was $42.7 million and is classified as a financing cash inflow on the consolidated statement of cash flows.

The fair value of options and SSRs granted is estimated on the date of grant using a Black-Scholes multiple option-pricing model with the following weighted-average assumptions:

	2013	2012	2011
Expected life of option	4-5 years	2-5 years	2-5 years
Risk-free interest rate	0.6%-1.7%	0.3%-0.9%	0.3%-2.2%
Expected volatility of stock	27%-37%	29%-38%	30%-39%
Expected dividend yield	None	None	None
Weighted-average volatility of stock	34.1%	35.5%	36.6%

The Black-Scholes model requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term and forfeiture rate of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior as well as expected behavior on outstanding options. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility is based on the historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense in future periods.

Cash proceeds, intrinsic value related to total stock options exercised, and weighted-average fair value of stock options granted during the years ended December 31, 2013, 2012 and 2011 are provided in the following table:

(in millions, except per share data)	2013	2012	2011
Proceeds from stock options exercised	$524.0	$401.1	$35.9
Intrinsic value of stock options exercised	362.0	359.6	82.8
Weighted-average fair value per share of options granted during the year	$17.17	$15.13	$14.74

11. Pension and other post-retirement benefits

Net pension and postretirement benefit cost. In connection with the Merger, Express Scripts assumed sponsorship of Medco’s pension and other post-retirement benefit obligations, which were re-measured and recorded at fair value on the date of the Merger.

For the pension plans, Express Scripts has elected to determine the projected benefit obligation as the value of the benefits to which employees would be entitled if they separated from service immediately. Under this approach, the liability is equal to the employee’s account value as of the measurement date. After re-measurement upon the Merger consummation, the fair value of the projected benefit obligation was $291.3 million and the plan assets at fair value totaled $217.0 million, representing an underfunded status and resulting in a balance sheet liability of $74.3 million.

In January 2011, Medco amended its defined benefit pension plans, freezing the benefit for all participants effective in the first quarter of 2011. After the plan freeze, participants no longer accrue any benefits under the plans, and the plans have been closed to new entrants since February 28, 2011. However, account balances continue to be credited with interest until paid.

Medco’s unfunded postretirement healthcare benefit plan was discontinued for all active non-retirement eligible employees in January 2011.

For the years ended December 31, 2013 and 2012, the net benefit for the Company’s pension plan consisted of the following components:

	Year Ended December 31,
(in millions)	2013	2012
Interest cost	$0.5	$0.3
Actual return on plan assets	(15.3)	(7.0)
Net actuarial (gain)/loss	(0.4)	0.1

Net benefit	$(15.2)	$(6.6)

For the years ended December 31, 2013 and 2012, the net (benefit) cost for the Company’s other postretirement benefit plan consisted of the following components:

	Year Ended December 31,
(in millions)	2013	2012
Interest cost	$0.1	$0.1
Net actuarial (gain)/loss	(0.2)	0.1

Net (benefit) cost	$(0.1)	$0.2

Net actuarial gains and losses reflect experience differentials relating to differences between expected and actual demographic changes, differences between expected and actual healthcare cost increases and the effects of changes in actuarial assumptions. Net actuarial gains and losses are recorded into net income in the period incurred.

Changes in plan assets, benefit obligation and funded status. Summarized information about the funded status and the changes in plan assets and projected benefit obligation for the years ended December 31, 2013 and 2012 are as follows:

	Pension Benefits		Other Postretirement Benefits
(in millions)	2013	2012	2013	2012
Fair value of plan assets at beginning of year	$207.5	$—	$—	$—
Fair value of plan assets assumed in the Merger	—	217.0	—	—
Actual return on plan assets	15.3	7.0	—	—
Company contributions	—	6.1	0.4	0.5
Benefits paid	(43.4)	(22.6)	(0.4)	(0.5)

Fair value of plan assets at end of year	179.4	207.5	—	—

Projected benefit obligation at beginning of year	269.1	—	2.6	—
Benefit obligation assumed in the Merger	—	291.3	—	2.9
Interest cost	0.5	0.3	0.1	0.1
Actuarial (gains)/losses	(0.4)	0.1	(0.2)	0.1
Benefits paid	(43.4)	(22.6)	(0.4)	(0.5)

Projected benefit obligation at end of year	225.8	269.1	2.1	2.6

Underfunded status at end of year	$46.4	$61.6	$2.1	$2.6

As a result of the plan freeze, the accumulated benefit obligation and the projected benefit obligation amounts for the defined benefit pension plan are equal at December 31, 2013 and 2012.

The pension and other postretirement benefits liabilities recognized at December 31, 2013 and 2012 are as follows:

	Pension Benefits		Other Postretirement Benefits
(in millions)	2013	2012	2013	2012
Accrued expenses	$—	$—	$0.3	$0.5
Other liabilities	46.4	61.6	1.8	2.1

Total pension and other postretirement liabilities	$46.4	$61.6	$2.1	$2.6

Actuarial assumptions. The Company has elected an accounting policy that measures the pension plan’s benefit obligation as if participants were to separate immediately. As a result, a discount rate is not used to value the pension benefit obligation. Also, since both the pension and other postretirement benefit plans are frozen, a rate of compensation increase is not applicable.

	Other Postretirement Benefits
	2013	2012
Weighted-average assumptions used to determine benefit obligations at fiscal year-end: Discount rate	3.39%	2.48%
Weighted-average assumptions used to determine net cost for the fiscal year ended: Discount rate	2.52%	3.30%

Our return on plan assets is calculated based on the actual fair value of plan assets. We recognize actual gains and losses on pension plan assets immediately in our operating results. Amounts are recorded each period based on estimates, and adjusted annually when actual results of the plan are measured at December 31st.

For the other postretirement benefit plan, the discount rate is determined annually and is evaluated and modified to reflect, at the end of our fiscal year, the prevailing market rate of a portfolio of high-quality corporate bond investments that would provide the future cash flows needed to settle benefit obligations as they come due.

Future costs of the amended postretirement benefit healthcare plan are being capped based on 2004 costs. As a result, employer liability is not affected by healthcare cost trend. Additionally, the salary growth rate assumption is not applicable for determination of the benefit obligation at December 31, 2013 and 2012 as a result of the plan freeze.

Pension plan assets. The Company believes the oversight of the investments held under its pension plans is rigorous and the investment strategies are prudent. Beginning in 2013, we have adopted a dynamic asset allocation policy. The intent of this policy is to allocate funds to investments with lower expected risk profiles as the funded ratio of the pension plan improves. The investment objectives of the Company’s qualified pension plan are designed to provide liquidity to meet benefit payments and expenses payable from the plan to offer a reasonable probability of achieving asset growth to reduce the underfunded status of the plan and to manage the plan’s assets in a liability framework. The precise amount for which the benefit obligations will be settled depends on future events, including interest rates and the life expectancy of the plan’s members. The obligations are estimated using actuarial assumptions based on the current economic environment.

The following table sets forth the target allocation for 2014 by asset class and the plan assets at fair value at December 31, 2013 and 2012 by level within the fair value hierarchy:

($ in millions) Asset Class	Target Allocation 2014(1)	Percent of Plan Assets at December 31, 2013	December 31, 2013	Level 1(2)(3)	Level 2(2)(4)		Level 3(2)(5)
Cash equivalents	2%	2%	$3.3	$—	$3.3		$—
U.S. equity securities	11%	9%
U.S. large-cap			11.0	—	11.0	(6)	—
U.S. small/mid-cap			4.7	—	4.7	(7)	—
International equity securities	12%	15%	27.9	—	27.9		—
Fixed income	47%	45%	80.6	—	80.6	(8)	—
Hedge funds(9)	23%	24%	42.9	—	—		42.9
Global real estate	5%	5%	9.0	—	9.0		—

Total		100%	$179.4	$—	$136.5		$42.9

($ in millions) Asset Class		Percent of Plan Assets at December 31, 2012	December 31, 2012	Level 1(2)(3)	Level 2(2)(4)		Level 3(2)
U.S. equity securities		54%
U.S. large-cap			$60.3	$—	$60.3	(6)	$—
U.S. small/mid-cap			51.1	27.9	23.2	(7)	—
International equity securities		15%	31.1	31.1	—		—
Fixed income		31%	65.0	30.8	34.2	(8)	—

Total		100%	$207.5	$89.8	$117.7		$—

(1)	The amounts disclosed reflect our target allocation based on the funded ratio of the plan at December 31, 2013 and are subject to change based on the funded ratio of the plan during the year.
(2)	See Note 2—Fair value measurements for a description of the fair value hierarchy.
(3)	Investments classified as Level 1 are valued at the readily available quoted price from an active market where there is significant transparency in the executed quoted price. These investments consist of mutual funds valued at the net asset value of shares held by the pension plan at year-end.
(4)	Assets classified as Level 2 include units held in common collective trust funds and mutual funds, which are valued based on the net asset values reported by the funds’ investment managers, and a short-term fixed income investment fund which is valued using other significant observable inputs such as quoted prices for comparable securities.
(5)	The plan holds units of the a hedge fund offered through a private placement. The units are valued monthly using a net asset value (“NAV”). The hedge fund’s NAV is based on the fair value (reported NAVs) of each fund’s underlying fund investments and includes cash equivalents, and any accrued payables or receivables. Both the hedge fund and its underlying investments are priced using fair value pricing sources and techniques. The plan may redeem its shares quarterly at the stated NAV after a one year lock-up.
(6)	Consists of common collective trusts that invest in common stock of S&P 500 companies and US large-cap common stock.
(7)	Consists of a common collective trust that invests in US mid-cap common stock.
(8)	Primarily consists of a common collective trust that invests in passive bond market index lending funds and a short-term investment fund.
(9)	The inclusion of hedge funds serves to further diversify the fund and the volatility of the hedge fund portfolio returns are expected to be less than that of global equities.

For measurements using significant unobservable inputs (Level 3) during 2013, a reconciliation of the beginning and ending balances is as follows:

(in millions)	Hedge Funds
Balance at beginning of year	$—
Purchases	42.0
Unrealized gains	0.9

Balance at end of year	$42.9

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement.

Cash flows.

Employer Contributions. Under the current actuarial assumptions, there is no minimum contribution required for the 2013 plan year. The Company does not expect to contribute any cash payments during 2014.

Estimated Future Benefit Payments. As of December 31, 2013, the following benefit payments are expected to be made (in millions):

Year Ended December 31,	Pension Benefits	Other Postretirement Benefits
2014	$15.5	$0.3
2015	14.1	0.3
2016	13.7	0.3
2017	13.3	0.2
2018	13.1	0.2
2019-2023	63.8	0.7

12. Commitments and contingencies

Lease agreements. We have entered into noncancellable agreements to lease certain offices, distribution facilities and operating equipment with remaining terms from one to ten years. The majority of our lease agreements include renewal options which would extend the agreements from one to five years. Rental expense under the office and distribution facilities leases, excluding our discontinued operations (see Note 4—Dispositions), in 2013, 2012 and 2011 was $83.8 million, $103.6 million and $30.2 million, respectively. The future minimum lease payments, including interest, due under noncancellable leases, excluding the facilities of the discontinued operations of our held for sale entities of our European operations, are shown below (in millions):

Year Ended December 31,	Minimum Operating Lease Payments	Minimum Capital Lease Payments
2014	$85.0	$14.4
2015	61.1	14.4
2016	53.5	14.4
2017	42.6	0.2
2018	38.4	—
Thereafter	85.5	—

Total	$366.1	$43.4

In November 2012, we entered into a four-year capital lease for equipment to be used in our Fair Lawn, New Jersey facility effective January 1, 2013. The lease terminates in December 2016 and contains an option for the Company to purchase the equipment for one dollar at that time. As of December 31, 2013, the capitalized lease obligation was $42.0 million.

Purchase commitments. As of December 31, 2013, we have certain required future purchase commitments for materials, supplies, services and fixed assets related to the normal course of business. We do not expect potential payments under these provisions to materially affect results of operations or financial condition based upon reasonably likely outcomes derived by reference to historical experience and current business plans. These future purchase commitments (in millions), excluding the facilities of the discontinued operations of our held for sale entities of our European operations, are summarized below:

Year Ended December 31,	Future Purchase Commitments
2014	$425.3
2015	102.8
2016	57.3
2017	25.3
2018	—
Thereafter	—

Total	$610.7

Other contingencies. For the year ended December 31, 2013, approximately 47.0% of our pharmaceutical purchases were through one wholesaler. We believe other alternative sources are readily available. Except for customer concentration described in Note 13—Segment information below, we believe no other concentration risks exist at December 31, 2013.

In the ordinary course of business there have arisen various legal proceedings, investigations, government inquiries or claims now pending against us or our subsidiaries, including, but not limited to, those relating to regulatory, commercial, employment, employee benefits and securities matters. In accordance with applicable accounting guidance, we record accruals for certain of our outstanding legal proceedings, investigations or claims when we believe it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. We evaluate, on a quarterly basis, developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would make a loss contingency both probable and reasonably estimable. We disclose the amount of the accrual if the consolidated financial statements would be otherwise misleading, which was not the case for the years ended December 31, 2013, 2012 and 2011.

We record self-insurance accruals based upon estimates of the aggregate liability of claim costs in excess of our insurance coverage. Accruals are estimated using certain actuarial assumptions followed in the insurance industry and our historical experience (see Note 1—Summary of significant accounting policies, “Self-insurance accruals”). The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable. Under authoritative guidance, if the range of possible loss is broad, the liability accrual is based on the low end of the range.

When a loss contingency is not believed to be both probable and estimable, we do not establish an accrued liability. However, if the loss (or an additional loss in excess of the accrual) is believed to be at least a reasonable possibility and material, then we disclose an estimate of the possible loss or range of loss, if such estimate can be made, or disclose that an estimate cannot be made.

The assessments of whether a loss is probable or a reasonable possibility, and whether the loss or a range of loss is estimable, often involve a series of complex judgments about future events. We are often unable to estimate a range of reasonably possible loss, particularly where (i) the damages sought are substantial or indeterminate, (ii) the proceedings are in the early stages, or (iii) the matters involve novel or unsettled legal theories or a large number of parties. In such cases, there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including a possible eventual loss, fine, penalty or business impact, if any. Accordingly, for many proceedings, we are currently unable to estimate the loss or a range of possible loss. For a limited number of proceedings, we may be able to reasonably estimate the possible range of loss in excess of any accruals. However, we believe that such matters, individually and in the aggregate, when finally resolved, are not reasonably likely to have a material adverse effect on our cash flow or financial condition. We also believe that any amount that could be reasonably estimated in excess of accruals, if any, for such proceedings is not material. However, an adverse resolution of one or more of such matters could have a material adverse effect on our results of operations in a particular quarter or fiscal year.

While we believe our services and business practices are in compliance with applicable laws, rules and regulations in all material respects, we cannot predict the outcome of these claims at this time. An unfavorable outcome in one or more of these matters could result in the imposition of judgments, monetary fines or penalties, or injunctive or administrative remedies. We can give no assurance that such judgments, fines and remedies, and future costs associated with any such matters would not have a material adverse effect on our financial condition, our consolidated results of operations or our consolidated cash flows.

We previously disclosed an accrual of $30.0 million related to a client contractual dispute. The accrual was reflected as an offset to revenue in the consolidated statement of operations for the year ended December 31, 2011. In 2012, this dispute was resolved and the impact of the resolution was not material.

13. Segment information

We report segments on the basis of services offered and have determined we have two reportable segments: PBM and Other Business Operations. During the first quarter of 2014, we reorganized our business primarily related to pharmaceutical and biotechnology client patient access programs, including patient assistance programs, reimbursement, alternate funding and compliance services from our PBM segment into our Other Business Operations segment. During 2013, we determined our acute infusion therapies line of business which was acquired in the Merger and previously included within our PBM segment was no longer core to our future operations and committed to a plan to dispose of this business. During 2012, we determined that various portions of UBC, our European operations and EAV acquired in the Merger that were previously included within our Other Business Operations segment were no longer core to our future operations and committed to a plan to dispose of these businesses. In accordance with applicable accounting guidance, the results of operations for these businesses are reported as discontinued operations for all periods presented in the accompanying information. During the second quarter of 2012, we reorganized our international retail network pharmacy administration business (which was substantially shut down as of December 31, 2012) from our PBM segment into our Other Business Operations segment. During the third quarter of 2011, we reorganized our FreedomFP line of business from our Other Business Operations segment into our PBM segment. All related segment disclosures for the year ended December 31, 2013, 2012 and 2011 have been reclassified in the table below and throughout the financial statements, where appropriate, to reflect the current segment structure.

Operating income is the measure used by our chief operating decision maker to assess the performance of each of our operating segments. The following table presents information about our reportable segments, including a reconciliation of operating income from continuing operations to income before income taxes from continuing operations for the respective years ended December 31.

(in millions)	PBM	Other Business Operations	Total
2013
Product revenues:
Network revenues(1)	$63,244.4	$—	$63,244.4
Home delivery and specialty revenues(2)	37,571.1	—	37,571.1
Other revenues	—	2,052.0	2,052.0
Service revenues	966.2	265.1	1,231.3

Total revenues	101,781.7	2,317.1	104,098.8
Depreciation and amortization expense	2,419.1	27.9	2,447.0
Operating income	3,498.9	52.8	3,551.7
Equity income from joint venture			32.8
Interest income			41.9
Interest expense and other			(596.1)

Income before income taxes			3,030.3
Capital expenditures	411.2	11.8	423.0

2012
Product revenues:
Network revenues(1)	$57,765.5	$—	$57,765.5
Home delivery and specialty revenues(2)	32,807.6	—	32,807.6
Other revenues	—	2,172.0	2,172.0
Service revenues	749.1	220.1	969.2

Total revenues	91,322.2	2,392.1	93,714.3
Depreciation and amortization expense	1,833.3	38.1	1,871.4
Operating income	2,801.6	(7.7)	2,793.9
Equity income from joint venture			14.9
Interest income			10.6
Interest expense and other			(619.0)

Income before income taxes			2,200.4
Capital expenditures	148.1	12.1	160.2

2011
Product revenues:
Network revenues(1)	$30,007.3	$—	$30,007.3
Home delivery and specialty revenues(2)	14,489.5	—	14,489.5
Other revenues	—	1,337.2	1,337.2
Service revenues	213.7	80.6	294.3

Total revenues	44,710.5	1,417.8	46,128.3
Depreciation and amortization expense	245.2	8.2	253.4
Operating income	2,285.3	29.1	2,314.4
Interest income			12.4
Interest expense and other			(299.7)

Income before income taxes			2,027.1
Capital expenditures	136.5	7.9	144.4

(1)	Includes retail pharmacy co-payments of $12,620.3, $11,668.6 and $5,786.6 for the years ended December 31, 2013, 2012 and 2011, respectively.
(2)	Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs and (b) drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers, and (c) FreedomFP claims.

The following table presents the balance sheet information about our reportable segments, including the discontinued operations of our acute infusion therapies line of business, the businesses within UBC that were sold, EAV and our European operations:

(in millions)	PBM	Other Business Operations	Discontinued Operations	Total
As of December 31, 2013
Total assets	$52,560.1	$957.1	$31.0	$53,548.2
Investment in equity method investees	$30.2	$—	$—	$30.2
As of December 31, 2012
Total assets	$54,474.3	$3,057.7	$579.2	$58,111.2
Investment in equity method investees	$11.9	$—	$—	$11.9

PBM product revenues consist of revenues from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks, revenues from the dispensing of prescription drugs from our home delivery pharmacies and revenues from the sale of certain fertility and specialty drugs. Other Business Operations product revenues consist of specialty distribution activities and development of scientific evidence to guide the safe, effective and affordable use of medicines. PBM service revenues include administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, informed decision counseling services and specialty pharmacy services. Other Business Operations service revenues include revenues related to data analytics and research associated with our UBC business as well as from healthcare card administration through September 14, 2012, the date of disposal of CYC.

The following table shows the percentage of total revenue represented by our top five clients and clients representing 10% or greater of our consolidated revenue for each respective period:

	December 31,
	2013	2012	2011
WellPoint	12.2%	13.7%	29.5%
Department of Defense (“DoD”)	10.2%	10.6%	20.9%
Other	16.0%	15.0%	6.3%

Top five clients	38.4%	39.3%	56.7%

None of our other clients accounted for 10% or more of our consolidated revenues during the years ended December 31, 2013, 2012 or 2011.

Revenues earned by our continuing operations international businesses totaled $98.6 million, $77.1 million and $62.4 million for the years ended December 31, 2013, 2012 and 2011, respectively. All other continuing operations revenues were earned in the United States. Long-lived assets of our continuing operations international businesses (consisting primarily of fixed assets) totaled $58.6 million and $32.6 million as of December 31, 2013 and 2012, respectively. All other continuing operations long-lived assets are domiciled in the United States.

14. Quarterly financial data (unaudited)

The following is a presentation of our unaudited quarterly financial data:

	Quarters
(in millions, except per share data)	First	Second	Third	Fourth
Fiscal 2013(1)
Total revenues(2)	$26,019.9	$26,381.9	$25,915.6	$25,781.4
Cost of revenues(2)	24,057.8	24,266.8	23,921.4	23,720.4

Gross profit	1,962.1	2,115.1	1,994.2	2,061.0
Selling, general and administrative	1,119.0	1,110.8	1,118.7	1,232.2

Operating income	843.1	1,004.3	875.5	828.8
Net income from continuing operations	380.0	574.4	453.6	518.3
Net loss from discontinued operations, net of tax	(1.9)	(23.9)	(15.5)	(12.3)

Net income	$378.1	$550.5	$438.1	$506.0
Less: Net income attributable to non-controlling interest	5.1	7.5	11.4	4.1

Net income attributable to Express Scripts	373.0	543.0	426.7	501.9
Basic earnings (loss) per share
Continuing operations attributable to Express Scripts	$0.46	$0.70	$0.55	$0.65
Discontinued operations attributable to Express Scripts	—	(0.03)	(0.02)	(0.02)
Net earnings attributable to Express Scripts	0.46	0.67	0.53	0.63
Diluted earnings (loss) per share attributable to Express Scripts
Continuing operations attributable to Express Scripts	$0.45	$0.68	$0.54	$0.64
Discontinued operations attributable to Express Scripts	—	(0.03)	(0.02)	(0.02)
Net earnings attributable to Express Scripts	0.45	0.66	0.52	0.63
Amounts attributable to Express Scripts shareholders:
Income from continuing operations, net of tax	$374.9	$566.9	$442.2	$514.2
Discontinued operations, net of tax	(1.9)	(23.9)	(15.5)	(12.3)

Net income attributable to Express Scripts shareholders	$373.0	$543.0	$426.7	$501.9

	Quarters
(in millions, except per share data)	First	Second(3)	Third	Fourth
Fiscal 2012(1)
Total revenues(2)	$12,132.6	$27,455.0	$26,761.6	$27,365.1
Cost of revenues(2)	11,300.6	25,375.7	24,658.7	25,067.4

Gross profit	832.0	2,079.3	2,102.9	2,297.7
Selling, general and administrative	265.1	1,579.9	1,282.2	1,390.8

Operating income	566.9	499.4	820.7	906.9
Net income from continuing operations	270.2	152.2	415.9	524.1
Net income (loss) from discontinued operations, net of tax	—	0.8	(20.0)	(13.1)

Net income	$270.2	$153.0	$395.9	$511.0
Less: Net income attributable to non-controlling interest	2.4	3.4	4.5	6.9

Net income attributable to Express Scripts	267.8	149.6	391.4	504.1
Basic earnings (loss) per share
Continuing operations attributable to Express Scripts	$0.55	$0.18	$0.51	$0.63
Discontinued operations attributable to Express Scripts	—	—	(0.02)	(0.02)
Net earnings attributable to Express Scripts	0.55	0.19	0.48	0.62
Diluted earnings (loss) per share attributable to Express Scripts
Continuing operations attributable to Express Scripts	$0.55	$0.18	$0.50	$0.62
Discontinued operations attributable to Express Scripts	—	—	(0.02)	(0.02)
Net earnings attributable to Express Scripts	0.55	0.18	0.47	0.61
Amounts attributable to Express Scripts shareholders:
Income from continuing operations, net of tax	$267.8	$148.8	$411.4	$517.2
Discontinued operations, net of tax	—	0.8	(20.0)	(13.1)

Net income attributable to Express Scripts shareholders	$267.8	$149.6	$391.4	$504.1

(1)	Adjusted to reflect the results of our acute infusion therapies line of business as discontinued.
(2)	Includes retail pharmacy co-payments of $3,674.4 and $1,496.6 for the three months ended March 31, 2013 and 2012, respectively, $3,204.3 and $3,519.1 for the three months ended June 30, 2013 and 2012, respectively, $2,966.5 and $3,348.9 for the three months ended September 30, 2013 and 2012, respectively, and $2,775.1 and $3,304.0 for the three months ended December 31, 2013 and 2012, respectively.
(3)	Includes the April 2, 2012 acquisition of Medco.

15. Condensed consolidating financial information

The senior notes issued by the Company, ESI and Medco are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed by certain of our 100% owned domestic subsidiaries, other than certain regulated subsidiaries, and, with respect to notes issued by ESI and Medco, by us. The following condensed consolidating financial information has been prepared in accordance with the requirements for presentation of such information. The condensed consolidating financial information presented below is not indicative of what the financial position, results of operations or cash flows would have been had each of the entities operated as an independent company during the period for various reasons, including, but not limited to, intercompany transactions and integration of systems.

In December 2012 we sold both our Liberty and EAV subsidiaries. In addition, during the fourth quarter of 2012, we determined that our European operations and portions of UBC met the criteria of discontinued operations. In June 2013 we sold the portion of our UBC business which primarily provided technology solutions and publications to biopharmaceutical companies, and in the third quarter of 2013 we sold the remaining portions of our UBC business that were classified as discontinued. In the fourth quarter of 2013, we sold our acute infusion therapies line of business. Consequently, the operations of EAV, our European operations, the portions of UBC operations that were sold, and our acute infusion therapies line of business are included as discontinued operations of the non-guarantors as of and for the year ended December 31, 2013 (through their respective dates of sale, as applicable), and as of December 31, 2012. Results for the year ended December 31, 2012 include the operations of Liberty, EAV, our European operations, UBC and our acute infusion therapies line of business subsequent to the date of the Merger, April 2, 2012 (revised to reflect the operations as discontinued operations as applicable). The following presentation reflects the structure that exists as of the most recent balance sheet date and also includes certain retrospective revisions to conform prior periods to current period presentation (discussed and presented in further detail below). The condensed consolidating financial information is presented separately for:

(i)	Express Scripts (the Parent Company), the issuer of certain guaranteed obligations;

(ii)	ESI, guarantor, the issuer of additional guaranteed obligations;

(iii)	Medco, guarantor, the issuer of additional guaranteed obligations;

(iv)	Guarantor subsidiaries, on a combined basis (but excluding ESI and Medco), as specified in the indentures related to Express Scripts’, ESI’s and Medco’s obligations under the notes;

(v)	Non-guarantor subsidiaries, on a combined basis;

(vi)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among Express Scripts, ESI, Medco, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(vii)	Express Scripts and subsidiaries on a consolidated basis.

In the first quarter of 2014, we revised our condensed consolidating statements of operations. Correcting adjustments were made to the condensed consolidating statement of operations for the three months ended March 31, 2013 to reflect amounts related to certain intercompany revenues and operating expenses that were previously reported on a net basis in the Non-Guarantors column. The effect of the adjustment is an increase in revenue and operating expenses in the Non-Guarantors column by $401.3 million for the three months ended March 31, 2013 (and the same effect for all year to date periods during 2013). The adjustment resulted in corresponding offsets in the Eliminations column for each period. There was no impact to net income in either the Non-Guarantors column or the Eliminations column. The condensed consolidating statement of operations for the year ended December 31, 2013 has been revised to reflect the impact of the adjustment.

Certain amounts from prior periods have been revised to conform to current period presentation:

(i)	With respect to the condensed consolidating balance sheet as of December 31, 2012, amounts related to the goodwill allocated to Medco Health Solutions, Inc. and certain of its guarantor and non-guarantor subsidiaries have changed as we finalized the purchase price allocation in the first quarter of 2013. The impact of the measurement period adjustment is to reallocate goodwill and intercompany amounts as follows:

(in millions)	Medco Health Solutions, Inc.	Guarantors	Non-guarantors	Eliminations
Intercompany assets	$(2,040.0)	$2,000.5	$—	$39.5
Goodwill	$2,040.0	$(2,000.5)	$39.5	$—
Intercompany liabilities	$—	$—	$(39.5)	$39.5

Condensed Consolidating Balance Sheet

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
As of December 31, 2013
Cash and cash equivalents	$—	$1,145.9	$3.6	$44.0	$797.9	$—	$1,991.4
Restricted cash and investments	—	—	1.0	—	21.8	—	22.8
Receivables, net	—	1,381.3	750.5	1,557.1	334.0	—	4,022.9
Other current assets	—	99.8	286.4	2,010.4	26.7	—	2,423.3
Current assets of discontinued operations	—	—	—	—	31.0	—	31.0

Total current assets	—	2,627.0	1,041.5	3,611.5	1,211.4	—	8,491.4

Property and equipment, net	—	550.3	5.4	1,082.7	20.5	—	1,658.9
Investments in subsidiaries	36,060.9	9,096.2	12,089.8	—	—	(57,246.9)	—
Intercompany	—	—	—	14,247.9	—	(14,247.9)	—
Goodwill	—	2,921.4	22,608.1	3,750.3	25.6	—	29,305.4
Other intangible assets, net	51.7	1,071.7	10,946.8	1,926.0	19.4	—	14,015.6
Other assets	—	79.9	16.5	3.9	12.2	(35.6)	76.9

Total assets	$36,112.6	$16,346.5	$46,708.1	$24,622.3	$1,289.1	$(71,530.4)	$53,548.2

Claims and rebates payable	$—	$3,866.2	$2,901.6	$—	$—	$—	$6,767.8
Accounts payable	—	875.1	62.7	1,834.9	127.3	—	2,900.0
Accrued expenses	45.3	455.9	241.0	615.5	624.5	—	1,982.2
Current maturities of long-term debt	1,583.9	0.1	—	—	—	—	1,584.0
Current liabilities of discontinued operations	—	—	—	—	1.3	—	1.3

Total current liabilities	1,629.2	5,197.3	3,205.3	2,450.4	753.1	—	13,235.3

Long-term debt	7,975.9	1,994.9	2,392.2	—	—	—	12,363.0
Intercompany	4,670.1	6,328.1	3,222.2	—	27.5	(14,247.9)	—
Deferred taxes	—	—	4,034.7	1,386.4	19.5	—	5,440.6
Other liabilities	—	199.1	419.9	79.0	2.0	(35.6)	664.4
Noncurrent liabilities of discontinued operations	—	—	—	—	0.1	—	0.1
Non-controlling interest	—	—	—	—	7.4	—	7.4
Express Scripts stockholders’ equity	21,837.4	2,627.1	33,433.8	20,706.5	479.5	(57,246.9)	21,837.4

Total liabilities and stockholders’ equity	$36,112.6	$16,346.5	$46,708.1	$24,622.3	$1,289.1	$(71,530.4)	$53,548.2

Condensed Consolidating Balance Sheet

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
As of December 31, 2012
Cash and cash equivalents	$—	$2,346.6	$—	$126.9	$319.6	$—	$2,793.1
Restricted cash and investments	—	—	—	1.0	18.6	—	19.6
Receivables, net	—	1,097.8	2,330.0	1,493.0	505.0	—	5,425.8
Other current assets	—	119.2	306.6	1,800.4	20.8	—	2,247.0
Current assets of discontinued operations	—	—	—	—	271.4	—	271.4

Total current assets	—	3,563.6	2,636.6	3,421.3	1,135.4	—	10,756.9

Property and equipment, net	—	305.7	—	1,307.2	19.2	—	1,632.1
Investments in subsidiaries	31,375.6	8,292.7	5,121.0	—	—	(44,789.3)	—
Intercompany	2,189.0	—	926.8	6,127.2	—	(9,243.0)	—
Goodwill	—	2,921.4	22,621.5	3,750.3	27.2	—	29,320.4
Other intangible assets, net	67.1	1,192.4	12,609.4	2,153.6	15.4	—	16,037.9
Other assets	—	57.4	14.4	5.9	4.7	(26.3)	56.1
Noncurrent assets of discontinued operations	—	—	—	—	307.8	—	307.8

Total assets	$33,631.7	$16,333.2	$43,929.7	$16,765.5	$1,509.7	$(54,058.6)	$58,111.2

Claims and rebates payable	$—	$2,554.1	$4,885.9	$—	$—	$—	$7,440.0
Accounts payable	—	477.5	—	2,284.5	136.9	—	2,898.9
Accrued expenses	62.9	428.3	327.8	612.0	201.9	—	1,632.9
Current maturities of long-term debt	631.6	0.1	303.2	—	—	—	934.9
Current liabilities of discontinued operations	—	—	—	—	150.7	—	150.7

Total current liabilities	694.5	3,460.0	5,516.9	2,896.5	489.5	—	13,057.4

Long-term debt	9,552.2	2,992.1	2,435.8	—	—	—	14,980.1
Intercompany	—	8,764.5	—	—	478.5	(9,243.0)	—
Deferred taxes	—	—	5,074.7	861.8	—	—	5,936.5
Other liabilities	—	158.7	484.6	73.1	2.8	(26.3)	692.9
Noncurrent liabilities of discontinued operations	—	—	—	—	48.6	—	48.6
Non-controlling interest	—	—	—	—	10.7	—	10.7
Express Scripts stockholders’ equity	23,385.0	957.9	30,417.7	12,934.1	479.6	(44,789.3)	23,385.0

Total liabilities and stockholders’ equity	$33,631.7	$16,333.2	$43,929.7	$16,765.5	$1,509.7	$(54,058.6)	$58,111.2

Condensed Consolidating Statement of Operations

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2013
Revenues	$—	$29,927.9	$52,736.8	$23,273.8	$1,919.0	$(3,758.7)	$104,098.8
Operating expenses	—	28,380.5	52,498.3	21,988.0	1,439.0	(3,758.7)	100,547.1

Operating income	—	1,547.4	238.5	1,285.8	480.0	—	3,551.7
Other (expense) income, net	(343.9)	(148.8)	(23.5)	5.4	(10.6)	—	(521.4)

Income (loss) before income taxes	(343.9)	1,398.6	215.0	1,291.2	469.4	—	3,030.3
Provision (benefit) for income taxes	(124.8)	533.0	93.3	470.6	131.9	—	1,104.0

Net income (loss) from continuing operations	(219.1)	865.6	121.7	820.6	337.5	—	1,926.3
Net loss from discontinued operations, net of tax	—	—	—	—	(53.6)	—	(53.6)
Equity in earnings of subsidiaries	2,063.7	803.5	272.9	—	—	(3,140.1)	—

Net income	$1,844.6	$1,669.1	$394.6	$820.6	$283.9	$(3,140.1)	$1,872.7

Less: Net income attributable to non-controlling interest	—	—	—	—	28.1	—	28.1

Net income attributable to Express Scripts	1,844.6	1,669.1	394.6	820.6	255.8	(3,140.1)	1,844.6
Other comprehensive loss, net of tax	(7.2)	(7.2)	—	—	(7.2)	14.4	(7.2)

Comprehensive income attributable to Express Scripts	$1,837.4	$1,661.9	$394.6	$820.6	$248.6	$(3,125.7)	$1,837.4

For the year ended December 31, 2012
Revenues	$—	$29,763.1	$43,085.7	$22,007.8	$1,329.8	$(2,472.1)	$93,714.3
Operating expenses	—	28,591.8	43,090.3	20,573.7	1,136.7	(2,472.1)	90,920.4

Operating income	—	1,171.3	(4.6)	1,434.1	193.1	—	2,793.9
Other (expense) income, net	(373.7)	(180.1)	(49.4)	(2.2)	11.9	—	(593.5)

Income (loss) before income taxes	(373.7)	991.2	(54.0)	1,431.9	205.0	—	2,200.4
Provision (benefit) for income taxes	(142.1)	449.6	(20.4)	550.8	0.1	—	838.0

Net income (loss) from continuing operations	(231.6)	541.6	(33.6)	881.1	204.9	—	1,362.4
Net loss from discontinued operations, net of tax	—	—	—	—	(32.3)	—	(32.3)
Equity in earnings of subsidiaries	1,544.5	740.0	296.5	—	—	(2,581.0)	—

Net income	$1,312.9	$1,281.6	$262.9	$881.1	$172.6	$(2,581.0)	$1,330.1

Less: Net income attributable to non-controlling interest	—	—	—	—	17.2	—	17.2

Net income attributable to Express Scripts	1,312.9	1,281.6	262.9	881.1	155.4	(2,581.0)	1,312.9
Other comprehensive income, net of tax	1.9	1.9	—	—	1.9	(3.8)	1.9

Comprehensive income attributable to Express Scripts	$1,314.8	$1,283.5	$262.9	$881.1	$157.3	$(2,584.8)	$1,314.8

Condensed Consolidating Statement of Operations

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2011
Revenues	$—	$29,450.9	$—	$16,520.3	$157.1	$—	$46,128.3
Operating expenses	—	27,847.9	—	15,841.3	124.7	—	43,813.9

Operating income	—	1,603.0	—	679.0	32.4	—	2,314.4
Other (expense) income, net	(22.2)	(259.8)	—	(5.9)	0.6	—	(287.3)

Income (loss) before income taxes	(22.2)	1,343.2	—	673.1	33.0	—	2,027.1
Provision (benefit) for income taxes	(8.1)	487.9	—	263.8	5.0	—	748.6

Net income (loss) from continuing operations	(14.1)	855.3	—	409.3	28.0	—	1,278.5
Equity in earnings of subsidiaries	1,289.9	434.6	—	—	—	(1,724.5)	—

Net income	$1,275.8	$1,289.9	$—	$409.3	$28.0	$(1,724.5)	$1,278.5

Less: Net income attributable to non-controlling interest	—	—	—	—	2.7	—	2.7

Net income attributable to Express Scripts	1,275.8	1,289.9	—	409.3	25.3	(1,724.5)	1,275.8

Other comprehensive loss, net of tax	(2.8)	(2.8)	—	—	(2.8)	5.6	(2.8)

Comprehensive income attributable to Express Scripts	$1,273.0	$1,287.1	$—	$409.3	$22.5	$(1,718.9)	$1,273.0

Condensed Consolidating Statement of Cash Flows

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2013
Net cash flows provided by (used in) operating activities	$(214.1)	$2,731.3	$765.9	$556.0	$929.1	$(10.7)	$4,757.5

Cash flows from investing activities:
Purchases of property and equipment	—	(398.3)	—	(16.5)	(8.2)	—	(423.0)
Proceeds from the sale of business	—	1.6	—	355.3	—	—	356.9
Acquisitions, net of cash acquired	—	—	—	—	(14.5)	—	(14.5)
Other	—	14.0	—	—	(3.4)	—	10.6

Net cash (used in) provided by investing activities—continuing operations	—	(382.7)	—	338.8	(26.1)	—	(70.0)
Net cash used in investing activities—discontinued operations	—	—	—	—	(2.1)	—	(2.1)

Net cash (used in) provided by investing activities	—	(382.7)	—	338.8	(28.2)	—	(72.1)

Cash flows from financing activities:
Treasury stock acquired	(4,055.2)	—	—	—	—	—	(4,055.2)
Repayment of long-term debt	(631.6)	(1,000.0)	(300.0)	—	—	—	(1,931.6)
Net proceeds from employee stock plans	466.0	—	—	—	—	—	466.0
Excess tax benefit relating to employee stock-based compensation	—	26.6	16.1	—	—	—	42.7
Distributions paid to non-controlling interest	—	—	—	—	(31.7)	—	(31.7)
Other	—	—	—	(13.0)	28.0	—	15.0
Net intercompany transactions	4,434.9	(2,575.9)	(478.4)	(964.7)	(415.9)	—	—

Net cash (used in) provided by financing activities—continuing operations	214.1	(3,549.3)	(762.3)	(977.7)	(419.6)	—	(5,494.8)
Net cash used in financing activities— discontinued operations	—	—	—	—	(10.7)	10.7	—

Net cash (used in) provided by financing activities	214.1	(3,549.3)	(762.3)	(977.7)	(430.3)	10.7	(5,494.8)

Effect of foreign currency translation adjustment	—	—	—	—	(5.7)	—	(5.7)
Less cash attributable to discontinued operations	—	—	—	—	13.4	—	13.4

Net (decrease) increase in cash and cash equivalents	—	(1,200.7)	3.6	(82.9)	478.3	—	(801.7)
Cash and cash equivalents at beginning of year	—	2,346.6	—	126.9	319.6	—	2,793.1

Cash and cash equivalents at end of year	$—	$1,145.9	$3.6	$44.0	$797.9	$—	$1,991.4

Condensed Consolidating Statement of Cash Flows

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2012
Net cash flows provided by (used in) operating activities	$(147.3)	$655.1	$3,355.4	$916.7	$1.7	$—	$4,781.6

Cash flows from investing activities:
Purchases of property and equipment	—	(70.0)	—	(85.9)	(4.3)	—	(160.2)
Proceeds from the sale of business	—	31.5	30.0	—	—	—	61.5
Acquisitions, net of cash acquired	(10,283.6)	—	—	—	(42.4)	—	(10,326.0)
Other	—	(5.0)	—	—	1.0	—	(4.0)

Net cash (used in) provided by investing activities—continuing operations	(10,283.6)	(43.5)	30.0	(85.9)	(45.7)	—	(10,428.7)
Acquisitions, cash acquired—discontinued operations	—	—	—	—	42.4	—	42.4
Net cash used in investing activities—discontinued operations	—	—	—	(3.8)	(1.6)	—	(5.4)

Net cash (used in) provided by investing activities	(10,283.6)	(43.5)	30.0	(89.7)	(4.9)	—	(10,391.7)

Cash flows from financing activities:
Repayment of long-term debt	(1,368.4)	(1,000.1)	(1,500.0)	—	—	—	(3,868.5)
Net proceeds from employee stock plans	295.2	—	30.8	—	—	—	326.0
Excess tax benefit relating to employee stock-based compensation	—	37.2	8.1	—	—	—	45.3
Distributions paid to non-controlling interest	—	—	—	—	(8.1)	—	(8.1)
Proceeds from long-term debt, net of discounts	7,458.9	—	—	—	—	—	7,458.9
Repayment of revolving credit line, net	—	—	(1,000.0)	—	—	—	(1,000.0)
Proceeds from accounts receivable financing facility	—	—	—	—	600.0	—	600.0
Repayment of accounts receivable financing facility	—	—	—	—	(600.0)	—	(600.0)
Deferred financing fees	(52.4)	(50.8)	—	—	—	—	(103.2)
Net intercompany transactions	4,097.6	(2,773.5)	(924.3)	(705.5)	305.7	—	—

Net cash provided by (used in) financing activities—continuing operations	10,430.9	(3,787.2)	(3,385.4)	(705.5)	297.6	—	2,850.4
Net cash used in financing activities—discontinued operations	—	—	—	—	(26.8)	—	(26.8)

Net cash provided by (used in) financing activities	10,430.9	(3,787.2)	(3,385.4)	(705.5)	270.8	—	2,823.6
Effect of foreign currency translation adjustment	—	—	—	—	2.0	—	2.0
Less cash attributable to discontinued operations	—	—	—	—	(42.5)	—	(42.5)

Net (decrease) increase in cash and cash equivalents	—	(3,175.6)	—	121.5	227.1	—	(2,827.0)
Cash and cash equivalents at beginning of year	—	5,522.2	—	5.4	92.5	—	5,620.1

Cash and cash equivalents at end of year	$—	$2,346.6	$—	$126.9	$319.6	$—	$2,793.1

Condensed Consolidating Statement of Cash Flows

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2011
Net cash flows provided by (used in) operating activities	$(14.1)	$1,426.4	$—	$753.1	$27.7	$—	$2,193.1

Cash flows from investing activities:
Purchases of property and equipment	—	(124.9)	—	(13.4)	(6.1)	—	(144.4)
Other	—	(1.0)	—	1.3	20.2	—	20.5

Net cash (used in) provided by investing activities	—	(125.9)	—	(12.1)	14.1	—	(123.9)

Cash flows from financing activities:
Treasury stock acquired	—	(2,515.7)	—	—	—	—	(2,515.7)
Repayment of long-term debt	—	(0.1)	—	—	—	—	(0.1)
Net proceeds from employee stock plans	—	32.2	—	—	—	—	32.2
Excess tax benefit relating to employee stock-based compensation	—	28.3	—	—	—	—	28.3
Distributions paid to non-controlling interest	—	—	—	—	(1.1)	—	(1.1)
Proceeds from long-term debt, net of discounts	4,086.3	1,494.0	—	—	—	—	5,580.3
Deferred financing fees	(29.2)	(62.4)	—	—	—	—	(91.6)
Other	—	(2.9)	—	—	—	—	(2.9)
Net intercompany transactions	(4,043.0)	4,791.6	—	(744.6)	(4.0)	—	—

Net cash provided by (used in) financing activities	14.1	3,765.0	—	(744.6)	(5.1)	—	3,029.4
Effect of foreign currency translation adjustment	—	—	—	—	(2.2)	—	(2.2)

Net increase (decrease) in cash and cash equivalents	—	5,065.5	—	(3.6)	34.5	—	5,096.4
Cash and cash equivalents at beginning of year	—	456.7	—	9.0	58.0	—	523.7

Cash and cash equivalents at end of year	$—	$5,522.2	$—	$5.4	$92.5	$—	$5,620.1